AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1998
                                                     REGISTRATION NO. 333-44393
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                --------------
                         EUROPEAN MICRO HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   NEVADA                         5045                    65-0803752
    (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                                                                      JOHN B. GALLAGHER
                  6073 N.W. 167TH STREET, UNIT C-25                           6073 N.W. 167TH STREET, UNIT C-25
                           MIAMI, FLORIDA 33015                                      MIAMI, FLORIDA 33015
                               (305) 825-2458                                           (305) 825-2458
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:

              CLAYTON E. PARKER, ESQ.            D. RONALD SURBEY, ESQ.
                 TROY J. RILLO, ESQ.              HOLLAND & KNIGHT LLP
            KIRKPATRICK & LOCKHART LLP         ONE EAST BROWARD BOULEVARD
     201 S. BISCAYNE BOULEVARD, SUITE 2000   FORT LAUDERDALE, FLORIDA 33301
                MIAMI, FLORIDA 33131                 (954) 525-1000
                    (305) 539-3300

                                --------------
        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                --------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
       TITLE OF EACH CLASS          AMOUNT TO BE      OFFERING PRICE        AGGREGATE       REGISTRATION
 OF SECURITIES TO BE REGISTERED      REGISTERED        PER SHARE(1)     OFFERING PRICE(1)      FEE(2)
---------------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share................ 1,100,000 shares        $ 10.00           $11,000,000         $3,245
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee; based on a bona fide estimate of the maximum offering price of the securities being registered in accordance with Rule 457(a).
(2) Previously paid.
                                --------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 6, 1998

PROSPECTUS
                               [GRAPHIC OMITTED]
                       1,100,000 SHARES OF COMMON STOCK
                                ---------------

     Of the 1,100,000 shares of common stock (the "Common Stock") offered hereby (the "Offering"), 1,000,000 shares are being offered by European Micro Holdings, Inc. ("European Micro" or the "Company") and 100,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be $10.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock listed on the Nasdaq National Market under the symbol "EMCC."
                                ---------------
       SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

     THESE SECURITIES ARE BEING OFFERED ON A BEST EFFORTS BASIS BY TARPON SCURRY INVESTMENTS, INC. (THE "UNDERWRITER"). THE TERMINATION DATE OF THE
OFFERING IS      , 1998 (THE "TERMINATION DATE"). ALL PROCEEDS FROM THE
PURCHASE OF SECURITIES WILL BE HELD IN A NON-INTEREST BEARING ESCROW ACCOUNT BY THE CHASE MANHATTAN BANK (THE "ESCROW AGENT") UNTIL THE TERMINATION DATE. IF ON THE TERMINATION DATE AT LEAST $10,000,000 OF SECURITIES HAVE BEEN PURCHASED FROM THE COMPANY, THE PROCEEDS WILL BE DISBURSED BY THE ESCROW AGENT TO THE COMPANY. IF ON THE TERMINATION DATE THE AGGREGATE AMOUNT OF SECURITIES PURCHASED FROM THE COMPANY IS GREATER THAN $7,000,000 BUT LESS THAN $10,000,000, THE COMPANY SHALL HAVE THE DISCRETION TO ACCEPT THE OFFERING, IN WHICH CASE ALL PROCEEDS WILL BE DISBURSED BY THE ESCROW AGENT TO THE COMPANY, OR TO RETURN ALL PROCEEDS TO THE PURCHASERS. IF ON THE TERMINATION DATE THE AGGREGATE AMOUNT OF SECURITIES PURCHASED FROM THE COMPANY IS LESS THAN $7,000,000, THE OFFERING WILL BE TERMINATED AND ALL PROCEEDS WILL BE RETURNED TO THE PURCHASERS. NO SECURITIES OF THE SELLING SHAREHOLDERS WILL BE SOLD UNTIL $10,000,000 OF SECURITIES HAVE BEEN PURCHASED FROM THE COMPANY.

==========================================================================================
                          PRICE TO      UNDERWRITING    PROCEEDS TO   PROCEEDS TO SELLING
                           PUBLIC      COMMISSIONS(1)    COMPANY(2)     SHAREHOLDERS(2)
Per Share ............  $     10.00    $   0.80         $     9.20    $   9.20
------------------------------------------------------------------------------------------
Total Minimum(3) .....  $ 7,000,000    $560,000         $6,440,000    $      0
------------------------------------------------------------------------------------------
Total Maximum ........  $11,000,000    $880,000         $9,200,000    $920,000
==========================================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $800,000. Except for the underwriting discounts and commissions, all expenses associated with the sale of the shares of Common Stock by the Selling Shareholders will be borne by the Company.
(3) No securities of the Selling Shareholders will be sold until $10,000,000 worth of securities have been purchased from the Company.
                                 ---------------

     The shares of Common Stock are being sold for the account of the Company and the Selling Shareholders by the Underwriter on a "best efforts" basis, subject to prior sale, when, as and if accepted by the Company and the Underwriter and subject to the Company's right to reject any order in whole or in part. It is expected that delivery of certificates for such shares will be made through the offices of the Underwriter in Oak Brook, Illinois, on or about
     , 1998.
                               [GRAPHIC OMITTED]


                  THE DATE OF THIS PROSPECTUS IS MARCH   , 1998.

                               [ARTWORK TO COME]





                                --------------
     UNLESS OTHERWISE STATED, ALL AMOUNTS IN THIS PROSPECTUS ARE STATED IN UNITED STATES DOLLARS. THE TRANSLATION FROM FOREIGN CURRENCIES TO UNITED STATES DOLLARS IS PERFORMED FOR BALANCE SHEET ACCOUNTS USING EXCHANGE RATES IN EFFECT AT THE BALANCE SHEET DATE AND FOR REVENUE AND EXPENSE ACCOUNTS USING THE AVERAGE EXCHANGE RATES DURING THE PERIOD.

                              PROSPECTUS SUMMARY



     UNLESS THE CONTEXT OTHERWISE REQUIRES AND EXCEPT AS OTHERWISE SPECIFIED, REFERENCES HEREIN TO "EUROPEAN MICRO" OR THE "COMPANY" INCLUDE EUROPEAN MICRO HOLDINGS, INC. AND ITS TWO WHOLLY-OWNED SUBSIDIARIES, EUROPEAN MICRO PLC, A PUBLIC LIMITED COMPANY ORGANIZED UNDER THE LAWS OF THE UNITED KINGDOM ("EUROPEAN MICRO UK"), AND NOR'EASTER MICRO, INC., A NEVADA CORPORATION ("NOR'EASTER") (COLLECTIVELY THE TWO WHOLLY-OWNED SUBSIDIARIES ARE REFERRED TO AS THE "SUBSIDIARIES").

     UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE NUMBER OF SHARES OUTSTANDING PRIOR TO THE OFFERING HAVE BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO THE SHARE EXCHANGE DISCUSSED IN "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THAT APPEARING UNDER THE CAPTION "RISK FACTORS," AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES HEREIN TO FISCAL YEARS ARE REFERENCES TO THE FISCAL YEAR OF EUROPEAN MICRO ENDED JUNE 30 OF THE YEAR SPECIFIED. CERTAIN INFORMATION (FINANCIAL AND OTHERWISE) IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A REORGANIZATION OF THE COMPANY BY WHICH THE SHAREHOLDERS OF EUROPEAN MICRO UK HAVE EXCHANGED THEIR SHARES OF EUROPEAN MICRO UK FOR SHARES IN EUROPEAN MICRO HOLDINGS, INC. RESULTING IN EUROPEAN MICRO HOLDINGS, INC. BECOMING THE PARENT CORPORATION OF EUROPEAN MICRO UK. SEE "CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS."


     THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT EUROPEAN MICRO'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING FUTURE GROSS MARGINS AND SALES. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE ON WHICH SUCH STATEMENT IS MADE, AND EUROPEAN MICRO UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT OR STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH SUCH STATEMENT IS MADE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. NEW FACTORS EMERGE FROM TIME TO TIME, AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL OF SUCH FACTORS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND EUROPEAN MICRO'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THE LEVEL OF ACQUISITION OPPORTUNITIES AVAILABLE TO THE COMPANY AND THE COMPANY'S ABILITY TO EFFICIENTLY PRICE AND NEGOTIATE SUCH ACQUISITIONS ON A FAVORABLE BASIS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE FAILURE TO PROPERLY MANAGE GROWTH, CHANGES IN ECONOMIC CONDITIONS, DEMAND FOR THE PRODUCTS OFFERED BY THE COMPANY AND CHANGES IN THE COMPETITIVE ENVIRONMENT. FURTHER, MANAGEMENT CANNOT ASSESS THE IMPACT OF EACH SUCH FACTOR ON THE BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.



                                  THE COMPANY



     The Company is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products, to customers mainly in Western Europe and to related parties in the United States. The Company's customers consist of more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company does not sell to end-users. Substantially all of the products sold by the Company are manufactured by well-recognized manufacturers such as IBM, Compaq, Hewlett-Packard and 3Com, although the Company generally does not obtain its inventory directly from such manufacturers. European Micro monitors the geographic pricing strategies of such manufacturers, currency fluctuations and product availability in order to obtain inventory at favorable prices from other distributors, resellers and wholesalers. As a result of this purchasing strategy, the Company has achieved gross margins of 11.0%, 11.4% and 9.5% for the fiscal years ended June 30, 1996, 1997 and the six-month period ended

December 31, 1997, respectively. In the three-year period ended June 30, 1997, total net sales of European Micro increased from $33.9 million in 1995 to $46.7 million in 1997 and operating profit of European Micro increased from $1.8 million in 1995 to $2.0 million in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     European Micro considers itself to be a focused distributor, as opposed to a broadline distributor, dealing with a limited and select group of products from a limited and select group of high quality manufacturers. The Company believes that being a focused distributor enables it to respond more quickly to customer requests and gives it greater availability of products, access to products and improved pricing. The Company believes that as a focused distributor it has been able to develop greater expertise in the products which it sells. The Company places significant emphasis on market awareness and planning and actively shares this knowledge with its customers in order to further enhance trading relations. The Company strives to monitor and react quickly to market trends, thus enabling its multilingual sales team to maintain the highest levels of customer service.


     European Micro Holdings, Inc. is the parent of Nor'easter and European Micro UK. Nor'easter was formed on December 26, 1997, to serve as an independent distributor of microcomputer products in the United States. European Micro UK was organized under the laws of the United Kingdom in 1991 and became a public limited company in 1996, to serve as an independent distributor to customers mainly in Western Europe and to related parties in the United States.

     European Micro UK is the parent of European Micro GmbH ("European Micro Germany") (formerly known as European Micro Computer Center GmbH) and has a 50% joint venture interest in Big Blue Europe, B.V. ("Big Blue Europe"). European Micro Germany was formed in 1993 as a wholly owned subsidiary of European Micro UK and it operates as a sales office in Dusseldorf, Germany. All products sold by European Micro Germany are procured and shipped from the facilities of European Micro UK. In January 1997, European Micro UK agreed with Big Blue Products, Inc., a New York corporation ("Big Blue Products"), to form Big Blue Europe. Big Blue Europe is a computer parts distributor located near Amsterdam, Holland. Selling primarily to computer maintenance companies, Big Blue Europe has experienced growth in sales and the Company believes that Big Blue Europe is positioned to participate in the relatively high margin parts after-market industry. Big Blue Europe has no affiliation with International Business Machines Corporation.


     European Micro UK is also the parent of European Micro B.V. European Micro B.V. was formed in 1995, commenced operations in January 1996 and ceased operations in December 1996.

     The following organizational chart summarizes the relationships among European Micro Holdings, Inc., Nor'easter, European Micro UK, European Micro Germany and Big Blue Europe.


                               [GRAPHIC OMITTED]


     European Micro Holdings, Inc. was formed in December 1997 to serve as a holding company of the Subsidiaries. European Micro Holdings, Inc. does not have any operations of its own. Its headquarters are located at 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015, where its telephone number is (305) 825-2458.



STRATEGY



     European Micro's objective is to continue to strengthen its position as a distributor of microcomputer products within Western Europe. It also proposes to expand its operations into the United States, Eastern Europe, and to a lesser extent, Africa, the Middle East and Asia. In attempting to achieve these objectives, the Company intends to implement the following strategies:


     GROWTH THROUGH START-UPS AND ACQUISITIONS. The Company hopes to expand into new markets through a combination of start-up companies and acquisitions of existing distributors, although the Company has not identified any acquisition candidates and there can be no assurances that any acquisitions can be consummated on terms satisfactory to the Company. The Company expects to seek acquisition candidates which have strong entrepreneurial management teams with experience in the local markets and the potential to benefit from the economies of scale that the Company could provide through its focused product lines. The Company intends that any acquisitions will adopt its policies and financial reporting procedures but operate as autonomous business units.


     FOCUSED DISTRIBUTION. European Micro's strategy is to operate as a focused distributor by addressing each national market in which it operates with a limited and select group of products from a limited and select group of high quality manufacturers. The Company believes this strategy helps it achieve a degree of strength within its chosen markets. The Company also believes that this strategy will further enhance its relationships with both its suppliers and customers. In addition, the Company intends to seek new products and suppliers that will reflect the requirements of the marketplace while at the same time remaining a focused distributor. The Company believes that this focused approach also results in more effective asset management. Generally, because popular products from leading manufacturers are in greater demand, the Company believes that this results in more efficient inventory management by virtue of more frequent inventory turns and, therefore, lower working capital requirements.



     FURTHER DEVELOP NEW INTERNATIONAL MARKETS. European Micro has, to date, focused its activities on the distribution of microcomputer products in Western Europe and to related parties in the United States. However, the Company believes that new opportunities are emerging in Eastern Europe, Africa, the Middle East and Asia as well as more mature markets such as North America. The Company believes that its success in the culturally and linguistically diverse markets of Western Europe will be advantageous to the Company in expanding into new regions.



     INTERNET PRODUCTS. European Micro plans to address directly the demand for internet oriented products. The Company has recently received distribution rights to distribute firewall products manufactured by WatchGuard Technologies, Inc. throughout Europe. The Company intends to seek to acquire distribution rights in other internet oriented products and to enhance its technical capability by recruiting qualified personnel.


                                 THE OFFERING


Common Stock offered by the Company ......................   1,000,000 shares


Common Stock offered by the Selling Shareholders .........   100,000 shares

Common Stock to be Outstanding
 after the Offering ......................................   5,000,000 shares(1)


Use of Proceeds ..........................................   The net proceeds of this Offering will be used
                                                             to expand European Micro's ability to fund
                                                             the operations and provide working capital to
                                                             European Micro UK, for expansion purposes,
                                                             including mergers and acquisitions, to fund
                                                             operations and provide working capital to
                                                             Nor'easter, to expand its sales and marketing
                                                             capabilities and for general corporate
                                                             purposes, including investor relations.


Proposed Nasdaq National Market Symbol ...................   Common Stock: "EMCC"

----------------
(1) Excludes (i) 500,000 shares issuable upon the exercise of options to purchase shares of Common Stock reserved for issuance upon the grant of options under European Micro's 1998 Stock Incentive Plan and (ii) 50,000 shares of Common Stock reserved for issuance under European Micro's 1998 Employee Stock Purchase Plan. See "Management--1998 Stock Incentive Plan" and "Management--1998 Employee Stock Purchase Plan."

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following selected statement of operations and balance sheet data of the Company as of June 30, 1996 and 1997 and each of the years in the three-year period ended June 30, 1997 have been derived from the Company's audited financial statements and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following selected statement of operations and balance sheet data of the Company as of June 30, 1993, 1994 and 1995 and for the fiscal years ended June 30, 1993 and 1994, and the six months ended December 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial statements of the Company have been prepared on the same basis as the audited financial statements included herein and include all adjustments necessary for the fair presentation of financial position and results of operations at these dates and for these periods which adjustments are only of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. See "Index to Financial Statements."

                                       ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                           SIX MONTHS     SIX MONTHS
                                              YEAR ENDED JUNE 30,                             ENDED         ENDED
                        ----------------------------------------------------------------  DECEMBER 31,   DECEMBER 31,
                            1993         1994         1995         1996         1997          1996           1997
                        ------------ ------------ ------------ ------------ ------------ -------------- -------------
STATEMENT OF
  OPERATIONS DATA:
Net Sales .............  $   24,277   $   29,235   $   33,864   $   40,348   $   46,655    $   19,659    $   46,109
Income from
  operations ..........       1,622          984        1,848        1,478        2,051           632         1,913
Net income ............       1,064          524        1,115          845        1,034           371         1,154
Net income per
  share ...............  $     0.27   $     0.13   $     0.28   $     0.21   $     0.26    $     0.09    $     0.29
Weighted average
  common shares
  outstanding .........   4,000,000    4,000,000    4,000,000    4,000,000    4,000,000     4,000,000     4,000,000

                                  ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  JUNE 30,                                     AS ADJUSTED
                               -----------------------------------------------  DECEMBER 31,   DECEMBER 31,
                                 1993     1994      1995      1996      1997        1997         1997(1)
                               -------- -------- --------- --------- --------- -------------- -------------
BALANCE SHEET DATA:
Working capital(2) ...........  $  196   $  674   $1,736    $1,474    $1,976       $ 3,011       $ 2,511
Total assets .................   1,927    3,928    5,873     7,857     8,844        16,191        15,691
Long-term debt, net of
  current portion ............      39       68       41        37        45           110           110
Shareholders' equity .........  $  308   $  843   $1,924    $1,769    $2,511       $ 3,634       $ 3,134

----------------
(1) Takes into account the $500,000 cash dividend declared and paid to the shareholders of record on February 9, 1998, but does not take into account the receipt of any proceeds from the Offering. See "Dividend Policy."
(2) Total current assets less current liabilities.

                                  RISK FACTORS


     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OFFERED HEREBY. EUROPEAN MICRO CAUTIONS THAT THE FACTORS DESCRIBED BELOW COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS OF EUROPEAN MICRO MADE BY OR ON BEHALF OF EUROPEAN MICRO.



NO CONTRACTS OR DISTRIBUTION AGREEMENTS WITH SUPPLIERS

     European Micro is an independent distributor of personal computers and related products. With only one exception, the Company has not entered and does not expect to enter into any long-term distribution arrangements with its suppliers. Rather, the Company depends almost entirely on the availability of product in the surplus or aftermarket. The microcomputer products industry is characterized by periods of severe product shortages and customer backlog due to suppliers' difficulty in projecting demand. There can be no assurance that suppliers will be able to maintain an adequate supply of products which will adequately fulfill all of the Company's customer orders on a timely basis. Failure to obtain adequate product in required quantities would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, because the Company does not utilize supplier contracts, it does not enjoy the traditional benefits that they provide, such as inventory price protection, market development funds or payment terms.



RELATED PARTY PURCHASES AND SALES



     Since its formation in 1991, the Company has belonged to a group of related companies called the Micro Computer Center Group (the "Group"). The Group is comprised of European Micro, Technology Express, Inc. in Nashville, Tennessee ("Technology Express"), American Surgical Supply Corp. d/b/a American Micro Computer Center in Miami, Florida ("American Micro Computer Center") and, until August 1, 1997, Ameritech Exports Inc. in Miami, Florida ("Ameritech Exports") and Ameritech Argentina S.A. in Buenos Aires, Argentina ("Ameritech Argentina"). All members of the Group were owned and controlled by either of the two primary shareholders of European Micro, John B. Gallagher and Harry D. Shields. In order to facilitate fast and efficient international transactions, each member of the Group has acted as a supplier for, and purchaser from, the other members of the Group. Such factors as country supply, currency fluctuation and manufacturer's geographic pricing strategy lead to a constantly changing model where purchases and sales to other members of the Group depend on the then current economic balance. The Group has attempted to price inter-Group sales at one percent above the selling Group member's cost, although the Group has made numerous exceptions in times of short supply, to cover assembly costs and to reward certain Group members for exceptional low-cost purchases. This low mark-up has enabled each Group member to buy product quickly and efficiently in the others' primary territories and to take advantage of quantity purchasing, financing and logistics of the other members of the Group. Additionally, the Company has paid certain management and consulting fees to the other members of the Group. The amount of these fees is set forth in the "Certain Relationships and Related Transactions" section of this Prospectus.

     The following table describes the inter-Group sales and purchases for the time periods specified:

                                   ($ IN THOUSANDS)
                                                                          (UNAUDITED)
                                                                           SIX MONTHS
                                               YEAR ENDED JUNE 30,           ENDED
                                           ---------------------------    DECEMBER 31,
                                            1995     1996       1997          1997
                                           ------   ------   ---------   -------------
SALES TO GROUP MEMBERS
American Micro Computer Center .........    $323     $306      $66          $10,413
Technology Express .....................      22      104       (2)           3,582
Ameritech Argentina ....................       -        -       90                -
Ameritech Exports ......................       1       26        -                -
                                            ----     ----      -----        -------
                                            $346     $436      $154         $13,995
                                            ====     ====      =====        =======

                                      ($ IN THOUSANDS)
                                                                                (UNAUDITED)
                                                                                 SIX MONTHS
                                                  YEAR ENDED JUNE 30,              ENDED
                                           ---------------------------------    DECEMBER 31,
                                              1995        1996        1997          1997
                                           ---------   ---------   ---------   -------------
PURCHASES FROM GROUP MEMBERS
American Micro Computer Center .........    $4,082      $ 2,289     $ 1,092        $  325
Technology Express .....................     3,265       14,890      20,717         2,937
Ameritech Argentina ....................         -            -           -             -
Ameritech Exports ......................        70        1,116         848             -
                                            ------      -------     -------        ------
                                            $7,417      $18,295     $22,657        $3,262
                                            ======      =======     =======        ======

     With the exception of the six-month period ended December 31, 1997, European Micro has traditionally purchased significantly more products than it has sold to the United States members of the Group. None of the members of the Group are under any legal obligation to continue to act as a supplier for or purchaser from the other members of the Group. Any member of the Group could at its sole discretion terminate its relationship with the other members of the Group. In the event that the Company were unable to purchase product from the United States members of the Group in accordance with the inter-Group pricing structure, the Company's margins would be significantly reduced and its business, financial condition and results of operations would be materially adversely effected. Moreover, in the event the Company is unable to sell product to other members of the Group, the Company's revenues will be significantly reduced and its business, financial condition and results of operations will be materially adversely affected. See "Certain Relationships and Related Transactions."


     The Group pricing structure is subject to review by the applicable taxing agency, including the Internal Revenue Service in the United States and Inland Revenue in the United Kingdom. An adverse decision by any such taxing agency with respect to the inter-Group pricing structure could result in the imposition of additional income taxes, interest or penalties. This would have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS ASSOCIATED WITH INTERNATIONAL SALES

     European Micro's existing and planned international operations are subject to political and economic uncertainties, including, without limitation, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, governmental challenges to the Company's tax strategies, hostilities and confiscation or nationalization of property. The Company's expected expansion into certain markets, such as Asia and Eastern Europe where, among other things, the financial, economic, legal systems and infrastructures are less developed, poses a greater degree of these and other risks than the Company's current business operations in Western Europe and the United States. A material increase in the risks posed by these and other considerations could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF CURRENCY FLUCTUATIONS


     With the exception of the six-month period ended December 31, 1997, a significant amount of European Micro's sales has historically been to customers outside of the United States. A majority of the Company's sales were denominated in currencies other than the United States dollar. Changes in the value of foreign currencies relative to the United States dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations and cash position. When possible, the Company engages in currency hedging transactions primarily through the purchase and sale of forward exchange contracts intended to reduce these risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Risk Management." There can be no assurance that fluctuations in foreign currency rates will not have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON KEY PERSONNEL


     The Company's success to date has been significantly dependent on the contributions of John B. Gallagher and Harry D. Shields, the founders of the Company. The loss of the services of either person would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success also depends to a significant extent upon a number of its other key employees, and the loss of the services of one or more other key employees could also have a material adverse effect on the Company. The Company has key-man life insurance policies with respect to these key employees. In addition, the Company believes that its future success will depend in part upon its ability to attract and retain additional highly-skilled professional, managerial, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting, training and retaining the personnel that it requires for its business and planned growth, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


RELIANCE ON KEY SUPPLIERS


     European Micro does not manufacture any of its own products but rather resells products purchased from suppliers. For the fiscal year ended June 30, 1997, the Company obtained 86.5% of its products from ten suppliers (36.2% excluding Technology Express). Accordingly, the Company is highly dependent upon such suppliers and the loss of a combination of suppliers would have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON KEY PRODUCTS

     For the fiscal year ended June 30, 1997, the five best selling products accounted for 46.7% of its net sales. Accordingly, the inability of the Company to obtain adequate supplies of products would have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON KEY CUSTOMERS

     For the fiscal year ended June 30, 1997, European Micro's twenty largest customers accounted for 53.8% of the Company's net sales. None of these customers individually accounted for more than 8.1% of such net sales. However, the Company is highly dependent upon such customers and the loss of any such customer or customers could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON KEY MARKETS

     Certain markets within which the Company operates represent a high percentage of its total operating earnings and net sales. For example, approximately 45.1% of net sales were attributable to the markets of the United Kingdom. Decreases in the volume of sales in such regions or declines in operating margins could have a material adverse effect on the Company's business, financial condition or results of operations.


CONTROL BY CURRENT SHAREHOLDERS


     Upon completion of the Offering, the Selling Shareholders will beneficially own approximately 68% of the outstanding shares of Common Stock. As a result, these shareholders, acting together, will retain the voting power required to approve all matters requiring approval by European Micro's shareholders, including the election of directors of the Company, transactions involving the potential sale or merger of the Company, the issuance of additional equity, warrants or options or the incurrence of significant indebtedness. Moreover, two trusts (the "Trust Shareholders") created by the Selling Shareholders together will beneficially own approximately 10% of the outstanding shares of Common Stock. Pursuant to a Trusteed Shareholders Cross-Purchase Agreement dated January 31, 1998 (the "Shareholders Agreement"), the Selling Shareholders agreed to vote all shares of Common Stock owned or controlled by them together on all matters submitted to a vote of the shareholders of European Micro, including the election of directors. In the event that the Selling Shareholders cannot agree on the manner in which to vote their respective shares, then neither Selling Shareholder may vote his shares. Pursuant to the Shareholders Agreement, the Trust Shareholders have agreed to vote all shares of Common stock owned or controlled by them together on all matters submitted to a vote of the shareholders of European Micro, including the election of directors. In the event that the Trust Shareholders cannot agree on the manner in which to vote their respective shares, then neither Trust Shareholder may vote its shares. See "Principal and Selling Shareholders--Shareholders Agreement."


NARROW PROFIT MARGINS



     As a result of intense price competition in the microcomputer products industry, European Micro has had, and expects to continue to have, narrow gross profit and operating profit margins. These narrow margins magnify the impact on operating results of variations in sales and operating costs. The Company's gross margins have declined from 14.2% for the fiscal year ended 1995 to 9.5% for the six-month period ended December 31, 1997, and operating margins have declined from 5.5% for the fiscal year ended 1995 to 4.1% for the six-month period ended December 31, 1997. The Company has taken a number of steps intended to address these declining margins, including improving and enhancing its information systems and partially offsetting the effects of such low gross profit margins by increasing sales and reducing operating expenses as a percentage of sales. There can be no assurance that the Company will maintain or increase sales or further reduce operating expenses as a percentage of sales in the future. Moreover, there can be no assurance that these steps will prevent these margins from continuing to decline. Future gross profit margins may be adversely affected by changes in product mix, manufacturer pricing actions and competitive and economic pressures. While the Company will continue to explore ways to improve gross margins and reduce operating expenses as a percentage of sales, there can be no assurance that the Company will be successful in such efforts or that the Company's margins will not decline in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED UNDERWRITING HISTORY

     The Underwriter has not previously participated in any public offerings as an underwriter. In evaluating an investment in the Company, prospective investors in the Common Stock offered hereby should consider the Underwriter's lack of experience as an underwriter of public offerings. There can be no assurance that the Underwriter's limited experience will not adversely affect the development of a trading market for, or liquidity of, the Company's securities. Therefore, purchasers of the Common

Stock offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment. See "Underwriting."


BEST EFFORTS OFFERING; ESCROW OF OFFERING PROCEEDS IN A NON-INTEREST BEARING ACCOUNT PENDING CONSUMMATION OF THE OFFERING

     There is no firm commitment on the part of the Underwriter to purchase any or all of the Common Stock offered hereby. Rather, the Underwriter has agreed to sell the Common Stock through licensed dealers on a "best efforts" basis. Accordingly, there can be no assurance that any or all of the Common Stock being offered hereby will be sold. Further, the proceeds of the Offering will be deposited in escrow in a non-interest bearing account at Chase Manhattan Bank and will be released only (i) at the option of the Company upon receipt into the escrow account of proceeds from the sale of at least 700,000 shares of Common Stock or (ii) upon receipt into the escrow account of the proceeds from the sale of at least 1,000,000 shares of Common Stock. This account is not insured by the Bank Insurance Fund or Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency. Unless the funds from this Offering are released from the escrow account within sixty days of the date of this Prospectus (the "Offering Period"), the Offering will terminate and all funds theretofore received from the sale of the Common Stock will be promptly returned to the subscribers without deduction therefrom or interest thereon. Moreover, during the Offering Period, subscribers will not be entitled to a return of their subscriptions. Therefore, prospective investors in the Common Stock should consider that any funds used by them to purchase shares of Common Stock in the Offering could be held in escrow and be unavailable for the entire duration of the Offering Period and, in the event that 1,000,000 shares of Common Stock are not sold during the Offering Period, such funds could be returned to them at the close of the Offering Period without interest thereon.


CUSTOMER CREDIT EXPOSURE


     European Micro sells its products and services to a customer base of more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company finances a significant portion of such sales by extending trade credit. As a result, the Company's business could be adversely affected in the event of the deterioration of the financial condition of its customers, resulting in the customers' inability to repay the Company. In order to minimize the risk associated with such credit, the Company has sought to insure substantially all of its accounts receivable. No assurances can be given that the Company will maintain such insurance or, if such insurance is maintained, that it will be maintained in an amount equal to the aggregate amount of credit extended by the Company. In addition, no assurances can be given that such insurance will be available in the future on terms acceptable to the Company, if at all. Moreover, the deterioration of the financial condition of one or more of its customers may make future sales to such customers uninsurable.



ABILITY TO INSURE INVENTORY AGAINST THEFT



     The Company has experienced several thefts of inventory in 1997. The Company insures its inventory against theft and other damage up to a maximum of the higher of $2,900,000 or the carrying value of the inventory. On December 31, 1997, the maximum coverage was $8,900,000. See "Note 7 of the Notes to Financial Statements." There can be no assurance that such insurance coverage will adequately compensate the Company for all losses incurred as a result of theft or other casualty and there can be no assurance that the Company will be able to find replacement coverage if such coverage terminates or is otherwise cancelled. There can be no assurance that such coverage will remain available and, if available, at affordable rates. A loss in excess of the Company's coverage or for which coverage is not available could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS

     European Micro may use a portion of the net proceeds from this Offering for acquisitions of other companies' assets or product lines that the Company believes would complement or expand its existing business. No letters of intent or other documents regarding an acquisition have been entered into. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including: (i) the diversion of management's attention; (ii) the difficulty of assimilation of the operations and personnel of the acquired companies; (iii) the amortization of acquired intangible assets; (iv) the assumption of potential liabilities, disclosed or undisclosed, associated with the businesses acquired, which may exceed the amount of indemnification available from the seller, if any; (v) the risk that the financial and accounting systems utilized by the businesses acquired will not meet the Company's standards; (vi) the risk that the businesses acquired will not maintain the quality of services that the Company has historically provided; (vii) the dilutive effect of the use of the Company's Common Stock as consideration for acquisitions; and (viii) the inability to attract and retain qualified local management. There can be no assurance that the Company will be able to consummate any future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, that any acquired operations will be successfully integrated or that such operations will ultimately have a positive impact on the Company's business, financial condition and results of operations.

TRADE RESTRICTIONS ON CROSS-BORDER SALES


     Substantially all of the products purchased by European Micro are trademarked or copyrighted products which may have been sold to distributors by the manufacturers and resold to the Company. From time to time, trademark or copyright owners and their licensees and trade associations have initiated litigation or administrative agency proceedings seeking to halt the importation of such products into many of the countries in which the Company operates. There can be no assurance that future judicial, legislative or administrative agency action in such countries, including possible import, export, tariff or other trade restrictions, will not limit or eliminate some of the Company's secondary sources of supply or other business activities. In addition, there can be no assurance that the Company's business activities will not become the subject of legal or administrative actions brought by manufacturers, distributors or others based on violations of trademark or copyright rights or other laws. Such judicial, legislative, administrative or legal actions could have a material adverse effect on the Company's business, financial condition and results of operations. The Company sells products in the United States and expects to continue to do so in the future. United States trademark and copyright owners and their licensees and trade associations in other industries have initiated litigation or administrative agency proceedings seeking to halt the importation into the United States of foreign manufactured or previously exported trademarked or copyrighted products. Such actions in the United States may prevent the Company from selling products in the United States or, if, at that time, the Company is already selling products in the United States, cause the Company to cease selling products in the United States. See "Business--Sources of Supply."


MANAGEMENT OF GROWTH

     The rapid growth of the Company's business has required the Company to make significant additions in personnel and has significantly increased its working capital requirements. Such growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems and other resources will not have a material adverse effect on the Company's business, financial condition and results of operations, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the planned expansion of its operations. Also crucial to the Company's success in managing its growth will be its ability to achieve economies of scale, such as enhanced purchasing power, the ability to purchase a higher percentage of product on credit and the ability to obtain product which the Company might not otherwise be able to obtain. There can be no assurance that the Company will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced significant sales growth, such growth may not be indicative of future sales growth.

     To manage the expansion of its operations, the Company must continuously evaluate the adequacy of its management structure and its existing systems and procedures, including, without limitation, its data processing, financial and internal control systems. When entering new geographic markets, the Company will be required to implement its policies and financial reporting procedures, recruit personnel, and adapt its distribution systems to varying cultural, economic and governmental systems. There can be no assurance that management will adequately anticipate all of the changing demands that growth could impose on the Company's systems, procedures, and structure. In addition, the Company will be required to react to changes in its industry, and there can be no assurance that it will be able to do so successfully or at all. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS ASSOCIATED WITH HOLDING FOREIGN SUBSIDIARIES


     All of the operations of European Micro Holdings, Inc. are and will be conducted through its direct or indirect subsidiaries, some of which are formed outside of the United States. European Micro Holdings, Inc.'s available cash will depend upon the cash flow of its subsidiaries and the ability of those subsidiaries to make funds available to European Micro Holdings, Inc. in the form of loans, dividends, intercompany advances, management fees or otherwise. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to European Micro Holdings, Inc., whether in the form of loans, dividends, intercompany advances, management fees or otherwise. The applicable law in certain countries may limit the ability of the Company's foreign Subsidiaries to pay dividends in the absence of sufficient withholding taxes, distributable reserves or for other reasons. None of European Micro Holdings, Inc.'s current Subsidiaries are subject to any currency exchange controls. However, future exchange controls, or the existence of such controls in other countries in which European Micro Holdings, Inc. establishes or acquires subsidiaries, could limit or restrict the ability of European Micro Holdings, Inc. to obtain loans, dividends, intercompany advances, management fees or otherwise access the financial resources of such subsidiaries. In addition, the subsidiaries may from time to time in the future become parties to financing arrangements, which may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to European Micro Holdings, Inc. In the event of any insolvency, bankruptcy or similar proceedings, creditors of the subsidiaries would generally be entitled to priority over European Micro Holdings, Inc. with respect to assets of the affected subsidiaries.

AVAILABLE CAPITAL FOR OBTAINING PRODUCTS IN BULK


     The Company's business often requires the volume buying of discounted products. This requires the Company to have sufficient available cash or financing to be able to take advantage of such discounted prices on a timely basis. There can be no assurance that the Company will continue to have available cash or financing. A shortage of available cash or financing may prevent the Company from being able to purchase inventory at favorable prices and therefore have a material adverse effect on the Company's business, financial condition and results of operations.



NEED FOR ADDITIONAL CAPITAL



     European Micro has historically grown through internal expansion, which has resulted in the need for significant amounts of capital or financing which often has been provided by the Company's founding shareholders. To maintain historical levels of growth, European Micro may need to seek additional funding through public or private financing and may, when attractive sources of capital become available, elect to obtain capital in anticipation of such needs. There can be no assurances that the founding shareholders will continue to extend credit to the Company. Adequate funds may not be available when needed or may not be available on terms favorable to European Micro. If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion plans.

RISK OF INDEBTEDNESS

     The Company may incur substantial amounts of indebtedness in its operations. In such event, European Micro would dedicate an increasing portion of its cash flow to servicing such indebtedness, thereby exposing it to the risks inherent in a highly leveraged company, including, among other things, interest rate and default risks. An increase in interest rates charged by lending institutions will increase the cost of servicing the Company's indebtedness as well as increase the cost of financing future acquisitions. Additionally, the Company anticipates that such indebtedness will be secured by liens on the Company's assets, and a default on such indebtedness may result in the Company's lenders foreclosing such liens. The occurrence of any of these things could have a material adverse affect on the Company's business, financial condition and results of operations. Loan agreements also typically impose substantial restrictions on borrowers and normally require strict compliance with certain financial ratios and other criteria, all of which may significantly restrict the Company's business or financial flexibility and have a material adverse effect on the Company's business and financial condition. If funding is insufficient, European Micro may be required to delay, reduce the scope of or eliminate some or all of its expansion plans. This would have a material adverse effect of the Company's business, financial condition and results of operations.


VARIABILITY OF CUSTOMER REQUIREMENTS



     The level and timing of orders placed by European Micro's customers vary due to a number of factors, including customer attempts to manage inventory, changes in customers' business strategies and variations in demand for products. European Micro relies on its estimate of anticipated future volumes when making commitments regarding the quantities and the mix of products that it intends to carry in inventory. European Micro does not have long term contracts with its customers. As such, nothing would prohibit European Micro's customers from reducing or eliminating their orders with European Micro which would result in a decrease in sales and an increase in inventory carrying costs and obsolescence. Any significant reduction in customer orders could have a material adverse effect on European Micro's business, financial condition and results of operation.



COMPETITION



     European Micro operates in a highly competitive environment. The computer wholesale distribution industry is characterized by intense competition, based primarily on product availability, credit availability, price, speed of delivery, quality and range of product lines, service and support. Certain of European Micro's competitors have greater financial, marketing, service and technical support resources than European Micro and may sell products at prices below those charged by European Micro. There can be no assurance that European Micro's resources will be sufficient to allow European Micro to compete effectively in the future. Continued increases in competition could have a material adverse effect on European Micro's business, financial condition and results of operations due to, among other things, potential price reductions and potential loss of market share.



FLUCTUATIONS IN QUARTERLY RESULTS

     European Micro's quarterly net sales and operating results have varied significantly in the past and will likely continue to do so in the future as a result of such factors as seasonal variations in the demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations and general economic conditions.

     Specific historical seasonal variations in European Micro's operating results have included a reduction in demand in Europe during the summer months and changes in the product cycle of major products. European Micro may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, European Micro believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In certain future quarters, European Micro's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Common Stock would be materially adversely affected.

EFFECTS OF TECHNOLOGICAL CHANGE



     The products sold by European Micro are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards that can render the products marketed by European Micro obsolete or unmarketable in a relatively short period of time. Although it is the policy of most manufacturers of microcomputer products to protect distributors in the form of price protection and/or stock rotation, the nature of European Micro's business does not allow it to enjoy those benefits. See "Risk Factors--No Contracts or Distribution Agreements with Suppliers." European Micro's future success will depend upon its ability to limit its exposure to obsolescence in its inventory and to gain access to its vendors' new product lines, as well as product lines of any additional vendors that release new and desirable technology.




ANTI-TAKEOVER CONSIDERATIONS



     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company's Articles of Incorporation provide that the holders of a majority of the Preferred Stock, voting separately from the holders of the Common Stock, must approve certain transactions. The Company's Board of Directors has been divided into three equal size classes serving staggered three-year terms. See "Management--Directors." Therefore, any shareholder (other than Messrs. Gallagher and Shields) interested in gaining control of the Company will be precluded from electing a majority of directors in any single year. Certain change of control transactions such as mergers, share exchange or sale of substantially all of the assets of the Company require an affirmative vote of a majority of the holders of the Company's Common Stock and a majority of the holders of the Company's Preferred Stock.

     In addition, Messrs. Gallagher and Shields together control approximately 68% (78% if the Shares of the Trust Shareholders are included although Messrs. Gallagher and Shields do not have voting power with respect to the shares held by the Trust Shareholders) of the outstanding shares of Common Stock and the voting power of these shareholders could have the effect of delaying or preventing a change in control of European Micro. These, and certain other provisions of the Company's Articles of Incorporation and Bylaws, as well as Nevada law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or the Board of Directors or may limit the price certain investors may be willing to pay in the future for shares of Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Articles of Incorporation, Bylaws and Nevada Law."



FOREIGN CORRUPT PRACTICES ACT


     The Company, like other companies operating internationally, is subject to the Foreign Corrupt Practices Act ("FCPA") and other laws which prohibit improper payments to foreign governments and their officials by United States and other business entities. The FCPA also requires companies to maintain accurate record keeping and systems of internal control to ensure that funds are not misappropriated. The Company's operations in certain countries create the risk of an unauthorized payment by an employee or agent of the Company which would be in violation of such laws, including the FCPA. Violations of the FCPA or these other laws may result in severe criminal penalties which could have a material adverse effect on the Company's business, financial condition and results of operations.



NO ANTICIPATION OF DIVIDENDS FOLLOWING OFFERING



     European Micro anticipates that, following the completion of this Offering and for the foreseeable future, earnings, if any, will be retained for the development of its business and will not be distributed to shareholders as dividends. The declaration and payment of dividends, if any, by European Micro at some future time will depend upon European Micro's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and any other factors deemed relevant by European Micro's Board of Directors. The declaration and payment of dividends, if at all, by European Micro will be at the discretion of the Board of Directors. See "Dividend Policy."

IMPACT OF THE EUROPEAN MONETARY UNION

     European monetary union is scheduled to commence in 1999, when certain European countries will adopt a single European currency called the "Euro." Substantially all of the countries in which the Company currently conducts business (except for the United States) will be affected by the European monetary union and the Euro. The Company cannot predict the impact which the European monetary union or the Euro will have on the Company. Either the European monetary union or the Euro may have a material adverse affect on the Company's business, financial condition or results of operations.



BROAD DISCRETION IN USE OF PROCEEDS


     European Micro intends to use the net proceeds of this Offering for the purposes set forth in the Section entitled "Use of Proceeds." However, management of European Micro has broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address different circumstances and opportunities. As a result, European Micro's success will be substantially dependent upon the discretion and judgment of the management of European Micro with respect to the application and allocation of the net proceeds of this Offering.


QUALIFICATION AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES



     The National Association of Securities Dealers, Inc. ("NASD"), which administers the Nasdaq National Market (the exchange on which European Micro proposes the Common Stock to trade), requires that in order for the Common Stock to be included on this market, the Company must satisfy and maintain certain financial criteria established by the NASD. The failure to satisfy or maintain such criteria may result in the discontinuance of the inclusion of the Common Stock on the Nasdaq National Market. In such event, trading of the Common Stock may then continue to be conducted in the Nasdaq SmallCap Market. This market generally contains shares of emerging growth companies. Shares generally trade less frequently on the Nasdaq SmallCap Market than on the Nasdaq National Market. As a result, investors may find it more difficult to dispose of the Common Stock. In the event that the Company's Common Stock fails to satisfy or maintain the minimum financial requirements for either the Nasdaq National Market or the Nasdaq SmallCap Market, trading of the Common Stock may then continue to be conducted in the non-Nasdaq over-the-counter market (in what are commonly referred to as the "bulletin board") where an investor will find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. If European Micro fails to meet certain requirements, sales of the Common Stock would be subject to a rule promulgated by the Commission which imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have a material adverse effect on the ability of broker-dealers to sell the Common Stock, which may affect the ability of purchasers in this Offering to sell the Common Stock in the secondary market.

POTENTIAL VOLATILITY OF STOCK PRICE DUE TO NO PRIOR TRADING MARKET AND OTHER FACTORS


     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between European Micro and the Underwriter, does not reflect book value per share or any other quantitative factor and may not be indicative of prices that will prevail in the trading market for the Common Stock. The stock market has experienced extreme price and volume fluctuations which have particularly affected the market price for many computer related distribution companies and which have often been unrelated to the operating performance of these companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in periodic operating results, changes in management, future announcements concerning European Micro, legislative or regulatory changes, general trends in the industry, changes in the level of acquisition opportunities available to the Company and the Company's ability to efficiently price and negotiate such acquisitions on a favorable basis, the financial condition of the Company's customers, the failure to properly manage growth and the inability to source products on favorable terms.


DILUTION



     The initial public offering price of the Common Stock is substantially more than the net tangible book value per share of the Common Stock. Accordingly, the purchasers of shares of Common Stock pursuant to the Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock from the initial public offering price. The net tangible book value dilution to new investors in the Offering will be $8.13 per share at an assumed initial public offering price of $10.00 per share. See "Dilution."


SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market after this Offering, including sales pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") or otherwise, or the perception that such sales could occur, may adversely affect the market price of European Micro's Common Stock. Upon completion of this Offering, European Micro will have 5,000,000 shares of Common Stock outstanding. Of these shares, all of the 1,100,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act. All of the remaining 3,900,000 shares are deemed "restricted shares" under Rule 144 in that they were originally issued and sold in private transactions in reliance upon exemptions under the Securities Act. All of those shares are held by the Selling Shareholders who are deemed "affiliates" of European Micro as such term is defined in Rule 144. The restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144. Except for the 100,000 shares of Common Stock being sold by the Selling Shareholders in this Offering, the Selling Shareholders and the Trust Shareholders have agreed not to sell or dispose of any of the remaining 3,900,000 shares of Common Stock held by them for six months after the date of this Prospectus without the prior written consent of the Underwriter. For the period beginning six months after the date of this Prospectus and ending one year from such date, the Selling Shareholders and the Trust Shareholders have agreed not to sell or dispose of any of the remaining 3,900,000 shares of Common Stock held by them in amounts exceeding those set forth in Section (e)(1) of Rule 144 and only in the manner of sale provided in Section (f) of such rule. See "Underwriting." Subject to the restrictions described above, the Selling Shareholders have certain demand and piggy-back registration rights with respect to the shares of Common Stock held by them. Either of the Selling Shareholders may require the Company to file a registration statement with respect to any of their shares once per year. Moreover, either Selling Shareholder may include these shares in certain other offerings by the Company. See "Description of Capital Stock--Registration Rights."

     The Company intends to file a registration statement covering all 550,000 shares of Common Stock issuable under the Company's employee benefit plans in effect on the date of this Prospectus, including the Incentive Plan and Purchase Plan. See "Management--1998 Stock Incentive Plan" and "Management--1998 Employee Stock Purchase Plan." Accordingly, any shares issued under the Company's employee benefit plans or upon the exercise of options issued under such plans will be eligible for sale in the public market beginning on the effective date of such registration statement.



LABOR RELATIONS



     European Micro's labor force is currently not unionized. European Micro, however, does business in certain foreign countries where labor disruption is more common than in the United States. The majority of the freight carriers used by European Micro are unionized. A labor strike by one of European Micro's freight carriers or vendors, a general strike by civil service employees, a governmental shutdown or any type of labor disruption could have a material adverse effect on European Micro's business, financial condition and results of operation.

                                USE OF PROCEEDS

     The net proceeds to European Micro (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of 700,000 or 1,000,000 shares of Common Stock offered by the Company, assuming a public offering price of $10.00 per share, are estimated to be approximately $5,640,000, and $8,400,000, respectively. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

                                                     ALLOCATION OF PROCEEDS      ALLOCATION OF PROCEEDS
                                                        (NET PROCEEDS OF            (NET PROCEEDS OF
                                                           $5,640,000)                $8,400,000)
                                                    -------------------------   ------------------------
USE (IN ORDER OF PRIORITY)                              AMOUNT       PERCENT        AMOUNT       PERCENT
-------------------------------------------------   -------------   ---------   -------------   --------
Fund operations and provide working capital to
 European Micro UK ..............................    $3,140,000         56%      $4,000,000        48%
For expansion purposes, including mergers and
 acquisitions(1) ................................    $1,000,000         18%      $2,400,000        28%
Fund operations and provide working capital to
 Nor'easter .....................................    $1,000,000         18%      $1,000,000        12%
Expand sales and marketing capabilities .........    $  250,000          4%      $  500,000         6%
General corporate purposes, including investor
 relations ......................................    $  250,000          4%      $  500,000         6%

----------------
(1) European Micro is not currently engaged in any discussions for any material acquisitions and no assurance can be given that any such acquisitions will be consummated or when, if any, expansions will occur.


     Pending utilization of the net proceeds as described above, the Company intends to invest the proceeds in money market or similar secure investments. The Company has not, however, adopted specific investment guidelines to implement this general policy.

                                DIVIDEND POLICY


     During the fiscal years ended June 30, 1996 and 1997, European Micro declared and paid cash dividends of $961,000 or $0.24 per share and $562,000 or $0.14 per share, respectively. The dividends per share were calculated based on 4,000,000 shares of Common Stock outstanding.


     On February 9, 1998, European Micro declared and paid a cash dividend of $500,000 or $0.125 per share of Common Stock. The effect of this cash dividend reduced both the cash and retained earnings on the consolidated balance sheet of European Micro by an aggregate of $500,000. In addition, the cash dividend reduced the amount of cash available to European Micro for working capital and other corporate purposes.


     European Micro anticipates that, following the completion of the Offering, earnings will be retained for development of its business and will not be distributed to shareholders as dividends. The declaration and payment by European Micro of any future dividends and the amount thereof will depend upon European Micro's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Board of Directors. The declaration and payment of dividends, if at all, by European Micro will be at the discretion of the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

     The following table sets forth (i) the historical capitalization of the Company as of December 31, 1997, and (ii) the pro forma capitalization of the Company as of such date as adjusted to reflect the sale by the Company of 700,000 shares of Common Stock (i.e. the minimum amount of shares which could be accepted by the Company) in the Offering at an assumed initial public offering price of $10.00 per share after deducting estimated underwriting commissions and estimated offering expenses and after giving effect to the anticipated application of the net proceeds therefrom and after giving effect to the impact of the $500,000 cash dividend declared and paid to the shareholders of record on February 9, 1998.

                                               ($ IN THOUSANDS)
                                                                               DECEMBER 31, 1997
                                                                -----------------------------------------------
                                                                 (UNAUDITED)           AS               PRO
                                                                    ACTUAL       ADJUSTED(1)(2)     FORMA(2)(3)
                                                                -------------   ----------------   ------------
Long-term debt, net of current portion ......................       $  110           $  110           $  110
Shareholders' equity:
 Preferred Stock, $0.01 par value, 1,000,000 shares
   authorized, none issued on a proforma basis ..............           --               --               --
 Common Stock, par value $0.01 per share; 20,000,000 shares
   authorized, 4,000,000 shares issued and outstanding. On a
   pro forma basis, par value $0.01 per share; 20,000,000
   shares authorized; 4,700,000 shares issued and outstanding           40               40               47
 Additional paid-in capital .................................        1,624            1,624            7,257
 Retained earnings ..........................................        1,965            1,465            1,465
 Cumulative foreign currency adjustment .....................            5                5                5
                                                                    ------           ------           ------
  Total shareholders' equity ................................       $3,634           $3,134           $8,774
                                                                    ------           ------           ------
  Total capitalization ......................................       $3,744           $3,244           $8,884
                                                                    ======           ======           ======

----------------
(1) Takes into account the $500,000 cash dividend declared and paid to the shareholders of record on February 9, 1998, but does not take into account the receipt of any proceeds from the Offering. See "Dividend Policy."
(2) Excludes (i) 500,000 shares issuable upon the exercise of options to purchase shares of Common Stock reserved for issuance upon the grant of options under European Micro's 1998 Stock Incentive Plan and (ii) 50,000 shares of Common Stock that have been reserved for issuance under European Micro's Employee Stock Purchase Plan. See "Management--1998 Stock Incentive Plan" and "Management--1998 Employee Stock Purchase Plan."
(3) Takes into account the $500,000 cash dividend declared and paid to the shareholders of record on February 9, 1998, and assumes that $5,640,000 of net proceeds were received by the Company in the Offering.

                                    DILUTION


     The pro forma net tangible book value of the Company at December 31, 1997, as adjusted for the $500,000 cash dividend which was distributed to the shareholders on February 9, 1998, was $3,134,000 or $0.78 per share of Common Stock assuming 4,000,000 shares outstanding. Pro forma net tangible book value represents total tangible assets less total liabilities. All per share calculations immediately after the Offering assume 4,700,000 shares of Common Stock are outstanding. After giving effect to the sale of 700,000 shares of Common Stock in the Offering (i.e. the minimum amount of the offering at an assumed initial offering price of $10.00 per share) and after deducting anticipated offering expenses and underwriting discounts and commissions, the adjusted pro forma net tangible book value of the Company at December 31, 1997 would have been $8,774,000 or $1.87 per share, representing an immediate $8.13 per share dilution to new investors purchasing shares at the initial public offering price. The following table illustrates such per share dilution.

   Assumed initial public offering price per share ........................                  $ 10.00
    Pro forma net tangible book value per share before the Offering(1) ....   $ 0.78
    Increase per share attributable to new investors ......................   $ 1.09
                                                                              ------
   Adjusted pro forma net tangible book value per share after the Offering                   $  1.87
                                                                                             -------
   Dilution per share to new investors(2) .................................                  $  8.13
                                                                                             =======

----------------
(1) Takes into account the $500,000 cash dividend declared and paid to the shareholders as recorded on February 9, 1998, but does not take into account the receipt of any proceeds from the Offering. See "Dividend Policy."

(2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the Offering from the initial public offering price paid by a new investor for a share of Common Stock.


     Sales of the Common Stock for other purposes after the completion of the Offering could also have dilutive effect to those persons purchasing Common Stock in the Offering.


     The following table sets forth, on a pro forma basis as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new investors (assuming the sale by the Company of 700,000 shares in the Offering at an assumed initial public offering price of $10.00 per share), before deduction of underwriting commissions and offering expenses:

                                           SHARES PURCHASED               TOTAL CONSIDERATION
                                     ----------------------------   -------------------------------
                                                    PERCENT AFTER                    PERCENT AFTER     AVERAGE PRICE
                                        NUMBER        OFFERING          AMOUNT          OFFERING         PER SHARE
                                     -----------   --------------   -------------   ---------------   --------------
Existing shareholders(1) .........    4,000,000           85%        $1,664,000             19%          $  0.42
New shareholders .................      700,000           15%        $7,000,000             81%          $ 10.00
                                      ---------          ---         ----------          -----           -------
  Total ..........................    4,700,000          100%        $8,664,000          100.0%
                                      =========          ===         ==========          =====

----------------
(1) Includes John B. Gallagher, Harry D. Shields, Thomas H. Minkoff, Trustee of the Gallagher Family Trust (the "Gallagher Family Trust") and Stuart S. Southard and Robert H. True, Trustees of the 1997 Henry Daniel Shields Irrevocable Education Trust (the "Shields Educational Trust").

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected statement of operations and balance sheet data of the Company as of June 30, 1996 and 1997 and each of the years in the three-year period ended June 30, 1997 have been derived from the Company's audited consolidated financial statements and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following selected statement of operations and balance sheet data of the Company as of June 30, 1993, 1994 and 1995 and for the fiscal years ended June 30, 1993 and 1994, and the six months ended December 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements of the Company have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments necessary for the fair presentation of financial position and results of operations at these dates and for these periods which adjustments are only of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. See "Index to Financial Statements."

                                                     ($ IN THOUSANDS)
                                                                                 YEAR ENDED JUNE 30,
                                                           ----------------------------------------------------------------
                                                               1993         1994         1995         1996         1997
                                                           ------------ ------------ ------------ ------------ ------------
STATEMENT OF OPERATIONS:
Net sales to third parties ...............................  $   23,968   $   28,293   $   33,518   $   39,912   $   46,501
Net sales to related parties .............................         309          942          346          436          154
                                                            ----------   ----------   ----------   ----------   ----------
Total net sales ..........................................      24,277       29,235       33,864       40,348       46,655
                                                            ----------   ----------   ----------   ----------   ----------
Cost of goods sold to third parties ......................     (20,951)     (24,829)     (28,687)     (35,475)     (41,163)
Cost of goods sold to related parties ....................        (305)        (932)        (353)        (417)        (156)
                                                            ----------   ----------   ----------   ----------   ----------
Cost of goods sold .......................................     (21,256)     (25,761)     (29,040)     (35,892)     (41,319)
                                                            ----------   ----------   ----------   ----------   ----------
Gross Profit .............................................       3,021        3,474        4,824        4,456        5,336
                                                            ----------   ----------   ----------   ----------   ----------
Operating expenses .......................................      (1,313)      (2,368)      (2,832)      (2,884)      (3,230)
Operating expenses attributable to related parties .......         (80)        (120)        (144)         (94)         (55)
                                                            ----------   ----------   ----------   ----------   ----------
Total operating expenses .................................      (1,393)      (2,488)      (2,976)      (2,978)      (3,285)
                                                            ----------   ----------   ----------   ----------   ----------
Operating profit .........................................       1,628          986        1,848        1,478        2,051
                                                            ----------   ----------   ----------   ----------   ----------
Interest expense .........................................         (18)         (30)        (156)        (160)        (293)
Share of net (loss) income in unconsolidated affiliate ...          --           --           --           --          (73)
                                                            ----------   ----------   ----------   ----------   ----------
Income before income taxes ...............................       1,610          956        1,692        1,318        1,685
Taxes on income ..........................................        (546)        (432)        (577)        (473)        (651)
                                                            ----------   ----------   ----------   ----------   ----------
Net income ...............................................  $    1,064   $      524   $    1,115   $      845   $    1,034
                                                            ==========   ==========   ==========   ==========   ==========
Net income per share .....................................  $     0.27   $     0.13   $     0.28   $     0.21   $     0.26
Cash dividend per share ..................................  $     0.06   $       --   $     0.10   $     0.24   $     0.14

                                                                 SIX           SIX
                                                               MONTHS         MONTHS
                                                                ENDED         ENDED
                                                            DECEMBER 31,   DECEMBER 31,
                                                                1996           1997
                                                           -------------- -------------
STATEMENT OF OPERATIONS:
Net sales to third parties ...............................   $   19,593    $   32,114
Net sales to related parties .............................           66        13,995
                                                             ----------    ----------
Total net sales ..........................................       19,659        46,109
                                                             ----------    ----------
Cost of goods sold to third parties ......................      (17,338)      (28,019)
Cost of goods sold to related parties ....................          (66)      (13,710)
                                                             ----------    ----------
Cost of goods sold .......................................      (17,404)      (41,729)
                                                             ----------    ----------
Gross Profit .............................................        2,255         4,380
                                                             ----------    ----------
Operating expenses .......................................       (1,579)       (2,423)
Operating expenses attributable to related parties .......          (44)          (44)
                                                             ----------    ----------
Total operating expenses .................................       (1,623)       (2,467)
                                                             ----------    ----------
Operating profit .........................................          632         1,913
                                                             ----------    ----------
Interest expense .........................................          (62)         (223)
Share of net (loss) income in unconsolidated affiliate ...           --            21
                                                             ----------    ----------
Income before income taxes ...............................          570         1,711
Taxes on income ..........................................         (199)         (557)
                                                             ----------    ----------
Net income ...............................................   $      371    $    1,154
                                                             ==========    ==========
Net income per share .....................................   $     0.09    $     0.29
Cash dividend per share ..................................   $     0.07    $     0.01

                                                             JUNE 30,                                     AS ADJUSTED(1)
                                          -----------------------------------------------  DECEMBER 31,    DECEMBER 31,
                                            1993     1994      1995      1996      1997        1997            1997
                                          -------- -------- --------- --------- --------- -------------- ---------------
BALANCE SHEET DATA:
Working capital(2) ......................  $  196   $  674   $1,736    $1,474    $1,976       $ 3,011        $ 2,511
Total assets ............................   1,927    3,928    5,873     7,857     8,844        16,191         15,691
Long-term debt, net of current portion ..      39       68       41        37        45           110            110
Shareholders' equity ....................  $  308   $  843   $1,924    $1,769    $2,511       $ 3,634        $ 3,134

---------------
(1) Takes into account the $500,000 cash dividend declared and paid to the shareholders of record on February 9, 1998, but does not take into account the receipt of any proceeds from the Offering. See "Dividend Policy."

(2) Total current assets less current liabilities.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth certain unaudited consolidated quarterly statement of operations data for each of the four quarters in the periods ended June 30, 1996 and 1997. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus, and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future results of operations and should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto.


                           ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      THREE MONTHS ENDED
                                 -------------------------------------------------------------
                                  SEPTEMBER 30,     DECEMBER 31,     MARCH 31,      JUNE 30,
                                       1995             1995            1996          1996
                                 ---------------   --------------   -----------   ------------
Net sales(1) .................       $ 8,718          $ 9,323         $ 8,092       $ 14,214
Gross profit .................         1,013            1,143             912          1,388
Net income ...................           245              282             117            201
Net income per share .........       $  0.06          $  0.07         $  0.03       $   0.05

                             ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                         THREE MONTHS ENDED
                                    -------------------------------------------------------------
                                     SEPTEMBER 30,     DECEMBER 31,     MARCH 31,      JUNE 30,
                                          1996             1996            1997          1997
                                    ---------------   --------------   -----------   ------------
Net sales .......................       $ 8,696          $ 10,963       $ 13,571       $ 13,425
Gross profit ....................         1,231             1,025          1,454          1,627
Net income(2) ...................           287                94            291            362
Net income per share(2) .........       $  0.07          $   0.02       $   0.07       $   0.10

----------------
(1) The net sales for the three-month period ended June 30, 1996, increased due primarily to the Company's purchase of products in short supply in Europe from related parties in the United States. The demand for such products resulted in increased net sales for the period.
(2) Net income and net income per share for the three-month period ended December 31, 1996, decreased primarily due to adverse fluctuations in the exchange rates in Europe, particularly the pound sterling. The rapid strengthening of the pound sterling affected central European currency debtor balances considerably.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF EUROPEAN MICRO AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


     European Micro is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products, operating primarily in Western Europe. European Micro has pursued and expects to continue to pursue a strategy of purchasing product for resale on the worldwide surplus or aftermarket, as opposed to purchasing products for resale directly from manufacturers. European Micro's ability to purchase products for resale in these markets has enabled European Micro to increase net sales and achieve strong operating results. For the three-year period ended June 30, 1997, European Micro's total net sales increased from $33.9 million in fiscal 1995 to $46.7 million in fiscal 1997, and gross profit increased from $4.8 million to $5.3 million. European Micro attributes these increases in sales to increased customer demand for European Micro's products and, more recently, to the expansion of the range of products offered.

     European Micro has derived substantially all of its operating income and cash flow from European Micro UK. Generally, European Micro purchases and sells its products in currencies other than the United States dollar. European Micro seeks to limit its exposure to currency fluctuations through hedging. See "Risk Factors--Risk of Currency Fluctuations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Risk Management."


RESULTS OF OPERATIONS


     The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in European Micro's Consolidated Statements of Operations:


                            PERCENTAGE OF NET SALES


                                                                                                       (UNAUDITED)
                                                                                                    SIX MONTHS ENDED
                                                         FISCAL YEARS ENDING JUNE 30,                 DECEMBER 31,
                                                  ------------------------------------------   ---------------------------
                                                      1995           1996           1997           1996           1997
                                                  ------------   ------------   ------------   ------------   ------------
Net sales to third parties ....................        99.0%          98.9%          99.7%         100.0%          69.6%
Net sales to related parties ..................         1.0%           1.1%           0.3%           0.0%          30.4%
                                                      -----          -----          -----          -----          -----
Total net sales ...............................       100.0%         100.0%         100.0%         100.0%         100.0%
                                                      -----          -----          -----          -----          -----
Cost of goods sold to third parties ...........       (84.7%)        (87.9%)        (88.2%)        (88.2%)        (60.8%)
Cost of goods sold to related parties .........       ( 1.1%)        ( 1.1%)        ( 0.4%)        ( 0.3%)        (29.7%)
                                                      -----          -----          -----          -----          -----
Total cost of goods sold ......................       (85.8%)        (89.0%)        (88.6%)        (88.5%)        (90.5%)
                                                      -----          -----          -----          -----          -----
Gross profit ..................................        14.2%          11.0%          11.4%          11.5%           9.5%
Operating expenses ............................       ( 8.7%)        ( 7.3%)        ( 7.0%)        ( 8.3%)        ( 5.4%)
                                                      -----          -----          -----          -----          -----
Operating profit ..............................         5.5%           3.7%           4.4%           3.2%           4.1%
Interest expense ..............................       ( 0.5%)        ( 0.4%)        ( 0.6%)        ( 0.3%)        ( 0.4%)
Share of (loss) or income in the
  unconsolidated affiliate ....................          --             --          ( 0.2%)           --             --
                                                      -----          -----          -----          -----          -----
Income before income taxes ....................         5.0%           3.3%           3.6%           2.9%           3.7%
Provision for income taxes ....................       ( 1.7%)        ( 1.2%)        ( 1.4%)        ( 1.0%)        ( 1.2%)
                                                      -----          -----          -----          -----          -----
Net Income ....................................         3.3%           2.1%           2.2%           1.9%           2.5%
                                                      =====          =====          =====          =====          =====

SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996

     TOTAL NET SALES. Total net sales increased $26.5 million, or 134.5%, from $19.7 million in the six-month period ended December 31, 1996, to $46.1 million in the six months ended December 31, 1997. This increase was attributable to sales to related parties (accounting for approximately $14 million), the return of some key personnel from temporary leave (accounting for approximately $4.0 million) and the development of the Premier Dealer Division. See "Business."

     Net sales to related parties increased $13.9 million, from $66,000 in the six-month period ended December 31, 1996, to $14.0 million in the comparable period in 1997. This increase is attributable to opportunities in the United States, caused by product shortages of certain computer peripherals in the U.S. which did not exist in Europe in the prior comparable period.


     Excluding net sales to related parties, net sales increased $12.5 million, or 63.8%, from $19.6 million in the six-month period ended December 31, 1996, to $32.1 million in the comparable period in 1997. This is largely attributable to sales growth in connection with the return of some key personnel from leave and establishment of the Premier Dealers Club. See "Business."

     GROSS PROFIT. Gross profit increased $2.1 million, or 91.3%, from $2.3 million in the six-month period ended December 31, 1996, to $4.4 million in the comparable period in 1997 due principally to greater sales in the period. Gross profit excluding related party transactions increased to $4.1 million in the six-month period ended December 31, 1997, from $2.3 million in the same period of the prior year.

     Gross margin decreased from 11.5% in the six-month period ended December 31, 1996, to 9.5% in the comparable period in 1997. This decrease was largely attributable to lower gross margins associated with net sales to related parties. Excluding related party transactions, gross margin increased from 11.5% in the six-month period ended December 31, 1996, to 12.8% in the comparable period in 1997. The actual increase was attributable to higher than usual margins caused by a large volume of higher margin peripheral sales in the months of November and December 1997. The Company does not expect to maintain this level of gross margin in future periods.


     OPERATING EXPENSES. Operating expenses as a percentage of total net sales decreased from 8.3% in the six-month period ended December 31, 1996, to 5.4% in the comparable period in 1997. Operating expenses consist primarily of fixed costs, such as salaries, rents and rates. Therefore, while net sales have increased in the period, there has not been a corresponding increase in the fixed cost base. This is particularly relevant in respect of sales to related parties which do not require any additional sales personnel. Excluding related party transactions, operating expenses as a percentage of net sales decreased from 8.3% in the six-month period ended December 31, 1996, to 7.7% in the comparable period in 1997.

     INTEREST EXPENSE. Interest expense increased by $161,000 from $62,000 in the six-month period ended December 31, 1996, to $223,000 in the comparable period in 1997. This was attributable to increased borrowings by European Micro to fund the increased trading activity.

     INCOME TAXES. Income taxes as a percentage of earnings before income taxes decreased from 34.9% in the six-month period ended December 31, 1996, to 32.6% in the comparable period in 1997. This decrease was attributable to a reduction in the corporate tax rate in the United Kingdom in the six-month period ended December 31, 1997.

     INTEREST IN JOINT VENTURE. European Micro's share of income from Big Blue Europe was $21,000 in the six-month period ended December 31, 1997. These earnings are attributed to the business maturing past the start-up stage. The Company expects this trend to continue as Big Blue Europe attracts more customers and further strengthens existing relationships.

     WAREHOUSE BREAK-IN. In November 1997, European Micro UK's warehouse was broken into and approximately $503,000 of inventory was stolen. All inventory was insured and the Company was reimbursed by its insurance company for the cost of the inventory less an $8,000 standard deductible. In order to prevent any additional thefts, the Company has implemented the following steps:

      (1) The Company has relocated its warehouse facility to a more secure location.

      (2) The Company consulted with a security specialist and expended over $40,000 in security measures, including direct radio communication with law enforcement.

      (3) The Company implemented new procedures regarding occupancy and the opening and closing of the warehouse facility.


     A receivable was established in the accounts as it was probable that the claim would be settled. This claim has now been settled in full following receipt of claim in February 1998.

FISCAL YEARS ENDED JUNE 30, 1997 AND 1996


     TOTAL NET SALES. Total net sales increased $6.4 million, or 15.9%, from $40.3 million in fiscal 1996, to $46.7 million in fiscal 1997. Excluding net sales to related parties, net sales increased $6.6 million, or 16.5%, from $39.9 million in fiscal 1996, to $46.5 million in fiscal 1997. The increase in net sales was attributable to the broadening of the product base as a by-product of the new purchasing department (accounting for approximately $4.2 million) and the creation of the Premier Dealer Division (accounting for approximately $2.4 million).

     Net sales to related parties decreased $282,000 from $436,000 in fiscal 1996, to $154,000 in fiscal 1997. This did not have any material effect on the Company's results of operations in the fiscal year ended June 30, 1997. See "Risk Factors--Related Party Purchases and Sales."

     GROSS PROFIT. Gross profit increased $0.8 million, or 17.8%, from $4.5 million in fiscal 1996, to $5.3 million in fiscal 1997 due to increased sales in the period. Related party transactions did not have a material affect on gross profit in this period.

     Gross margins increased from 11.0% in fiscal 1996, to 11.4% in fiscal 1997. This was attributable to European Micro's product mix. The gross margins were not materially affected by the related party transactions in fiscal 1997 and 1996, respectively. The Company does not expect to maintain this level of gross margin in future periods.

     OPERATING EXPENSES. Operating expenses as a percentage of total net sales decreased from 7.4% in fiscal 1996, to 7.0% in fiscal 1997. Operating expenses consist primarily of fixed costs, such as salaries, rents and rates. Therefore, while net sales have increased in the period there has not been a corresponding increase in the fixed cost base.

     INTEREST EXPENSE. Interest expense increased $133,000 from $160,000 in fiscal 1996, to $293,000 in fiscal 1997. The increase was attributable to increased borrowings by European Micro to fund the increased trading activity.

     INCOME TAXES. Income taxes as a percentage of earnings before income taxes increased from 35.9% in fiscal 1996, to 37.0% in fiscal 1997. The increase was primarily attributed to the increase in disallowed travel and entertainment expenditures for corporate income tax purposes.



     INTEREST IN JOINT VENTURE. European Micro's share of losses from Big Blue Europe was $73,000 in fiscal 1997. These losses are attributed to business start-up costs. Big Blue Europe commenced operations in January 1997.


     WAREHOUSE BREAK-IN. In January 1997, European Micro UK's warehouse was broken into and approximately $155,000 of inventory was stolen. All inventory was insured and the Company was reimbursed by its insurance company for the cost of the inventory less an $8,000 standard deductible. In order to prevent any additional thefts, the Company took several steps including the addition of steel bars on all roof vents and skylights.

     A receivable was established in the balance sheet as it was probable that the claim would be settled. The claim was settled in full minus the deductible upon receipt of the claim in May 1997.



FISCAL YEARS ENDED JUNE 30, 1996 AND 1995



     TOTAL NET SALES. Total net sales increased $6.4 million, or 18.9%, from $33.9 million in fiscal 1995 to $40.3 million in fiscal 1996. This increase in net sales was related to an increase in the customer base. A major catalyst in the increase in sales was the addition of new products to the Company's existing product lines. Related party transactions were not material in this period.


     GROSS PROFIT. Gross profit decreased $0.3 million, or 6.3%, from $4.8 million in fiscal 1995, to $4.5 million in fiscal 1996, due principally to margin decreases in sales of computer memory. Related party transactions did not have a material affect on gross profit in this period.


     Gross margin decreased from 14.2% in fiscal 1995, to 11.0% in fiscal 1996, due in large part to drastic worldwide computer memory price decreases. These decreases in prices caused negative pressure on margins. Margins in fiscal 1996 fell also in part to the lower margin from sales of certain computer peripherals. Gross margins were not materially affected by related party transactions.


     OPERATING EXPENSES. Operating expenses as a percentage of total net sales decreased from 8.8% in fiscal 1995, to 7.4% in fiscal 1996. Operating expenses consist primarily of fixed costs, such as salaries, rents and rates. Therefore, while net sales increased in the period there was not a corresponding increase in the fixed cost base.


     INTEREST EXPENSE. Interest expense increased $4,000, or 2.6%, from $156,000 in fiscal 1995, to $160,000 in fiscal 1996. The increase was attributable to increased borrowings by European Micro.


     INCOME TAXES. Income taxes as a percentage of earnings before income taxes increased from 34.1% in fiscal 1995, to 35.9% in fiscal 1996. This increase was primarily attributed to the increase in disallowed travel and entertainment expenditures for corporate tax purposes.



SEASONALITY



     European Micro typically experiences variability in its total net sales and net income on a quarterly basis as a result of many factors. These include, but are not limited to, seasonal variations in demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations and general economic conditions. Historical operating results have included a reduction in demand in Europe during the summer months.



LIQUIDITY AND CAPITAL RESOURCES



     Short-term working capital requirements are funded by a combination of overdraft facilities provided by National Westminster Bank Plc together with accounts receivable financing provided by Lombard Natwest. Both of these facilities are set and reviewed annually. Short-term obligations must be repaid within one year. In both cases the amounts drawn down attract the same rate of interest based on a markup over the bank borrowing rate in the United Kingdom. The overdraft facility was $830,000 in fiscal 1997, and was increased to $2.0 million during the six-month period ended December 31, 1997. The accounts receivable financing provides for draw-down of 80% of trade debtors.

     Long-term funding is supplied to the Company in the form of hire purchase and capital lease agreements. Long-term obligations are due for repayment in more than one year. These agreements are made through both Lloyds Bowmaker and Natwest Vehicle Solutions, and are secured by vehicles owned by the Company. The agreements are usually for 36 months from the date of purchase and are typically for 80% of the purchase value of the vehicle. All but one of the agreements are subject to variable rate interest. As of December 31, 1997, the borrowings were $195,000, of which $110,000 was due after more than one year.

     European Micro's typical principal need for additional working capital in fiscal 1998 is expected to be for the purchase of additional inventory to support growth and to take greater advantage of available cash discounts offered by certain of European Micro's suppliers for early payment. European Micro is seeking additional cash for this purpose through this Offering and its existing bank credit lines, but there can be no assurance that financing will be available on terms acceptable to European Micro. The unavailability of such financing could adversely affect the growth of European Micro. See "Risk Factors--Need for Additional Capital," "Risk Factors--Risk of Indebtedness" and "Use of Proceeds."

     FISCAL YEAR ENDED JUNE 30, 1997. Cash provided by operating activities during the year amounted to $247,000. Significant factors in the generation of cash were net income for the year amounting to $1,034,000 and increases in trade payables of $1,011,000. This was due primarily to a significant move towards third party suppliers as opposed to related party purchases which had been particularly high in 1996. Cash was also provided by reductions in amounts due from related parties ($139,000) and a decrease in other current assets ($267,000). The cash provided by operations was partially offset primarily by the decrease in amounts due to related parties of $956,000 (as a result of the high third party purchases), an increase in trade receivables of $672,000 and an increase in inventory of $540,000. The increase in trade receivables was due to both a movement away from central European sales towards UK sales, which traditionally have longer credit terms and the continuing pressure to offer longer credit terms to the maturing marketplace.

     Cash used in investing activities amounted to $412,000 which was primarily attributed to the purchase of fixed assets to amounting $195,000 which was partially offset by disposals ($47,000) and the investment in an unconsolidated affiliate, Big Blue Europe of $264,000. The larger fixed asset purchases included the addition of two cars ($69,000) and computer equipment for additional staff, network upgrades and laptop computers ($86,000). Fixtures and fittings purchases during the year of $40,000 included additional furniture for the increase in employee numbers and $15,000 for warehouse security measures.

     Cash used in financing activities amounting to $123,000 was used primarily for the payment of dividends amounting to $562,000, reductions in the bank overdraft amounting to $314,000 and repayment of capital leases of $71,000. The generation of $824,000 through trade receivable discounting was brought about partially through the increase in trade receivables and partially through a change in banking policy in December 1996. While the Company had only discounted UK receivables up to December 1996, the change in policy allowed the Company to additionally discount central European trade receivables. Against this increase in the discounting creditor the level of the bank overdraft was reduced and this is reflected by the $314,000 adverse change in the bank overdraft.


     Exchange movements of $254,000 had a favorable effect on cash. This arises as a result of the year end sterling to dollar exchange rate moving from \P1:$1.5538 as of June 30, 1996, to \P1:$1.6643 as of June 30, 1997 and the
resulting effect on translating the balance of net assets as of June 30, 1996 together with the retained earnings for the year ended June 30, 1997.

     The overall net decrease in cash was $34,000.

     FISCAL YEAR ENDED JUNE 30, 1996. Cash provided by operating activities amounting to $170,000 was primarily attributable to net income generated for the year amounting to $845,000, an increase in amounts due to related parties of $866,000, reductions in inventory of $661,000 and an increase in other current liabilities ($425,000). These amounts were partially offset by an increase in trade receivables of $1,677,000 and increases in the amounts due from related parties of $611,000. In addition cash was also used to reduce trade payables ($407,000). May 1996 was a particularly strong month for European Micro, the highest monthly turnover in the Company's history. Certain UK customers had bought significant volumes and value of product, and with the larger customers having longer credit terms, some May 1996 debt was still outstanding at the end of June 1996. Much of the product bought at the end of the 1996 fiscal year was purchased from related parties, and with the cash used in funding debtors the level of payables due to related parties was high, while the payables to third parties were reduced.

     Inventory value decreased by $611,000 in the fiscal year ended June 30, 1996. Such fluctuations are not uncommon given that European Micro typically purchases large amounts of inventory at a time which is then sold over a period of weeks. This creates an uneven inventory balance on a monthly basis.


     The nature of product availability and pricing made it attractive for related parties to buy from the Company.



     Cash used in investing activities amounted to $157,000. This amount consisted of $171,000 (related to the purchase of fixed assets consisting primarily of $100,000 of vehicles) which was partially offset by sales of fixed assets ($14,000).



     Cash provided by financing activities of $292,000 primarily resulted from an increase in the level of the bank overdraft of $1,029,000 and an increase in the discount creditor of $283,000. Cash was used in the payment of dividends amounting to $961,000 and $59,000 of payments made on capital leases.


     The net increase in cash was $275,000, which is after the impact of exchange rates amounting to $30,000.



     FISCAL YEAR ENDED JUNE 30, 1995. Cash used in operating activities was $991,000. The significant areas where cash was used were increases in trade receivables of $832,000 and decreases in trade payables of $808,000 and other current liabilities ($302,000). The increase in receivables reflects the terms needed to be offered to attract more business. This trend continues on into the fiscal years 1996 and 1997. The trade payables decreased significantly due to the short payment terms; the business grew dramatically in 1995 as a result of favorable product purchases. Cash was also used as a result of an increase in other current assets ($232,000). Cash used in operating activities was partially offset by net income for the year amounting to $1,115,000.

     Cash used in investing activities amounted to $55,000. This was as a result of fixed asset purchases, which primarily consisted of vehicles ($150,000) and computer equipment ($57,000), amounting in total to $222,000. This was partially offset by disposals of two high value motor cars and a small amount of office equipment amounting in total to $167,000.

     Cash provided by financing activities amounted to $640,000. The majority of cash was provided by the introduction of trade receivable discounting, which generated $1,116,000. The discounting facility is used in the same manner as an overdraft and can therefore vary dramatically in relation to inventory, receivables and payables. This was partially offset by cash used in financing dividend payments amounting to $391,000 and repayment of capital leases ($43,000).



     The net decrease in cash was $357,000 after the impact of exchange rate changes amounting to $49,000.



     SIX MONTHS ENDED DECEMBER 31, 1997. Cash used in operating activities amounted to $1,269,000. Significant cash was used in the increase in trade receivables amounting to $2,518,000 which was a result of the considerable increase in business in the six months, including significant UK sales with longer credit terms. In addition, there was also a considerable increase in inventory of $3,751,000 which was the result of a large bulk delivery received prior to December 31, 1997. Further cash was used following an increase in other current assets of $966,000. This was due to the timing of payments for insurance, rents and rates and deferred expenditure in respect of flotation costs to European Micro Holdings, Inc. The cash used was partially offset by net income of $1,154,000 generated in the six-month period ended December 31, 1997. In addition, cash was generated through increases in amounts due to related parties of $2,670,000 as a result of significant month end purchases. Further, cash was generated due to a reduction in other current assets of $940,000, which was partially due to an increase in the amount of Value Added Tax payable on net sales. Finally, cash was generated through an increase in trade payables of $768,000, which was due to the higher level of inventory.

     Cash used in investing activities amounted to $64,000. This was primarily due to the purchase and sale of vehicles.


     Cash provided by financing activities amounted to $1,416,000. This was mainly a result of increases in the level of the discounting creditor amounting to $1,739,000, which was achieved through the increase in trade receivables. This was partially offset by reductions in the bank overdraft amounting to $204,000, the repayment of capital leases for the vehicles of $64,000 and cash used of $55,000 in the payment of dividends.


     The net increase in cash was $65,000 for the six-month period ended December 31, 1997, after the impact of exchange rate changes amounting to $18,000.



YEAR 2000 ISSUES



     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the Year 2000. If not corrected in the computer applications of the Company or its suppliers and customers, this problem may cause computer applications to fail or to create erroneous results by or at the Year 2000. The Company has received informal assurances from the companies manufacturing the computer applications used in its business operations that such computer applications are Year 2000 compliant. Although the Company believes that its computer applications will not be affected by the Year 2000 problem, any failure or erroneous results produced thereby may have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not generally sell software products and therefore the Company does not expect its products to be affected by the Year 2000 problem.


     The Company is evaluating the impact the Year 2000 problem will have on its suppliers and customers, although the Company expects such evaluation to be made informally through discussions with customers and suppliers. Moreover, the Company has not developed a timetable for carrying out its evaluation. As of the date of this Prospectus, the Company does not expect the cost of remediating any Year 2000 problems to be material to the Company's business, financial condition or results of operations. However, the failure of the Company's suppliers and customers to correct the Year 2000 problem in their computer applications may have a material adverse affect on the Company's business, financial condition and results of operations. As of the date of this Prospectus, the Company cannot accurately anticipate or quantify the impact on the Company of its suppliers' and customers' failure to correct this problem.



ASSET MANAGEMENT



     INVENTORY. European Micro's goal is to achieve high inventory turns and maintain a low number of stock keeping units and thereby reduce European Micro's working capital requirements. European Micro's strategy to achieve this goal is to effectively manage its inventory and to achieve high order fill rates. Inventory levels may vary from period to period, due to factors including increases or decreases in sales levels, European Micro's practice of making large-volume purchases when it deems such purchases to be attractive, new products and changes in European Micro's product mix.

     ACCOUNTS RECEIVABLE. European Micro sells its products and services to a customer base of more than 250 value-added resellers, corporate resellers, retailers and direct marketers. European Micro offers credit terms to qualifying customers and also sells on a pre-pay and cash-on-delivery basis. With respect to credit sales, European Micro attempts to control its bad debt exposure by monitoring customers' creditworthiness and, where practicable, through participation in credit associations that provide customer credit rating information for certain accounts. Substantially all of European Micro's accounts receivables are insured and its positive credit results have allowed European Micro to enjoy what it believes to be one of the most competitive insurance rates in the industry.


CURRENCY RISK MANAGEMENT



     REPORTING CURRENCY. European Micro Holdings, Inc.'s reporting and functional currency, as defined by Statement of Financial Accounting Standards No. 52, is the United States Dollar. The functional currency of European Micro UK is the United Kingdom Pound Sterling. European Micro UK translates into the reporting currency by measuring assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the period.

     HEDGING AND CURRENCY MANAGEMENT ACTIVITIES. European Micro attempts to limit its risk of currency fluctuations through hedging where possible. European Micro utilizes derivative financial instruments in the form of forward exchange contracts for the purpose of economic hedges of anticipated sale and purchase transactions. In addition, European Micro enters into economic hedges for the purpose of hedging foreign currency market exposures of underlying assets, liabilities and other obligations which exist as part of its ongoing business operations.


     European Micro UK manages its currency exposure when transactions are consummated in currency other than Pound Sterling. For example, in the quarter ended June 30, 1997, purchases of inventory by European Micro UK, were in United States dollars (50%), pound sterling (38%), Dutch guilders (9%) and other (3%). The most significant currencies in which sales were made, other than pound sterling (63%), were the German Mark (15%), the French franc (6%) and the United States dollar (6%). Additionally, receivables are also significantly spread out over several currencies. Lastly, if bank balances are maintained in different currencies they would also be subject to currency fluctuations.


     The policy of the Company is not to hedge specifically against individual daily transactions. Instead, the exposure to a currency is determined every two to three days. This is done by comparing the bank account balances and account receivables with accounts payable, all in the same currency which acts as a "natural" hedge. Thereafter, to the extent that a bank balance and the accounts receivable are not substantially offset by the accounts payable, there would be a need to cover the residual balance with a forward currency contract. The Company tends to concentrate its currency management into four currencies--pound sterling, United States dollar, Dutch guilder and German Mark. It normally deems the exposure in other currencies to be minimal. However, when the Company buys products in other currencies, the Company may, in conjunction with current market advice, enter into a forward currency contract to cover current and some anticipated future purchases.

     The currency instruments used by the Company are always forward currency contracts with either fixed or optional take up dates. Moreover, in as much as the need is to cover short-term receivables or payables (usually always less than 45 days), these contracts are usually for periods that do not exceed more than 60 days.


INTER-GROUP SALES

     In order to achieve attractive prices from suppliers, a large quantity of a product is needed to be firmly committed to. European Micro polls the other members of the Group for informal commitments to help distribute that product. Thereafter, European Micro, as a member of the Group, would obtain the product, examine the product for damage and authenticity, and then supervise the shipping to the other Group members. In that capacity, European Micro acts as a "purchasing agent" for the other members of the Group. Such sales from European Micro during fiscal 1997, were immaterial. Note however, that European Micro benefited from similar low mark-up purchases from the Group to the extent of over $22 million during that same period.


     Later, when market conditions such as the strengthening of the United States Dollar and an aggressive sales effort from a leading manufacturer changed the emphasis to European Micro purchasing during the six-month period ended December 31, 1997, sales from European Micro to related parties increased to over $14 million. While the average margin on these sales was just over 1.8%, compared to an average margin of 12.8% to unrelated third parties during the same period, it was sufficient to cover any associated costs. European Micro was also able to enjoy the marginal benefits from the lower cost of the remaining product it needed for its sales. See "Risk Factors--Related Party Purchases and Sales."

                                   BUSINESS



     The Company is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products to customers mainly in Western Europe and to related parties in the United States. The Company's customers consist of more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company does not sell to end-users. Substantially all of the products sold by the Company are manufactured by well-recognized manufacturers such as IBM, Compaq, Hewlett-Packard and 3Com, although the Company generally does not obtain its inventory directly from such manufacturers. European Micro monitors the geographic pricing strategies of such manufacturers, currency fluctuations and product availability in order to obtain inventory at favorable prices from other distributors, resellers and wholesalers. As a result of this purchasing strategy, the Company has achieved gross margins of 11.0% and 11.4% for the fiscal years ended June 30, 1996 and 1997, respectively, and 9.5% for the six-month period ended December 31, 1997. In the three-year period ended June 30, 1997, total net sales of European Micro increased from $33.9 million in 1995 to $46.7 million in 1997 and operating profit of European Micro increased from $1.8 million in 1995 to $2.0 million in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     European Micro considers itself to be a focused distributor, as opposed to a broadline distributor, dealing with a limited and select group of high quality manufacturers and only limited products from such manufacturers. It believes that being a focused distributor enables it to respond quickly to customer requests and gives it greater availability of products, access to products and improved pricing. The Company believes that as a focused distributor it has been able to develop substantial knowledge in the products which it sells. The Company places significant emphasis on market awareness and planning and actively shares this pool of knowledge with its customers in order to further enhance trading relations. The Company strives to monitor and react quickly to market trends, thus enabling its multilingual sales team to maintain the highest levels of customer service.


     In 1996, European Micro introduced the Premier Dealers Club to attract small and medium sized resellers by offering them value-added procurement services that they were not enjoying from their current broadline distributors. Members of the Premier Dealers Club agree to purchase a target amount of products from the Company for a given period and those members achieving such goals earn rebates. Members also enjoy priority access to products in short supply, expedited shipment of orders, monthly analysis of purchases and rebates earned, internet-ordering, marketing information and purchasing and outsourcing assistance.

     Recently, European Micro set up an Internet Services Division to address the demand for internet oriented products. In 1997, the Company entered into a Master Distribution Agreement with WatchGuard Technologies, Inc. to distribute its WatchGuard range of firewall products throughout Europe. These products have enjoyed extensive press coverage in the industry. European Micro intends to seek to acquire distribution rights in other internet-oriented products and to enhance its technical capability by recruiting qualified personnel.

     European Micro Holdings, Inc. is the parent of Nor'easter and European Micro UK. Nor'easter was formed on December 26, 1997, to serve as an independent distributor of microcomputer products in the United States. European Micro UK was organized under the laws of the United Kingdom in 1991 and became a public limited company in 1994, to serve as an independent distributor of microcomputer products to customers mainly in Western Europe and to related parties in the United States.


     European Micro UK is the parent of European Micro Germany and has a 50% joint venture interest in Big Blue Europe. European Micro Germany was formed in 1993 as a wholly owned subsidiary of European Micro UK and it operates as a sales office in Dusseldorf, Germany. All products sold by European Micro Germany are procured and shipped from the facilities of European Micro UK. In January 1997, European Micro UK agreed with Big Blue Products to form Big Blue Europe. Big Blue Europe is a computer parts distributor located near Amsterdam, Holland. Selling primarily to computer maintenance companies, Big Blue Europe has experienced growth in sales and the Company believes that Big Blue Europe is positioned to participate in the higher margin parts after-market industry. Big Blue Europe has no affiliation with International Business Machines Corporation.


     European Micro UK is also the parent of European Micro B.V. European Micro B.V. was formed in 1995, commenced operations in January 1996 and ceased operations in December 1996.


     The following organizational chart summarizes the relationships among European Micro Holdings, Inc., Nor'easter, European Micro UK, European Micro Germany and Big Blue Europe.



                               [GRAPHIC OMITTED]



     European Micro Holdings, Inc. was formed in December 1997 to serve as a holding company of the Subsidiaries. European Micro Holdings, Inc. does not have any operations of its own. Its headquarters are located at 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015, and its telephone number is (305) 825-2458.



INDUSTRY


     The microcomputer products industry has grown significantly in recent years, primarily due to increasing worldwide demand for computer products and the use of distribution channels by manufacturers for the distribution of products. There are two traditional distribution channels in the microcomputer industry: (i) those that sell directly to end-users ("resellers") and (ii) those that sell to resellers ("distributors"). Distributors generally purchase a wide range of products in bulk directly from manufacturers and then ship products in smaller quantities to many different types of resellers, which typically include dealers, value-added resellers, system integrators, mail order resellers, computer products superstores and mass merchants. European Micro is an independent distributor and generally does not purchase products directly from manufacturers but purchases from other distributors. See "Risk Factors--No Contracts or Distribution Agreements with Suppliers."


     European Micro believes that the microcomputer products industry is ideally suited for distributors because of the large number of fragmented resellers in the industry. As a result, it is cost efficient for manufacturers to outsource a portion of their distribution, credit, inventory, marketing and customer support requirements to distributors. In addition, resellers traditionally have not been able to efficiently establish direct purchasing relationships with each manufacturer because of the large number of manufacturers in the industry. Instead, resellers have traditionally relied on distributors to satisfy a significant portion of their product, financing, marketing and technical support needs. The Company believes that resellers are also increasingly relying on distributors for inventory management and credit rather than stocking large inventories themselves and maintaining credit lines to finance their working capital needs. The Company believes the need for distributors in the microcomputer industry will continue to grow. It also believes that more manufacturers are using distributors as declining hardware prices, coupled with rising selling costs, make it difficult for manufacturers to efficiently deal directly with resellers.


     According to International Data Corporation ("IDC"), in 1996, Western Europe represented approximately 24% of the worldwide personal computer market. While the Company's sales have historically been in Western Europe and to related parties in the United States, the Company intends to address the emerging markets of Eastern Europe, the Middle East and Africa, regions which the Company believes are underserved relative to the industry and offer substantial growth opportunities. IDC projects a greater increase in the growth of personal computer sales in Eastern Europe, the Middle East and Africa when compared with the more mature market areas.



STRATEGY


     European Micro's objectives are to continue to strengthen its position as a distributor of microcomputer products within Western Europe. It also proposes to expand its operations into the United States, Eastern Europe, and to a lesser extent, Africa, the Middle East and Asia. In attempting to achieve these objectives, the Company intends to implement the following strategies:

     GROWTH THROUGH START-UPS AND ACQUISITIONS. The Company hopes to expand into new markets through a combination of start-up companies and acquisitions of existing distributors, although the Company has not identified any acquisition candidates and there can be no assurance that any acquisitions can be consummated on terms satisfactory to the Company. See "Risk Factors--Risks Associated with Acquisitions." The Company expects to seek acquisition candidates which have strong entrepreneurial management teams with experience in the local markets and the potential to benefit from the economies of scale that the Company could provide through its focused product lines. The Company intends that any acquisitions will adopt its policies and financial reporting procedures but operate as autonomous business units.

     FOCUSED DISTRIBUTION. European Micro's strategy is to operate as a focused distributor by addressing each national market in which it operates with a limited and select group of products from a limited and select group of high quality manufacturers. The Company believes this strategy helps it achieve a degree of strength within its chosen markets. The Company also believes that this strategy will further enhance its relationships with both its suppliers and customers. In addition, the Company intends to seek new products and suppliers that will reflect the requirements of the marketplace while at the same time remaining a focused distributor. The Company believes that this focused approach also results in more effective asset management. Generally, because popular products from leading manufacturers are in greater demand, the Company believes that this results in more efficient inventory management by virtue of greater inventory turns and, therefore, lower working capital requirements.

     FURTHER DEVELOP NEW INTERNATIONAL MARKETS. European Micro has, to date, focused its activities on the distribution of microcomputer products in Western Europe and to related parties in the United States. However, the Company believes that new opportunities are emerging in Eastern Europe, Africa, the Middle East and Asia as well as more mature markets such as North America. The Company believes that its success in the culturally and linguistically diverse markets of Western Europe will be advantageous to the Company in expanding into new regions.

     INTERNET PRODUCTS. European Micro plans to address directly the demand for internet-oriented products. The Company has recently received distribution rights to distribute firewall products manufactured by WatchGuard Technologies, Inc. throughout Europe. The Company intends to seek to acquire distribution rights in other internet oriented products and to enhance its technical capability by recruiting qualified personnel.



PRODUCTS AND CUSTOMERS



     European Micro's sales consist of hardware products such as personal computers, memory modules, disc drives and networking products to a customer base of more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company anticipates the continued expansion of its customer database as the Premier Dealers Club and Internet Services Division add new products and services. For the six months ended December 31, 1997, the Company's product mix by category was storage products (approximately 48%), networking (approximately 20%), memory (approximately
14%), system units (approximately 9%) and other (approximately 9%). For the six months ended December 31, 1997, the five best selling products accounted for 67% of European Micro's net sales. These products generally have short life cycles as technological obsolescence ensures that the end-user must constantly update hardware for new technology. In order to reduce its exposure to obsolescence, European Micro strives to achieve a continually high rate of inventory turnover.

     European Micro purchases its products from distributors and other suppliers in large quantities. As a focused distributor, the Company focuses on a limited and select group of products from a limited and select group of high quality manufacturers. As a result, the Company carries fewer individual products from fewer manufacturers than the broadline distributors. The Company believes that this policy enables it to better understand the products it sells and the geographical areas in which it operates.

     European Micro's customers typically rely on distributors as their principal source of microcomputer products. The Company finances a significant portion of its total sales on trade credit. In order to minimize the risk associated with such credit, European Micro has sought to insure substantially all of its accounts receivable. See "Risk Factors--Customer Credit Exposure." For the fiscal year ended June 30, 1996, one customer accounted for approximately 10% of the Company's net sales. The loss of this customer would not have a material adverse effect on the Company's business, financial condition or results of operations. During the six months ended December 31, 1997, American Micro Computer Center accounted for 22.6% of net sales. For the fiscal year ended June 30, 1997, no single customer accounted for more than approximately 8.5% of European Micro's total net sales. The Company does not believe the loss of any customer would have a material adverse effect on its business, financial condition or results of operations. The Company's backlog of orders is not considered material to its business. See Note 22 of the Notes to Consolidated Financial Statements.

     The Company's operations involve a single industry segment, the distribution of microcomputer products. Historically, the Company has operated in one geographic area--the United Kingdom--and has exported products from the United Kingdom to other European countries and to related parties in the United States. The following table sets forth the Company's net sales to third parties for each of the last three fiscal years attributable to its geographic area and the amount of export sales:

                                                       ($ IN THOUSANDS)
                                                     YEAR ENDED JUNE 30,
                            ----------------------------------------------------------------------
COUNTRY                        1995         %          1996         %          1997          %
-------------------------   ---------   ---------   ---------   ---------   ----------   ---------
Austria .................    $    --        0.0%     $    49        0.1%     $    --         0.0%
Belgium .................        163        0.6          450        1.1        1,496         3.2
Germany .................     13,749       40.6       11,305       28.0        8,282        17.7
Denmark .................      1,269        3.7          977        2.4        1,402         3.0
Spain ...................        520        1.5          185        0.5           35         0.1
Finland .................        274        0.8          157        0.4          696         1.5
France ..................        298        0.9        2,700        6.7        4,173         8.9
Great Britain ...........      8,414       24.8       11,876       29.4       21,050        45.1
Ireland .................        147        0.4          126        0.3          642         1.4
Italy ...................         67        0.2            7        0.0           26         0.1
Luxembourg ..............         76        0.2           39        0.1           40         0.1
Netherlands .............      5,520       16.3        8,230       20.4        4,653        10.0
Portugal ................        567        1.7          507        1.3           71         0.2
Sweden ..................        219        0.7        1,246        3.1        1,582         3.4
Other ...................      2,581        7.6        2,494        6.2        2,507         5.3
                             -------      -----      -------      -----      -------       -----
Total Net Sales .........    $33,864      100.0%     $40,348      100.0%     $46,655       100.0%

SOURCES OF SUPPLY

     European Micro obtains its products from distributors and other suppliers throughout the world in an attempt to obtain products at favorable prices while also maintaining continuity of supply. The Company generally makes its purchases based on the most favorable combination of prices, quantities and product selection, and therefore its suppliers are constantly changing. As a result, the Company does not believe that the loss of any single supplier other than Technology Express would have a material adverse effect on its operations. For the fiscal year ended June 30, 1997, the Company obtained 86.5% of its products from ten suppliers (36.2% excluding Technology Express). The Company does not generally obtain products directly from manufacturers and generally does not enter into any long-term or distribution agreements with its suppliers (except for the Master Distribution Agreement with WatchGuard Technologies, Inc.). In some cases suppliers are also customers. Whenever possible, products are purchased with the benefit of price protection so that the Company will receive a credit in the event the price of a product is reduced by the manufacturer.

     Suppliers deliver products against purchase orders tendered by European Micro. The Company often requests specific delivery dates in its purchase orders and lead times for delivery from suppliers are typically short. Delivery is, however, subject to availability, and, while suppliers have no liability to the Company for failure to meet a delivery date, orders may be cancelled by the Company where the terms of the order have not been met. From time to time the Company experiences delivery delays and inventory shortages. The Company believes that these delays and shortages are common to other distributors of microcomputer products. The Company believes that it has a better chance than its competitors in Europe to have availability of product since it sources product internationally and does not, like many of its competitors, rely on a single contractual source of product supply.


     Historically, European Micro has paid for a significant amount of product on delivery, a practice which leads to lower prices and earlier delivery dates. European Micro's suppliers have increased available credit commensurate with its growth and the Company expects to continue to take advantage of credit purchases.

     Substantially all of the products purchased by European Micro are trademarked or copyrighted products which may have been sold to distributors by the manufacturers and resold to the Company. From time to time, trademark or copyright owners and their licensees and trade associations have initiated litigation or administrative agency proceedings seeking to halt the importation of such products into many of the countries in which the Company operates. There can be no assurance that future judicial, legislative or administrative agency action in such countries, including possible import, export, tariff or other trade restrictions, will not limit or eliminate some of the Company's secondary sources of supply or other business activities. In addition, there can be no assurance that the Company's business activities will not become the subject of legal or administrative actions brought by manufacturers, distributors or others based on violations of trademark or copyright rights or other laws. Such judicial, legislative, administrative or legal actions could have a material adverse effect on the Company's business, financial condition and results of operations. The Company sells products in the United States and expects to continue to do so in the future. United States trademark and copyright owners and their licensees and trade associations in other industries have initiated litigation or administrative agency proceedings seeking to halt the importation into the United States of foreign manufactured or previously exported trademarked or copyrighted products. Such actions in the United States may prevent the Company from selling products in the United States or, if, at that time, the Company is already selling products in the United States, cease selling products in the United States. See "Risk Factors--Trade Restrictions on Cross-Border Sales."



SALES AND MARKETING



     In order to address the individual customs, practices and business conventions in the countries in which European Micro operates, the Company employs a sales staff conversant in English, German, Spanish, Italian, French and Dutch and with a general knowledge of the applicable markets. Oversight and strategic direction are provided by senior management of the Company.

     SALES. European Micro markets its products to distributors and resellers, not end-users. As of December 31, 1997, the Company distributed products to more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company's customers typically place orders with a sales representative. The Company maintains detailed information regarding its current inventory levels and pricing. The Company has historically experienced a reduction in demand during the summer months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."



     MARKETING. European Micro's marketing department monitors and evaluates national market trends, price movements and changes in product specifications. It is also responsible for developing and implementing the Company's advertising programs. The marketing department routinely queries the Company's customer base to ascertain how customers value its products, services, sales and support compared to its competitors. The feedback allows the Company to constantly tailor its business to its customers' needs. The Company recently introduced the Premier Dealers Club which allows members to earn rebates on the purchase of products, priority access to products in short supply, expedited shipment of orders, internet ordering and purchasing and outsourcing assistance.


COMPETITION



     European Micro operates in an industry which is characterized by intense competition based on price, product availability and delivery times. Its competitors include manufacturers and international distributors. Some of the Company's competitors have greater financial and administrative resources than the Company. The Company believes availability of the right product at the right price is the key element of competitiveness and attempts to differentiate itself from its competitors by providing a select number of products from a few name brand manufacturers and maintaining a sufficient inventory of such products. Furthermore, the Company believes that it enhances its competitive position by providing responsible and responsive customer service through its sales personnel.

INTELLECTUAL PROPERTY


     European Micro is attempting to build a brand name in the microcomputer industry. To that end, European Micro has applied for trademark protection both in the United Kingdom and within the European Community. The Company is currently evaluating and will continue to evaluate the need to apply for trademark protection in the United States and in other countries as the Company expands. The following is a summary of the trademarks which the Company has applied for and their current status:

TRADEMARK                 CLASS(1)       NO.       APPLICANT     DATE OF FILING          COMMENTS
----------------------   ----------   ---------   -----------   ----------------   --------------------
European Micro               9         438689     European         12-23-96        Community Trademark
                                                  Micro UK                         application

European Micro Plc           9        2119204     European         12-20-96        U.K. Trademark
 & Logo                                           Micro UK                         granted

Premier Dealers Club         9        2152310     European         11-29-97        U.K. Trademark
 & Logo                                           Micro UK                         application

Premier Dealers Club         9         695072     European          Pending        Community Trademark
 & Logo                                           Micro UK                         application

----------------
(1) Class 9 covers computer software, computer peripherals, parts and accessories for all such goods.


EMPLOYEES



     European Micro UK currently has twenty eight full-time employees in the United Kingdom. European Micro Germany currently has four full-time employees in Germany. As of January 1998, Nor'easter has one full-time employee in the United States. Big Blue Europe currently has sixteen full-time employees in Holland. European Micro Holdings, Inc. has two full-time and one part-time employee in the United States. Of the total number of full-time employees, twenty-four work in marketing and sales, eight work in warehousing and delivery and nineteen are employed in administrative and other support positions. None of the Company's employees are represented by unions. There has been no disruption of operations due to a labor dispute. Management considers its relations with its employees to be good.



FACILITIES



     The corporate headquarters of European Micro Holdings, Inc. is located in Miami, Florida. Approximately 350 square feet is dedicated to management offices. European Micro UK operates primarily from facilities located in Manchester, England. Approximately 4,400 square feet of the facilities in Manchester are allocated to offices, including management, sales and administrative areas and the remaining 8,000 square feet is warehousing space.



     European Micro's facilities are described below:


LOCATION                                   SQUARE FEET     LEASE EXPIRATION
---------------------------------------   -------------   -----------------
   Manchester (warehouse)(1) ..........        8,000            2012
   Manchester (offices)(1) ............        4,400            2002
   Germany(2) .........................        1,360            2004
   Netherlands(3) .....................       18,000            2002
   Miami, Florida(4) ..................          350              --
   New Hampshire(5) ...................           --              --

----------------
(1) European Micro UK
(2) European Micro Germany
(3) Big Blue Europe 50% Joint Venture
(4) European Micro Holdings, Inc.
(5) Nor'easter

     The office in Germany is a sales office with no warehousing facility. All products are shipped from the Company's Manchester facility directly to the customer. European Micro considers its existing facilities to be adequate for its foreseeable needs.



LEGAL PROCEEDINGS



     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

                                  MANAGEMENT



     The executive officers and directors of European Micro and their ages as of January 1, 1998, are as follows:

NAME                         AGE    POSITION
-------------------------   -----   ---------------------------------------
   Harry D. Shields          47     Co-Chairman, Co-President and Director
   John B. Gallagher         42     Co-Chairman, Co-President and Director
   Jay Nash                  36     Chief Financial Officer, Controller,
                                    Secretary and Treasurer
   Laurence Gilbert          52     Director
   Bernadette Spofforth      28     Director
   Kyle R. Saxon             46     Director
   Barrett Sutton            47     Director

     HARRY D. SHIELDS is co-founder of European Micro Holdings, Inc. and European Micro UK and has served as Co-Chairman, Co-President and Director of European Micro Holdings, Inc. since it was formed in December 1997. Mr. Shields has also served as Co-Chairman and Director of European Micro UK since it was formed in 1991. He has served as President of Technology Express since 1986, and was a Director of Ameritech Exports, a computer hardware and peripheral distributor, from 1992 to 1997. Mr. Shields has a Bachelor of Arts from DePaul University and a Masters of Science from the University of Tennessee.


     JOHN B. GALLAGHER is co-founder of European Micro Holdings, Inc. and European Micro UK and has served as Co-Chairman, Co-President and Director of European Micro Holdings, Inc. since it was formed in December 1997. Mr. Gallagher has also served as Co-Chairman and Director of European Micro UK since its was formed in 1991. He was a Director and President of Ameritech Exports Miami from 1992 to 1997, and President of American Micro Computer Center since 1989. Mr. Gallagher is a non-practicing attorney with a Bachelor of Arts and a Juris Doctorate both from the University of Florida.


     JAY NASH has been Chief Financial Officer, Controller, Secretary and Treasurer of European Micro Holdings, Inc. since January 1998. He has served as Vice President of Technology Express since 1992 and was an accountant with Jacques Miller from 1986 to 1992 and KPMG Peat Marwick from 1983 to 1986. Mr. Nash is a Certified Public Accountant with a Bachelor of Science in Accounting from the University of Tennessee.


     LAURENCE GILBERT has been a Director of European Micro Holdings, Inc. since January 1998. Mr. Gilbert has been Managing Director of European Micro UK since 1996 and was Finance Director of the Group from 1995 to 1996. He served as a Management Consultant from 1994 to 1995 and Managing Director of Gilbert Lawton Ltd. from 1991 to 1993. Mr. Gilbert is a Chartered Accountant.


     BERNADETTE SPOFFORTH has been a Director of European Micro Holdings, Inc. since January 1998. Ms. Spofforth has been Director of Sales of European Micro UK since 1994 and served as Sales Manager of European Micro UK from 1991 to 1994. Ms. Spofforth was a Sales Executive with Cavelle Data Systems Ltd. from 1988 to 1991.

     KYLE R. SAXON has been a Director of European Micro Holdings, Inc. since January 1998. Mr. Saxon has also been a Director of European Micro UK since March 1998. He had been a shareholder and vice president with the law firm of Catlin, Saxon, Tuttle, and Evans, P.A. since 1988. Mr. Saxon has a Bachelor of Arts and a Juris Doctorate both from the University of Florida.


     BARRETT SUTTON has been a Director of European Micro Holdings, Inc. since February 1998. Mr. Sutton has also been a Director of European Micro UK since February 1998. Until December 31, 1997, he was an attorney, Executive Vice-President and General Counsel for General Capital

Corporation and Gen Cap America, Inc. since 1995. He practiced law with the firm of White & Reasor from 1981 to 1994. Since January 1, 1998, Mr. Sutton has been a partner at the law firm of Tuke Yopp & Sweeney. Mr. Sutton has a Bachelor of Arts from Vanderbilt University and a Juris Doctorate from the University of Virginia.



DIRECTORS



     The Board of Directors has been divided into three equal size classes serving staggered three-year terms. The term of office of the Class I directors will expire at the 1998 annual meeting of shareholders, the term of the Class II directors will expire at the 1999 annual meeting of shareholders and the term of the Class III directors will expire at the 2000 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Stock will have no right to cumulative voting for the election of directors at annual meetings of shareholders, the holders of a majority of the Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting. See "Risk Factors--Control by Current Shareholders." The staggered term for directors may affect the shareholders' ability to effect a change of control of the Company.


     Under Nevada law, any vacancy in the Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors. The authority of the Board of Directors to fill vacancies may result in a majority of the directors being elected without a vote of the shareholders. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Articles of Incorporation, Bylaws and Nevada Law." As of the date of this Prospectus, the name, class and expiration date of the initial term of the directors are as follows:

CLASS 1                       CLASS II                  CLASS III
---------------------------   -----------------------   ----------------------
    (Terms expiring 1998)     (Terms expiring 1999)     (Terms expiring 2000)
    Laurence Gilbert          Barrett Sutton            John B. Gallagher
    Bernadette Spofforth      Kyle R. Saxon             Harry D. Shields


INDEMNIFICATION AND LIMITED LIABILITY



     Pursuant to indemnification agreements entered into with each of the directors, the Company has agreed to indemnify each director, to the fullest extent permitted by law, from and against any and all claims of any type arising from or related to his past or future acts or omissions as a director or officer of the Company and any of its subsidiaries. In addition, the Company has agreed to advance all expenses of each director as they are incurred and in advance of the final disposition of any claim.



     Pursuant to its Articles of Incorporation, European Micro is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of European Micro. The Articles of Incorporation further eliminate the personal liability of a director or an officer to European Micro or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director or an officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of Nevada Revised Statutes ("NRS"). European Micro is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.


     European Micro maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of European Micro for a wrongful act for which they may become legally obligated to pay or for which European Micro is required to indemnify its directors and officers.


COMMITTEES



     The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The functions of the Audit Committee, composed of Messrs. Saxon, Sutton and Gilbert, are to: (1) recommend annually to the Board of Directors the appointment of the independent auditors of European Micro, (2) discuss and review, in advance, the scope and the fees of the annual audit and review the results thereof with the independent auditors, (3) review and approve non-audit services of the independent auditors, (4) review compliance with existing major accounting and financial reporting policies of European Micro, (5) review the adequacy of the financial organization of European Micro, and (6) review management's procedures and policies relating to the adequacy of European Micro's internal accounting controls and compliance with applicable laws relating to accounting practices.

     The Compensation Committee, composed of Messrs. Gallagher, Shields, Saxon and Sutton, is responsible for making recommendations to the Board of Directors regarding compensation arrangements for the Company's officers.

     The Stock Option Committee, composed of Messrs. Saxon and Sutton, is responsible for making recommendations to the Board of Directors regarding the adoption of any employee benefit plans and administering the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan and the grant of stock options or other benefits under such plans.



DIRECTOR COMPENSATION


     Non-employee Directors receive $1,000 for attendance at Board of Director meetings whether in person or by telephone and are reimbursed for all out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees thereof.



     European Micro's 1998 Stock Incentive Plan (the "Incentive Plan") provides that directors who are not employees of European Micro will automatically be granted options to purchase (i) 10,000 shares of European Micro's Common Stock in connection with their appointment to European Micro's Board of Directors and
(ii) 5,000 shares of European Micro's Common Stock each year thereafter that such non-employee director serves on European Micro's Board of Directors. See "--1998 Stock Incentive Plan." The options granted to European Micro's initial non-employee directors will have an exercise price of 100% of the offering price in this Offering. Options granted after completion of this Offering will be priced no less than 100% of the fair market value on the date of the grant. Options granted to non-employee directors will be non-statutory options and will become exercisable after one year of service (unless otherwise determined by the Board of Directors or in the event of a change of control of the Company) on the Board of Directors and will be exercisable for ten years from the date of the grant, except that options exercisable at the time of a director's death may be exercised for twelve months thereafter. Under the terms of the Incentive Plan, neither the Board of Directors nor any committee thereof will have any discretion with respect to options granted to directors.



1998 STOCK INCENTIVE PLAN



     The Board of Directors has adopted the Incentive Plan, which will become effective upon the consummation of this Offering. The Incentive Plan provides a means to attract, motivate, retain and reward key employees of European Micro and its Subsidiaries and other selected persons and promote the success of European Micro. A maximum of 500,000 shares of Common Stock (subject to certain anti-dilution adjustments) may be issued pursuant to grants and awards under the Incentive Plan.

     ADMINISTRATION AND ELIGIBILITY. The Incentive Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors comprised of at least two persons (currently the

Stock Option Committee) (the "Administrator"). The Incentive Plan empowers the Administrator, among other things, to interpret the Incentive Plan, to establish and modify administrative rules for the Incentive Plan, to impose such conditions and restrictions on awards as it determines appropriate, and to take such steps in connection with the Incentive Plan and awards granted thereunder as it may deem necessary or advisable. Key employees, non-employee directors and consultants of European Micro and its Subsidiaries ("Eligible Employees"), as selected by the Administrator, may participate in the Incentive Plan. Under the Incentive Plan, the following may be awarded: options, including incentive stock options ("ISOs"), as defined in the Internal Revenue Code of 1986, as amended (the "Code"), stock appreciation rights ("SARs"), shares of restricted stock, performance shares and other awards valued by reference to Common Stock, based on the performance of the participant, the performance of European Micro or its Common Stock or such other factors as the Administrator deems appropriate. The various types of awards under the Incentive Plan are collectively referred to as "Awards."



     TRANSFERABILITY. Generally, Awards under the Incentive Plan are not transferable other than by will or the laws of descent and distribution, are exercisable only by the participant and may be paid only to the participant or the participant's beneficiary or representatives. However, the Administrator may establish conditions and procedures under which exercise by and transfers and payments to certain third parties are permitted, to the extent permitted by law.



     OPTIONS. An option is the right to purchase shares of Common Stock at a future date at a specified price. The option price is expected generally to be the closing price for a share of Common Stock as reported on a national securities exchange, as quoted on the Nasdaq National Market, or the closing bid price as quoted by the Nasdaq Small Cap Market, whichever is applicable (the "Fair Market Value"), on the date of grant, but may be a lesser amount if authorized by the Administrator. The Incentive Plan authorizes the Administrator to award options to purchase Common Stock at an exercise price which may be less than 100% of the Fair Market Value of such stock at the time the option is granted.

     An option may be granted as an incentive stock option, as defined in
Section 422 of the Code, or a non-qualified stock option. An ISO may not be granted to a person who, at the time the ISO is granted, owns more than 10% of the total combined voting power of all classes of stock of European Micro and its Subsidiaries unless the exercise price is at least 110% of the Fair Market Value of shares of Common Stock and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. The aggregate Fair Market Value of shares of Common Stock (determined at the time the option is granted) for which ISOs may be first exercisable by an option holder during any calendar year under the Incentive Plan or any other plan of European Micro or its Subsidiaries may not exceed $100,000. A non-qualified stock option is not subject to any of these limitations.

     Generally, the shares purchased upon exercise of an option granted under the Incentive Plan must be paid in full in cash by the optionee. However, the Administrator may permit payment to be made by delivering to the Company (i) shares of Common Stock or (b) any combination of cash and Common Stock or (c) such other consideration as the Administrator deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the optionee, shares of Common Stock may be issued directly to the optionees broker or dealer upon receipt of an irrevocable written notice of exercise from the optionee).


     Cash received by European Micro upon exercise will constitute general funds of European Micro and shares of Common Stock received by European Micro upon exercise will return to the status of authorized but unissued shares.



     CONSIDERATION FOR AWARDS. Typically, the only consideration received by European Micro for the grant of an award under the Incentive Plan will be the future services by the optionee (as contemplated by the vesting schedule or required by agreement), past services or a combination thereof.

     SARS. The Incentive Plan authorizes the Administrator to grant SARs independent of any other award or concurrently (and in tandem) with the grant of options. An SAR entitles the holder to receive upon exercise the excess of the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over the option price. This amount may be paid in Common Stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Administrator may determine. Unless the agreement awarding such option in connection with the SAR provides otherwise, the option granted concurrently with the SAR must be canceled to the extent that the appreciation right is exercised and the SAR must be canceled to the extent the option is exercised.

     RESTRICTED STOCK. The Incentive Plan authorizes the Administrator to grant restricted stock to Eligible Employees on such conditions and with such restricted periods as the Administrator may designate. During the restricted period, stock certificates evidencing the restricted shares may be held by European Micro or a third party designated by the Administrator and the restricted shares may not be sold, assigned, transferred, pledged (other than by will or the laws of descent and distribution or to an INTER VIVOS trust with respect to which the participant is treated as the owner under the applicable sections of the Code.)


     PERFORMANCE SHARE AWARDS. The Administrator may, in its discretion, grant Performance Share Awards to Eligible Employees based upon certain predetermined performance targets as may be established by the Administrator in its discretion. The amount of cash or shares of Common Stock or a combination of cash and Common Stock that may be deliverable pursuant to these awards will be based upon the degree of attainment over a specified period as may be established by the Administrator. The Administrator may provide for full or partial credit, prior to completion of a specified period or the attainment of the performance achievement specified in the award in the event of the participant's retirement prior to the completion of a specified period or in such other circumstances as the Administrator may determine. In the event of the participant's death or disability or a Change of Control (as defined in the Incentive Plan), the participant or the participant's personal representative will be entitled to receive a pro-rata share of his or her award.

     SPECIAL PERFORMANCE-BASED SHARE AWARDS. In addition to awards granted under other provisions of the Incentive Plan, performance-based awards within the meaning of Section 162(m) of the Code and awards based on operating income, return on investment, return on shareholders' equity, earnings before interest, taxes, depreciation and amortization or earning per share or other business criteria relative to preestablished performance goals, may be granted under the Incentive Plan. The specific performance goals relative to these business criteria must be approved by the Administrator in advance of applicable deadlines under the Code and while the performance relating to the goals remains substantially uncertain.

     TERM AND EXERCISE PERIOD OF AWARDS. The Incentive Plan provides that awards may be granted for such terms as the Administrator may determine but not greater than ten years after the date of the award. The Incentive Plan does not impose any minimum vesting period, post-termination exercise period or pricing requirement, although in the ordinary course, customary restrictions will likely be imposed. Options and SARs will generally be exercisable during the holder's employment by European Micro or by a related company and unearned restricted stock and other Awards will generally be forfeited upon the termination of the holder's employment prior to the end of the restricted or performance period. Generally, options which have become exercisable prior to termination of employment will terminate on the date of such termination of employment, unless extended by the Administrator. Such periods, however, cannot exceed the expiration dates of the Options. SARs have the same post-termination provisions as the Options to which they relate. The Administrator has the authority to accelerate the exercisability of Awards or (within the maximum ten-year term) extend the exercisability periods.


     TERMINATION, AMENDMENT AND ADJUSTMENT. The Incentive Plan may be terminated by the Board of Directors at any time. In addition, the Board of Directors may amend the Incentive Plan from time to time, without the authorization or approval of European Micro's shareholders, unless the amendment (i) materially increases the benefits accruing to participants under the Incentive Plan, (ii) materially increases the aggregate number of securities that may be issued under the Incentive Plan or

(iii) materially modifies the requirements as to eligibility for participation in the Incentive Plan, but in each case only to the extent then required by the Code or applicable law, or deemed necessary or advisable by the Board of Directors.


     Upon the occurrence of a change of control, all options become immediately exercisable and all restrictions on restricted shares lapse. A change of control includes:



     (1) the acquisition in one or more transactions by any person of beneficial ownership of shares or other securities representing 30% or more of either the outstanding Common Stock or the Company's voting securities, except that a change of control shall not be deemed to occur in connection with any acquisition by the Company, an employee benefit plan of the Company or any person who immediately prior to the completion of this Offering is a holder of Common Stock; or


     (2) any election has occurred of persons as directors of the Company that causes two-thirds or more of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on the Termination Date and (ii) persons who were nominated by the Board of Directors for election as members of the Board of Directors at the time when at least two-thirds of the Board of Directors consisted of persons who were members of the Board of Directors on the Termination Date; or


     (3) approval by the shareholders of the Company of a reorganization, merger, consolidation or similar transaction unless, immediately following such transaction, more than 50% of, respectively, the outstanding shares of Common Stock of the entity resulting from or surviving the transaction and the combined voting power of the securities of such entity entitled to vote generally in the election of directors, is then beneficially owned by the persons who were the respective beneficial owners of the outstanding Common Stock immediately prior to the transaction in substantially the same proportions as their ownership of outstanding Common Stock immediately prior to the transaction; or


     (4) approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company to an entity, unless, with respect to such entity, immediately following such sale or other disposition more than 50% of, respectively, the outstanding shares of Common Stock of such entity entitled to vote generally in the election of directors, is then beneficially owned by the persons who were the respective beneficial owners of the outstanding shares of Common Stock immediately prior to such sale or disposition in substantially the same portions as their ownership of the outstanding shares of Common Stock immediately prior to such sale or disposition.


     NON-EMPLOYEE DIRECTOR OPTIONS. The Incentive Plan provides that directors who are not employees of European Micro will automatically be granted options to purchase (i) 10,000 shares of European Micro's Common Stock in connection with their appointment to European Micro's Board of Directors and (ii) 5,000 shares of European Micro's Common Stock each year thereafter that such non-employee director serves on European Micro's Board of Directors. The option price is the Fair Market Value of a share of Common Stock on the date of grant of such option. Options granted to non-employee directors will become exercisable after one year of service on the Board of Directors and will be exercisable for ten years from the date of grant (unless otherwise determined by the Board of Directors or in the event of a change of control of the Company as described above.)


     If a non-employee director's service with the Company terminates by reason of death, his or her option may be exercised for a period of one year from the date of death or until the expiration of the option, which ever is shorter. If a non-employee director's service with the Company terminates other than by reason of death, his or her option may be exercised for a period of three months from the date of such termination or until the expiration of the stated term of the option, whichever is shorter. See "Management--Director Compensation."



     ANTIDILUTION PROVISIONS. The number of shares of Common Stock authorized to be issued under the Incentive Plan and subject to outstanding awards (and the purchase or exercise price thereof) will be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Incentive Plan or the awards.


     NON-EXCLUSIVITY. The Incentive Plan is not exclusive and does not limit the authority of the Board of Directors or the Administrator to grant other awards, in stock or cash, or to authorize other compensation, under any other plan or authority.


1998 EMPLOYEE STOCK PURCHASE PLAN



     The Company has adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan"), a total of 50,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. The Purchase Plan will permit eligible employees of European Micro and the Subsidiaries to purchase Common Stock at a discount through accumulated payroll deductions. Employees are generally eligible to participate in the Purchase Plan after twelve months of full-time employment with European Micro or the Subsidiaries. The Purchase Plan will be implemented through sequential offering periods, each of which is approximately three months in duration. Participants will purchase shares of Common Stock on the last day of each offering period. Employees may end their participation in the Purchase Plan at any time during an offering period and participation ends automatically upon the participant's termination of employment.


EXECUTIVE COMPENSATION



     SUMMARY COMPENSATION TABLE. The following table provides information relating to compensation for the three most recently completed fiscal years for European Micro's Co-Chairmen and its three other most highly compensated executive officers (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                             ANNUAL COMPENSATION      COMPENSATION
                                           -----------------------   -------------
                                 FISCAL                                ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR       SALARY        BONUS      COMPENSATION
-----------------------------   --------   ----------   ----------   -------------
John Gallagher(1)                 1997           --            --            --
 Co-Chairman,                     1996           --            --            --
 Co-President and
Director                          1995      $ 4,388            --            --
Harry Shields(1)                  1997           --            --            --
 Co-Chairman,                     1996           --            --            --
 Co-President and
Director                          1995      $ 4,388            --            --
Laurence Gilbert(2)               1997      $64,364      $ 90,152       $11,160
 Managing Director                1996           --            --       $29,418
                                  1995           --            --       $13,319
Nils Wager(3)                     1997      $20,962      $169,582       $   450
 Managing Director                1996      $73,626      $241,860       $14,509
                                  1995      $75,748      $347,367       $59,469
Bernadette Spofforth(4)           1997      $48,328      $248,902       $13,979
 Director of Sales                1996      $28,433      $168,971       $10,509
                                  1995      $26,641      $119,668       $ 8,348

----------------
(1) During the three-year period ended June 30, 1997, and the six-month period ended December 31, 1997, Messrs. Gallagher and Shields devoted a part of their working time to the consolidated operations of European Micro Plc. Such work consisted of the type of services generally performed by chief executive officers of similar companies and included strategic planning, review and approval of budgets and material contracts, negotiating bank financing and establishing and maintaining business relationships. To compensate Messrs. Gallagher and Shields for their work, the Company paid management fees to American Micro Computer Center in the case of Mr. Gallagher and to Technology Express in the case of Mr. Shields. This amounted to $60,000, $50,000 and $56,000 for the work attributable to Mr. Gallagher and to $60,000, $50,000 and $56,000 for services attributable to Mr. Shields, in each case, for the fiscal years ended 1997, 1996 and 1995, respectively.
(2) Mr. Gilbert became Managing Director in November 1996. All other compensation for fiscal years 1996 and 1995 was for consultancy fees paid to Mr. Gilbert prior to his becoming an officer of the Company. After the consummation of the Offering, the Company expects to grant Mr. Gilbert options to purchase 25,000 shares of Common Stock at the initial public offering price. Such options are expected to vest over the course of six years.
(3)      As of November 1996, Mr. Wager is no longer employed by the Company.
(4) After the consummation of the Offering, the Company expects to grant Ms. Spofforth options to purchase 50,000 shares of Common Stock at the initial public offering price. Such options are expected to vest over the course of six years.



EMPLOYMENT AGREEMENTS



     European Micro has entered into five-year employment agreements with each of Messrs. Gallagher and Shields. Pursuant to the agreements, each executive is employed as Co-Chairman of European Micro. These agreements are effective as of January 1, 1998, and each provides for annual base salaries of $175,000, plus annual cost of living adjustments and other increases to be determined at any time or from time to time by the Board of Directors or any committee thereof. In addition, each executive is entitled to annual incentive bonus compensation in an amount to be determined by the Board of Directors or a committee thereof.


     Each agreement further provides that each of Messrs. Gallagher and Shields will devote a significant amount of his working time and efforts to the business and affairs of European Micro (which means no less than 50% of his working time); provided, however, that each of Messrs. Gallagher and Shields may devote a reasonable amount of time and effort to other business affairs, including, in the case of Mr. Gallagher, American Micro Computer Center and, in the case of Mr. Shields, Technology Express and in each case other activities disclosed to the Board of Directors.


     The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of European Micro), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to three times the compensation such executive would be entitled to receive in the then current fiscal year, including base salary and incentive bonus compensation. For the purposes of the employment agreement, the amount of incentive bonus compensation such executive would be entitled to receive in the then current fiscal year is equal to the largest amount accrued for any of the two most recently completed fiscal years. In addition, European Micro will pay certain relocation expenses incurred by the executive in change of principal residence and will indemnify the executive for any loss sustained in the sale of his principal residence. The agreements also provide that the executive will not compete with European Micro during his employment (except for activities related to American Micro Computer Center and Technology Express and such other activities disclosed to the Board of Directors) and for two years thereafter unless European Micro terminates the executive without "cause" or the executive terminates his employment for "good reason."



     In addition, the agreements grant each of Messrs. Gallagher and Shields demand and piggy-back registration rights with respect to the shares of Common Stock held by each. Each executive may individually require European Micro to file a registration statement with respect to these shares on annual basis. Moreover, each executive may include these shares in certain other offerings by European Micro. See "Description of Capital Stock--Registration Rights."



     European Micro Plc has entered into an employment agreement with Ms. Bernadette Spofforth. Pursuant to the agreement, Ms. Spofforth is employed as Sales Director of European Micro Plc. Ms. Spofforth's agreement was effective April 30, 1996, will continue until terminated by either party delivering not less than six months' written notice to the other party and provides for an annual base salary of \P30,000 (approximately $48,000 assuming an exchange rate of $1.60 to \P1.00) plus bonus.

Ms. Spofforth is also entitled to the use of a Company owned vehicle under the terms of her employment agreement. The Company expects to also enter into an employment agreement with Mr. Laurence Gilbert.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During the fiscal year ended June 30, 1997, the Company had no compensation committee. As of the date of this Prospectus, the Compensation Committee is composed of Messrs. Gallagher, Shields, Saxon and Sutton. Each of Messrs. Gallagher and Shields is a Co-Chairman, Co-President and Director of the Company and Co-Chairman of each of the Subsidiaries.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On January 31, 1998, European Micro Holdings, Inc. acquired one hundred percent (100%) of the issued and outstanding shares of ordinary stock of European Micro UK in consideration for the issuance of 4,000,000 newly issued shares of Common Stock of European Micro Holdings, Inc. The 4,000,000 shares of Common Stock of European Micro Holdings, Inc. has been issued to the shareholders of European Micro UK on a pro rata basis in accordance with such shareholder's respective ownership interests in European Micro UK. As a result of the exchange, the Selling Shareholders and the Trust Shareholders together own one hundred percent (100%) of the issued and outstanding Common Stock of European Micro Holdings, Inc. prior to the consummation of this Offering. For a discussion of the number of shares of Common Stock owned by the Selling Shareholders and the Trust Shareholders after the closing of this Offering see "Principal and Selling Shareholders."

     The Company has agreed to grant options to purchase up to 25,000 shares of Common Stock to Thomas H. Minkoff for consulting fees rendered to the Company. The options will have an exercise price equal to 100% of the Offering price. Mr. Minkoff is the Trustee of the Gallagher Family Trust and the first cousin of John B. Gallagher, the Co-Chairman, Co-President, a director and one of the Selling Shareholders. See "Principal and Selling Shareholders."

     Since its formation in 1991, European Micro UK has belonged to the Group. The Group is comprised of European Micro, Technology Express, American Micro Computer Center and, until August 1, 1997, Ameritech Exports and Ameritech Argentina. All members of the Group were owned and controlled by either of the two primary shareholders of European Micro, Messrs. Gallagher and Shields. In order to facilitate fast and efficient international transactions, each member of the Group has acted as a supplier for, and purchaser from, the other members of the Group. Such factors as country supply, currency fluctuation, and manufacturer's geographic pricing strategy lead to a constantly changing model where purchases and sales to other members of the Group depend on the then current economic balance. Inter-Group sales have historically been one percent above the selling Group member's cost. This low mark-up has enabled each Group member to buy product quickly and efficiently in the others' primary territory and to take advantage of quantity purchasing, financing and logistics of the other members of the Group. The Group has made numerous exceptions to the general one-percent mark-up pricing policy in times of short supply, to cover build-up costs and to reward certain Group members for exceptional low-cost purchases. Additionally, European Micro has paid certain management and consulting fees to the other members of the Group. Inter-Group purchases and sales are as follows:

                                         ($ IN THOUSANDS)
                                                                                     (UNAUDITED)
                                                   YEAR ENDED JUNE 30,             SIX MONTHS ENDED
                                           ------------------------------------      DECEMBER 31,
                                              1995        1996         1997              1997
                                           ---------   ---------   ------------   -----------------
SALES TO GROUP MEMBERS
American Micro Computer Center .........    $  323      $   306      $   66            $10,413
Technology Express. ....................        22          104          (2)             3,582
Ameritech Argentina ....................         -            -          90                  -
Ameritech Exports ......................         1           26           -                  -
                                            ------      -------      --------          -------
                                            $  346      $   436      $  154            $13,995
                                            ======      =======      ========          =======
PURCHASES FROM GROUP MEMBERS
American Micro Computer Center .........    $4,082      $ 2,289      $1,092            $   325
Technology Express .....................     3,265       14,890      20,717              2,937
Ameritech Argentina ....................         -            -           -                  -
Ameritech Exports ......................        70        1,116         848                  -
                                            ------      -------      --------          -------
                                            $7,417      $18,295      $22,657           $ 3,262
                                            ======      =======      ========          =======

     The management and consulting fees paid by European Micro to other Group members are as follows:


                                     ($ IN THOUSANDS)
                                                                               (UNAUDITED)
                                                                                SIX MONTHS
                                                 YEAR ENDED JUNE 30,              ENDED
                                           --------------------------------    DECEMBER 31,
                                            1995        1996         1997          1997
                                           ------   -----------   ---------   -------------
American Micro Computer Center .........    $ 56       $ 50         $  60          $18
Technology Express .....................      56         50            60           16
                                            ----       ----         -----          ---
                                            $112       $100         $ 120          $34
                                            ====       ====         =====          ===
CONSULTANCY FEES
Technology Express .....................    $ 32       $ 37         $  16          $10
                                            ----       ----         -----          ---
                                            $ 32       $ 37         $  16          $10
                                            ====       ====         =====          ===
RECHARGED CONSULTANCY FEES
American Micro Computer Center .........    $ --       $(14)        $ (27)         $--
Technology Express .....................      --        (14)          (27)          --
Ameritech Argentina ....................      --         (8)          (13)          --
Ameritech Exports ......................      --         (7)          (14)          --
                                            ----       -------      -----          ---
                                            $ --       $(43)        $ (81)         $--
                                            ----       ------       -----          ---
                                            $144       $ 94         $  55          $44
                                            ====       ======       =====          ===

     Sales to and from Group members has resulted in the following accounts receivable:

                                 ($ IN THOUSANDS)
                                                                       (UNAUDITED)
                                                                        SIX MONTHS
                                                   JUNE 30,               ENDED
                                           ------------------------    DECEMBER 31,
                                            1995     1996     1997         1997
                                           ------   ------   ------   -------------
American Micro Computer Center .........    $97      $259     $240         $446
Technology Express .....................     --        15       --            8
Ameritech Argentina ....................     --       274      329           --
Ameritech Exports ......................     --       160       --           --
                                            ---      ----     ----         ----
                                            $97      $708     $569         $454
                                            ===      ====     ====         ====

     Accounts payable to Group members are as follows:

                                   ($ IN THOUSANDS)
                                                                          (UNAUDITED)
                                                                           SIX MONTHS
                                                    JUNE 30,                 ENDED
                                           ---------------------------    DECEMBER 31,
                                            1995       1996      1997         1997
                                           ------   ---------   ------   -------------
American Micro Computer Center .........    $ 34     $   90      $ --        $   --
Technology Express .....................     242        535       188         2,858
Ameritech Argentina ....................      --        281        --            --
Ameritech Exports ......................       2        238        --            --
                                            ----     ------      ----        ------
                                            $278     $1,144      $188        $2,858
                                            ====     ======      ====        ======

     The entities listed above are related to European Micro or its officers, directors and principal shareholders in the following manner:



AMERICAN MICRO COMPUTER CENTER



     American Micro Computer Center is a distributor of computer hardware based in Miami, Florida. John B. Gallagher who is Co-Chairman, Co-President, Director and shareholder (owning 37% of the outstanding shares after the Offering assuming that the Offering is fully subscribed) of European Micro is the President of American Micro Computer Center, and owns 33.3% of the outstanding shares of common stock of that company.


TECHNOLOGY EXPRESS

     Until 1996, Technology Express was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express was sold to Inacom Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company by the same name. This new company is a distributor of computer products, focusing primarily on governmental and international sales of computer products. It does not sell to end-users. Harry D. Shields, who is Co-Chairman, Co-President, Director and shareholder (owning 31% of the outstanding shares after the Offering assuming that the Offering is fully subscribed) of European Micro, is President of Technology Express, and owns 100% of the outstanding shares of common stock of that company.

AMERITECH ARGENTINA


     Ameritech Argentina SA is an authorized distributor of Compaq, Hewlett Packard, IBM and Acer computers and accessories in Argentina. Each of Messrs. Gallagher and Shields owned 50% of the outstanding shares of common stock each until its sale on August 1, 1997.



AMERITECH EXPORTS



     Ameritech Exports Inc. is an authorized distributor of Compaq computers and accessories into Caribbean and certain parts of Central and South America. Messrs. Gallagher and Shields were both officers and directors of Ameritech Exports Inc. and owned 25% and 50% of the outstanding shares of common stock, respectively, until its sale on August 1, 1997.

                      PRINCIPAL AND SELLING SHAREHOLDERS




     The following table sets forth certain information known to European Micro with respect to the beneficial ownership of Common Stock as of March 1, 1998, and as adjusted to reflect the sale of the Common Stock in the Offering by (i) each person who is known by European Micro to beneficially own more than five percent of outstanding Common Stock, (ii) each of European Micro's directors,
(iii) each Named Executive Officer, and (iv) all directors and officers of European Micro as a group. Unless otherwise indicated, the person or persons named have sole voting and investment power.

                                       OWNERSHIP OF COMMON          NUMBER OF COMMON
                                       SHARES PRIOR TO THIS       SHARES TO BE SOLD IN    OWNERSHIP OF COMMON SHARES
                                             OFFERING                  OFFERING(1)           AFTER THIS OFFERING
                                    --------------------------   ----------------------   -------------------------
NAME OF OWNER                          NUMBER      PERCENTAGE            NUMBER              NUMBER      PERCENTAGE
---------------------------------   -----------   ------------   ----------------------   -----------   -----------
John B. Gallagher(2) ............    1,900,000         47.5%              50,000           1,850,000        37.0%
Harry D. Shields(3) .............    1,602,696         40.0%              50,000           1,552,696        31.0%
Thomas H. Minkoff, Trustee
  of the Gallagher Family
  Trust(4) ......................      100,000          2.5%                   -             100,000         2.0%
Stuart S. Southard and
  Robert H. True, Trustees of
  the 1997 Henry Daniel
  Shields Irrevocable
  Educational Trust(5) ..........      397,304           10%                   -             397,304         8.0%
Jay Nash(3) .....................            -            -                    -                   -           -
Laurence Gilbert(6) .............            -            -                    -                   -           -
Bernadette Spofforth(6) .........            -            -                    -                   -           -
Kyle Saxon(7) ...................            -            -                    -                   -           -
Barrett Sutton(8) ...............            -            -                    -                   -           -
All officers and directors
  as a group(9) .................    3,502,696         87.5%             100,000           3,402,696        68.0%

----------------
(1) Assumes that the Offering will be fully subscribed and therefore a total of $10,000,000 worth of Common Stock will be sold by the Company and $1,000,000 worth of Common Stock will be sold by the Selling Shareholders.

(2) Business address is 6073 N.W. 167th Street, Unit C-25, Miami, Florida
    33015.
(3) Business address is 808 Third Avenue South, Nashville, Tennessee 37210.
(4) Business address is 1635D Royal Palm Drive South, Gulfport, Florida 33707.
(5) Business address for Mr. Southard is 614 4th Avenue, Nashville, Tennessee 37210. Business address for Mr. True is First American Center, No. 2070, 315 Deaderick Street, Nashville, Tennessee 37278.
(6) Business address is 20-24 Church Street, Altrincham, Manchester, England WA14 4DW.
(7) Business address is 1700 Alfred I. DuPont Building, 169 East Flagler Street, Miami, Florida 33131-1298.
(8) Business address is NationsBank Plaza--Suite 1100, 414 Union Street, Nashville, Tennessee 37219.
(9) Excludes Trust Shareholders because Messrs. Gallagher and Shields do not have voting power over any of the shares held by the Trust Shareholders and the Trust Shareholders are neither officers nor directors of the Company.

SHAREHOLDERS AGREEMENT

     Pursuant to the Shareholders Agreement, each Selling Shareholder agreed to vote his Shares in concert on all matters submitted to a vote of shareholders of the Company, including the election of all directors. In the event that either Selling Shareholder cannot agree to vote his Shares in concert with the other Selling Shareholder, neither Shareholders shall vote his Shares. See "Risk Factors--Control by Current Shareholders." Pursuant to the Shareholder Agreement, each Trust Shareholder agreed to vote its Shares in concert on all matters submitted to a vote of the shareholders of the Company, specifically including without limitation the election of all directors, so as to maintain continuity in the management of the Company for the duration of this Agreement. In the event that either Trust Shareholder cannot agree to vote its Shares in concert with the other Trust Shareholder, neither Trust Shareholder shall vote its Shares.

     In addition, in the event of the death of either Selling Shareholder, the survivor will be entitled to purchase 1,000,000 of the shares of Common Stock of the deceased shareholder at a predetermined price. Each Selling Shareholder will maintain life insurance on the life of the other. The proceeds of such life insurance will be paid to the estate of the deceased shareholder in consideration for 1,000,000 shares of the Company then held by such shareholder.



                         DESCRIPTION OF CAPITAL STOCK



     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Upon the closing of this Offering, the Company expects to have 5,000,000 shares of Common Stock outstanding. The following description is a summary of the capital stock of the Company and is subject to and qualified in its entirety by reference to the provisions of the Articles of Incorporation (the "Articles of Incorporation") and the Bylaws (the "Bylaws") of the Company, which are included as exhibits to the Registration Statement of which this Prospectus forms a part.



COMMON STOCK


     Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareholders, including the election of directors. There is no cumulative voting. See "Risk Factors--Control by Current Shareholders." Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.


PREFERRED STOCK



     The Board of Directors is authorized, subject to any limitations prescribed by the NRS, or the rules of any quotation system or national securities exchange on which stock of the Company may be quoted or listed, to provide for the issuance of shares of Preferred Stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the shareholders. Depending upon the terms of the Preferred Stock established by the Board of Directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company or could have voting or conversion rights that could adversely affect the holders of the outstanding Common Stock. The Company has no present plans to issue any shares of Preferred Stock.



LIMITATION OF LIABILITY; INDEMNIFICATION



     Each of the directors and officers have entered into Indemnification Agreements in which the Company has agreed to indemnify each director and officer, to the fullest extent permitted by law, from and against any and all claims of any type arising from or related to his past or future acts or omissions as a director or officer of the Company and any of its subsidiaries. In addition, the Company has agreed to advance all expenses of each director and officer as they are incurred and in advance of the final disposition of any claim.

     As permitted by the NRS, the Articles of Incorporation provide that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as directors (the NRS currently provides that such liability may be so limited, except for:
(i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300).



     Each person who is or was a party to any action by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent permitted by the NRS. This right to indemnification also includes the right to have paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition, to the fullest extent permitted by the NRS. In addition, the Company may, by action of the Board of Directors, provide indemnification to such other employees and agents of the Company to such extent as the Board of Directors determines to be appropriate under the NRS.


     As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.


REGISTRATION RIGHTS



     In January 1998, each of Messrs. Gallagher and Shields was granted the right, subject to various restrictions and limitations, at any time following consummation of the Offering to individually request that the Company file with the Commission a registration statement for the proposed sale of any shares of Common Stock (including Common Stock to be issued upon the exercise of options) held by either of them, subject only to the lock-up period in the Underwriting Agreement, to be entered into between the Company and the Underwriter (the "Underwriting Agreement"). See "Shares Eligible for Future Sale." Each of Messrs. Gallagher and Shields may exercise such rights once each per calendar year. The Company may postpone any such requested registration for a period of up to 120 days if the Company believes that such registration would not be in the Company's interest. If either Mr. Gallagher or Mr. Shields exercises his right to demand the Company to register his shares, then the other shall have the right to register an equivalent number of shares without reducing the number of rights such person has to demand registration in any calendar year. In addition, each of Messrs. Gallagher and Shields has an unlimited number of piggyback registration rights in respect to any shares of Common Stock (including Common Stock issued upon the exercise of options). The piggyback registration rights will allow Messrs. Gallagher and Shields to include their shares of Common Stock in any registration statement filed by the Company, subject to certain limitations.


     The Company will pay all expenses (other than underwriting discounts and commissions of the Selling Shareholders) in connection with up to two requested registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company also will agree to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act. The registration rights granted to each of Messrs. Gallagher and Shields will remain as long as such person remains an "affiliate" of the Company for purposes of Rule 144.



ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS
   AND NEVADA LAW


     The following provisions of the Articles of Incorporation and Bylaws of European Micro could discourage potential acquisition proposals and could delay or prevent a change in control of European Micro. Such provisions may also have the effect of preventing changes in the management of European Micro. See "Risk Factors--Anti-Takeover Considerations."



     DIRECTORS. The Company's Articles of Incorporation divide the Company's Board of Directors into three classes with staggered three-year terms. Pursuant to Section 78.335 of the NRS, any director may be removed from office by the vote of shareholders representing two-thirds of the outstanding shares of common stock. In addition, all vacancies on the Board of Directors may be filled by a majority of directors even if a quorum of directors is not possible. The authority of the Board of Directors to fill such vacancies may result in a majority of the directors being elected without a vote of the shareholders. Shareholders have no right to compel an election in such cases. Any vacancies (including those caused by an increase in the number of directors), however, may be filled by a majority of the remaining directors and therefore the nominees of a dissident shareholder may be precluded from filling any vacancies. Consequently, a shareholder interested in gaining control of the Company will only be able to elect a minority of the Company's Board of Directors in any given year. Consequently, two annual meetings will be necessary for such a shareholder to gain control of the Company's Board of Directors.



     AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.


     BLANK CHECK PREFERRED STOCK. The existence of authorized but unissued and unreserved shares of Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.



     NEVADA BUSINESS COMBINATION LAW. The State of Nevada has enacted legislation that may deter or frustrate takeovers of Nevada corporations. The Nevada Business Combination Law generally prohibits a Nevada corporation from engaging in a business combination with an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the outstanding voting stock of the Company or any person affiliated with such person) for a period of three years following the date that such shareholder became an interested shareholder, unless the combination or the purchase of shares made by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the corporation before that date. A corporation may not engage in any combination with an interested shareholder of the corporation after the expiration of three years after his date of acquiring shares unless: (i) the combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation before the date such interested shareholder acquired such shares;
(ii) a combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested shareholder proposing the combination, or any affiliate or associate of the interested shareholder proposing the combination, at a meeting called for that purpose no earlier than three years after the interested shareholder's date of acquiring shares; or (iii) if the aggregate amount of cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested shareholder, satisfies the fair value requirements of Section 78.441 of NRS.

     Prior to the Share Exchange, the Board of Directors of the Company approved the purchase of shares made by each of the Selling Shareholders. Consequently, the Nevada Business Combination Law will not prohibit either Messrs. Gallagher or Shields from engaging in a business combination with the Company.


CERTAIN LIMITATIONS ON SHAREHOLDERS' ACTIONS


     NOTICE PROCEDURES FOR SHAREHOLDER PROPOSALS AT ANNUAL MEETINGS. The Bylaws of the Company establish advance notice procedures with respect to shareholder proposals to be brought before an annual meeting of shareholders. These procedures, which are in addition to any other applicable requirements of law, require that a shareholder must give notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of annual meeting provided with respect to the previous year's annual meeting.

     SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of the shareholders of the Company may be called by its Board of Directors or other persons authorized to do so under Nevada law. Under applicable Nevada law, shareholders do not have the right to call a special meeting of the shareholders. This may have the effect of discouraging potential acquisition proposals and could delay or prevent a change in control of European Micro by precluding a dissident shareholder from forcing a special meeting to consider removing the Board of Directors or otherwise.


     SHAREHOLDER VOTES ON CERTAIN MATTERS. The holders of the Company's Common Stock and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of the Company's Common Stock and a majority of the holders of the Company's Preferred Stock: (a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders under Nevada law; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of shareholders of the Company; (c) any, sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation of the Company. If shares of Preferred Stock are issued and outstanding, this provision would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.


TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. Its address is 4 Station Square, Third Floor, Pittsburgh, Pennsylvania 15219-1173.




                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this Offering, there has not been any public market for the Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.



     Upon completion of this Offering and assuming all shares offered hereby have been fully subscribed, the Company will have 5,000,000 shares of Common Stock outstanding. Of these shares, all of the 1,100,000 shares offered by the Company and the Selling Shareholders in this Offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company, as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 3,900,000 shares of outstanding Common Stock which are held by Messrs. Gallagher, Shields and the Trust Shareholders are "restricted" securities within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. See "Risk Factors--Shares Eligible for Future Sale."

     Each of Messrs. Gallagher, Shields and the Trust Shareholders has agreed not to offer, sell or otherwise dispose of any of the Restricted Stock for a period of six months after the date of this Prospectus without the prior written consent of the Underwriter. For the period of six months after the date of this Prospectus and ending one year after the date of this Prospectus, Messrs. Gallagher, Shields and the Trust Shareholders have agreed not to offer, sell or otherwise dispose of any Restricted Stock in amounts exceeding the volume restrictions set forth in Section (e)(1) of Rule 144 and only in the manner of sale provided in Section (f) of Rule 144 ("Limited Sale Period"). The Underwriter may remove these restrictions with respect to the Restricted Stock in its discretion. See "Underwriting." Messrs. Gallagher, Shields and the Trust Shareholders may not offer, sell or otherwise dispose of their shares of Common Stock, subject to the conditions and restrictions of Rule 144 unless such shares are registered pursuant to the Securities Act. The shares of Common Stock held by Messrs. Gallagher, Shields and the Trust Shareholders carry certain demand and incidental (I.E. piggyback) rights to require the Company to register sales of such shares of Common Stock and to participate in certain subsequent registrations of the Common Stock by the Company for sale to the public. See "Description of Capital Stock."


     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner other than an affiliate) is entitled to sell in a broker's transaction or to a market maker, within any three-month period, a number of shares that does not exceed the greater of (i) one percent (1%) of the then outstanding shares of Common Stock (approximately 50,000 shares based on the number of shares to be outstanding after this Offering), or (ii) the average weekly trading volume in the public market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. Persons who are not affiliates of the Company whose shares have been held for at least two years are entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice or public information requirements described above.


     The Company intends to file a registration statement covering all 550,000 shares of Common Stock issuable under the Company's employee benefit plans in effect on the date of this Prospectus, including the Incentive Plan and Purchase Plan. See "Management--1998 Stock Incentive Plan" and "Management--1998 Employee Stock Purchase Plan." Accordingly, any shares issued under the Company's employee benefit plans or upon the exercise of options issued under such plans will be eligible for sale in the public market beginning on the effective date of such registration statement.

                                  UNDERWRITING



     Pursuant to the Underwriting Agreement, the Company has engaged the Underwriter to use its best efforts to offer the Common Stock to the public, subject to the terms and conditions of the Underwriting Agreement. The Underwriter has agreed to sell the Common Stock through licensed dealers on a "best efforts" basis, at a purchase price of $10.00 per share. The Underwriter has made no commitment to purchase all or any part of the Common Stock offered hereby, and there can be no assurance that any of the Common Stock will be sold. The Underwriter has agreed to use its best efforts to find purchasers for the Common Stock within a period of sixty days from the date of this Prospectus (the "Offering Period"), subject to an extension by mutual written agreement between the Company and the Underwriter. The Offering will terminate prior to the expiration of the Offering Period if the collected proceeds of the Offering equal or exceed $10,000,000 and may, or at the option of the Company, terminate if, prior to the expiration of the Offering Period, the collected proceeds equal or exceed $7,000,000.

     All funds received by the Underwriter as subscriptions for the shares of Common Stock will be promptly deposited in a non-interest bearing account with the Escrow Agent, The Chase Manhattan Bank, pursuant to an Escrow Agreement entered into among the Company, the Underwriter and the Escrow Agent. In the event 700,000 shares of Common Stock are not sold within the Offering Period, the funds will be refunded promptly to the Underwriter in full without deduction therefrom or interest thereon and the Escrow Agent will notify subscribers that such funds have been returned. If more than 700,000 but less than 1,000,000 shares of Common Stock are subscribed for during the Offering Period, the Company may, at its option, notify the Escrow Agent to release the funds held by the Escrow Agent to the Company, the Company will deliver the subscribed for shares of Common Stock to subscribers, and the Offering will terminate. Upon receipt of funds by the Escrow Agent of the proceeds of the sale of at least 1,000,000 shares offered hereby, the Escrow Agent will deliver the proceeds of such sales to the Company and the shares subscribed for to the subscribers.

     The Underwriter has agreed that if at least 1,000,000 shares are subscribed for within the Offering Period, the Underwriter will use its best efforts to offer an additional 100,000 shares of Common Stock for the account of the Selling Shareholders, the funds collected from the sale of which will be subject to the Escrow Agreement as described above.


     During the period of escrow, subscribers will not be entitled to a refund of their subscriptions. The shares of Common Stock offered hereby will be sold fully paid only. Common Stock certificates will be issued to purchasers only if the proceeds from the sale of shares of Common Stock are released to the Company as described above. Until such time as the funds have been released by the Escrow Agent, such purchasers, if any, will be deemed subscribers and not shareholders. The funds in escrow will not bear interest, will be held for the benefit of those subscribers until released to the Company and will not be subject to creditors of the Company or the expenses of this Offering.


     The Underwriter is to receive a cash commission of eight percent (8%) of the gross offering price per share sold, amounting (assuming an offering price of $10.00 per share) to $560,000 if 700,000 shares of Common Stock are sold, $800,000 if 1,000,000 shares of Common Stock are sold and $880,000 if 1,100,000 shares of Common Stock are sold. In addition, upon the sale of at least 1,000,000 shares of Common Stock, the Company has agreed to pay from the proceeds of the Offering the reasonable expenses incurred by the Underwriter in connection with the Offering, which expenses will be deemed reasonable if they amount to $150,000 or less, up to a maximum of $225,000. The Company has advanced to date an amount of $25,000 against the Underwriter's expenses. The Underwriter's expenses in excess of the expenses paid by the Company will be paid by the Underwriter. The Underwriter may elect not to proceed with the Offering at any time, without penalty, if it believes that no favorable public market exists for the sale of the Common Stock. If the Underwriter is otherwise unable or unwilling to complete the Offering upon the terms and conditions of the Underwriting Agreement, upon termination of the Offering Period, the Company has agreed to reimburse the Underwriter for the expenses incurred to such date of termination less $100,000 and less any expenses already advanced.

     The Underwriter initially proposes to offer the Common Stock offered hereby to the public at the public offering price set forth on the cover of this Prospectus, and the Underwriter may allow certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions of not in excess of $0.70 per share of Common Stock.

     Officers and directors of the Company may introduce the Underwriter to persons to consider this Offering and subscribe for shares of Common Stock either through the Underwriter or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.


     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.


     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Underwriter, the Company and the Commission.


     The public offering price of the Common Stock has been determined by arms' length negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. Factors considered in determining the offering price of the Common Stock included the business in which the Company is engaged, estimates of the business potential of the Company, the present state of the Company's development, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies, and other factors that the Underwriter and the Company deemed relevant.


     The Underwriter was incorporated on March 26, 1993 as Winthrop Financial Services, Inc. Its corporate name was changed to Tarpon Scurry Investments, Inc. on September 27, 1997. Since its incorporation, the Underwriter has not participated in any initial public offerings of equity securities as an underwriter, lead manager or co-manager. Prospective purchasers of Common Stock should consider the lack of experience of the Underwriter in evaluating an investment in the Company. See "Risk Factors--Limited Underwriting History."




                                    EXPERTS



     The consolidated financial statements of European Micro Plc as of June 30, 1996 and 1997 and for each of the years in the three-year period ended June 30, 1997, in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG, independent auditors, as stated in their report herein and elsewhere in the Registration Statement, and are included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.




                                 LEGAL MATTERS



     The validity of the shares of Common Stock offered hereby will be passed upon for European Micro by Kirkpatrick & Lockhart LLP, Miami, Florida. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Holland & Knight LLP, Fort Lauderdale, Florida.




                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This

Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit. For further information with respect to The Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or obtained from the Commission upon payment of the fees prescribed by the Commission. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.



                            REPORTS TO SHAREHOLDERS


     The Company is currently not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company intends to furnish to its shareholders annual reports containing financial statements and an opinion thereon expressed by independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing interim financial information.

                              EUROPEAN MICRO PLC

                         INDEX TO FINANCIAL STATEMENTS



                                                                     PAGE
                                                                     ---
EUROPEAN MICRO PLC
Independent Auditors' Report .....................................    F-2

Consolidated Balance Sheets as of June 30, 1996 and 1997
  and (unaudited) December 31, 1997 ..............................    F-3

Consolidated Statements of Earnings for the years ended
  June 30, 1995, 1996 and 1997 and (unaudited) for
  the six months ended December 31, 1997 .........................    F-4

Consolidated Statements of Changes in Shareholders' Equity
  for the years ended June 30, 1995, 1996 and 1997 and (unaudited)
  for the six months ended December 31, 1997 .....................    F-5

Consolidated Statements of Cash Flows for the years ended
  June 30, 1995, 1996 and 1997 and (unaudited) for
  the six months ended December 31, 1997 .........................    F-6

Notes to Consolidated Financial Statements .......................    F-7

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and the Shareholders of European Micro Plc


     We have audited the accompanying consolidated balance sheets of European Micro Plc and its subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of European Micro Plc and its subsidiaries as of June 30, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles in the United States.




KPMG
CHARTERED ACCOUNTANTS
REGISTERED AUDITORS



Manchester, England
6 March 1998

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           (UNAUDITED)
                                                                 JUNE 30,     JUNE 30,     DECEMBER 31,
                                                                   1996         1997           1997
                                                                ----------   ----------   -------------
                             ASSETS
CURRENT ASSETS:
 Cash .......................................................     $  322       $  288        $   353
 Trade receivables, net (Note 6) ............................      3,314        2,956          3,300
 Discounted trade receivables (Note 6) ......................      1,749        2,779          4,953
 Due from related parties (Note 21) .........................        708          569            454
 Inventories, net (Note 7) ..................................      1,020        1,560          5,311
 Deferred tax asset (Note 14) ...............................         33           --              9
 Prepaid expenses ...........................................         64           75            236
 Other current assets (Note 8) ..............................        315           37            842
                                                                  ------       ------        -------
  TOTAL CURRENT ASSETS ......................................      7,525        8,264         15,458
 Property and equipment, net (Note 9) .......................        332          389            521
 Investments (Note 10) ......................................         --          191            212
                                                                  ------       ------        -------
  TOTAL ASSETS ..............................................     $7,857       $8,844        $16,191
                                                                  ======       ======        =======
                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank overdraft (Note 11) ...................................      1,348        1,034            830
 Discount creditor (Note 12 ) ...............................      1,399        2,223          3,962
 Trade payables (Note 13) ...................................      1,027        2,038          2,806
 Other current liabilities (Note 15) ........................        672          376          1,316
 Due to related parties (Note 21) ...........................      1,144          188          2,858
 Income taxes payable (Note 14) .............................        461          375            675
 Deferred income taxes (Note 14) ............................         --           54             --
                                                                  ------       ------        -------
  TOTAL CURRENT LIABILITIES .................................      6,051        6,288         12,447
Long term borrowings (Note 16) ..............................         37           45            110
                                                                  ------       ------        -------
  TOTAL LIABILITIES .........................................      6,088        6,333         12,557
                                                                  ------       ------        -------
Commitments & contingencies (Note 18) .......................         --           --             --
SHAREHOLDERS' EQUITY:
 Preferred stock $0.01 par value: 1,000,000 shares authorized at 1996 and 1997, no shares issued and outstanding
   at 1996 and 1997 .........................................
 Common stock $0.01 par value: 20,000,000 shares authorized
   at, 1996 and 1997, shares issued and outstanding,
   4,000,000 at 1996 and 1997, (Notes 3 and 17) .............         40           40             40
 Additional paid in capital .................................        115        1,624          1,624
 Retained earnings ..........................................      1,610          826          1,965
 Cumulative foreign currency translation adjustment .........          4           21              5
                                                                  ------       ------        -------
  TOTAL SHAREHOLDERS' EQUITY ................................      1,769        2,511          3,634
                                                                  ------       ------        -------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................     $7,857       $8,844        $16,191
                                                                  ======       ======        =======

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         (UNAUDITED)
                                                                                                      SIX MONTHS ENDED
                                                               YEARS ENDED JUNE 30,                     DECEMBER 31,
                                                    ------------------------------------------   ---------------------------
                                                        1995           1996           1997           1996           1997
                                                    ------------   ------------   ------------   ------------   ------------
SALES:
 Net sales (Note 3) .............................    $  33,518      $  39,912      $  46,501      $  19,593      $  32,114
 Net sales to related parties (Note 21) .........          346            436            154             66         13,995
                                                     ---------      ---------      ---------      ---------      ---------
   Total net sales ..............................       33,864         40,348         46,655         19,659         46,109
                                                     ---------      ---------      ---------      ---------      ---------
COST OF GOODS SOLD:
 Cost of goods sold .............................      (28,687)       (35,475)       (41,163)       (17,338)       (28,019)
 Cost of goods sold to related parties ..........         (353)          (417)          (156)           (66)       (13,710)
                                                     ---------      ---------      ---------      ---------      ---------
   Cost of goods sold ...........................      (29,040)       (35,892)       (41,319)       (17,404)       (41,729)
                                                     ---------      ---------      ---------      ---------      ---------
Gross profit ....................................        4,824          4,456          5,336          2,255          4,380
OPERATING EXPENSES:
 Selling, general and administrative
   expenses (Note 3) ............................       (2,832)        (2,884)        (3,230)        (1,579)        (2,423)
 Expenses attributable to related
   parties (Note 21) ............................         (144)           (94)           (55)           (44)           (44)
                                                     ---------      ---------      ---------      ---------      ---------
   Total operating expenses .....................       (2,976)        (2,978)        (3,285)        (1,623)        (2,467)
                                                     ---------      ---------      ---------      ---------      ---------
Operating profit ................................        1,848          1,478          2,051            632          1,913
Interest expense, net ...........................         (156)          (160)          (293)           (62)          (223)
 Equity in net (loss) income of
   unconsolidated affiliate (Note 10) ...........           --             --            (73)            --             21
                                                     ---------      ---------      ---------      ---------      ---------
Income before income taxes and
  equity income .................................        1,692          1,318          1,685            570          1,711
 Taxes on income (Note 3 and 14) ................         (577)          (473)          (651)          (199)          (557)
                                                     ---------      ---------      ---------      ---------      ---------
Net income ......................................    $   1,115            845          1,034            371          1,154
                                                     =========      =========      =========      =========      =========
Net income per share - basic (Note 3) ...........    $    0.28      $    0.21      $    0.26      $    0.09      $    0.29
                                                     =========      =========      =========      =========      =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                       CUMULATIVE
                                                                         RETAINED       FOREIGN
                                        COMMON STOCK      ADDITIONAL     EARNINGS       CURRENCY        TOTAL
                                    --------------------    PAID-IN    (ACCUMULATED   TRANSLATION   SHAREHOLDERS'
                                       SHARES    AMOUNT     CAPITAL       LOSSES)      ADJUSTMENT      EQUITY
                                    ----------- -------- ------------ -------------- ------------- --------------
Balance at July 1, 1994 ...........  4,000,000     $40      $ 119        $  1,026        $  --         $1,185
 Net income .......................         --      --         --           1,115           --          1,115
 Dividends declared
   ($0.10 per share) ..............         --      --         --            (391)          --           (391)
 Foreign currency translation
   adjustment .....................         --      --         --              --           15             15
                                     ---------     ---      ------       --------        -----         ------
Balance at June 30, 1995 ..........  4,000,000      40        119           1,750           15          1,924
 Net income .......................         --      --         --             845           --            845
 Dividends declared
   ($0.24 per share) ..............         --      --         --            (961)          --           (961)
 Foreign currency translation
   adjustment .....................         --      --         (4)            (24)         (11)           (39)
                                     ---------     ---      --------     --------        -----         ------
Balance at June 30, 1996 ..........  4,000,000      40        115           1,610            4          1,769
 Capitalisation of retained
   earnings (Note 3(j)) ...........         --      --      1,498          (1,498)          --             --
 Net income .......................         --      --         --           1,034           --          1,034
 Dividends declared
   ($0.14 per share) ..............         --      --         --            (562)          --           (562)
 Foreign currency translation
   adjustment .....................         --      --         11             242           17            270
                                     ---------     ---      -------      --------        -----         ------
Balance at June 30, 1997 ..........  4,000,000      40      1,624             826           21          2,511
 Net income (unaudited) ...........         --      --         --           1,154           --          1,154
 Dividends declared (unaudited)
   ($0.01 per share) ..............         --      --         --             (55)          --            (55)
 Foreign currency translation
   adjustment (unaudited) .........         --      --         --              40          (16)            24
                                     ---------     ---      -------      --------        -----         ------
Balance at December 31, 1997
  (unaudited) .....................  4,000,000     $40      $1,624       $  1,965        $   5         $3,634
                                     =========     ===      =======      ========        =====         ======

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                                                 (UNAUDITED)
                                                                                              SIX MONTHS ENDED
                                                            YEARS ENDED JUNE 30,                DECEMBER 31,
                                                     -----------------------------------   -----------------------
                                                        1995         1996         1997        1996         1997
                                                     ---------   -----------   ---------   ---------   -----------
OPERATING ACTIVITIES:
 Net income ......................................    $1,115      $    845      $1,034      $  371      $  1,154
 Adjustments to reconcile net income to net cash
   (used in) provided by operating activities
  Depreciation and other .........................        96           134         163          86           103
  Provision for deferred taxes ...................       (16)          (17)         87          33           (63)
  Equity in net loss (income) of
     unconsolidated affiliate ....................        --            --          73          --           (21)
 Changes in assets and liabilities
  Trade receivables ..............................      (832)       (1,677)       (672)        543        (2,518)
  Due from related parties .......................       (35)         (611)        139        (102)          115
  Inventory ......................................       (68)          661        (540)       (492)       (3,751)
  Other current assets ...........................      (232)           39         267        (219)         (966)
  Trade payables .................................      (808)         (407)      1,011         759           768
  Due to related parties .........................       (20)          866        (956)       (129)        2,670
  Taxes payable ..................................       111           (88)        (86)         89           300
  Other net ......................................      (302)          425        (273)       (368)          940
                                                      ------      --------      ------      ------      --------
   Net cash (used in) provided by
      operating activities .......................      (991)          170         247         571        (1,269)
                                                      ------      --------      ------      ------      --------
INVESTING ACTIVITIES:
 Purchase of fixed assets ........................      (222)         (171)       (195)       (102)          (88)
 Sale of fixed assets ............................       167            14          47           7            24
 Investment in unconsolidated affiliate ..........        --            --        (264)         --            --
                                                      ------      --------      ------      ------      --------
   Net cash used in investing activities .........       (55)         (157)       (412)        (95)          (64)
                                                      ------      --------      ------      ------      --------
FINANCING ACTIVITIES:
 Dividends paid ..................................      (391)         (961)       (562)       (299)          (55)
 Repayment of capital leases .....................       (43)          (59)        (71)        (26)          (64)
 Change in bank overdraft ........................       (42)         1029        (314)       (917)         (204)
 Change in discounting creditor ..................     1,116           283         824         748         1,739
                                                      ------      --------      ------      ------      --------
   Net cash provided by (used in)
      financing activities .......................       640           292        (123)       (494)        1,416
                                                      ------      --------      ------      ------      --------
Exchange rate changes ............................        49           (30)        254         117           (18)
                                                      ------      --------      ------      ------      --------
Net (decrease) increase in cash ..................      (357)          275         (34)         99            65
Cash at beginning of period ......................       404            47         322         322           288
                                                      ------      --------      ------      ------      --------
Cash at end of period ............................    $   47      $    322      $  288      $  421      $    353
                                                      ======      ========      ======      ======      ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS


     The consolidated financial statements presented are those of European Micro Plc. European Micro Plc was incorporated in Great Britain in 1991. The consolidated financial statements of European Micro Plc includes the results of operations and financial position of its wholly owned subsidiaries. European Micro Plc and its subsidiaries are hereinafter referred to as "European Micro" or "the Company". The following companies results of operations and financial position have been included in the consolidated financial statements based upon the relative percentages below:


                                          OWNERSHIP
                                   -----------------------
COMPANIES                           1995     1996     1997
--------------------------------   ------   ------   -----
   European Micro Plc ..........     100%   100%     100%
   European Micro GmbH .........     100%   100%     100%
   European Micro BV ...........       *    100%     100%

     * Company began operations in January 1996 and ceased to trade in December 1996.


     European Micro operates in a single industry trading computer components. In principle the Company purchases components from international suppliers, including related parties, and sells them in local markets. The parent company's principal operations are in Altrincham, England with the subsidiaries operating in Holland and Germany.


     The parent company holds a 50% interest in a Joint Venture company, Big Blue Europe BV. Big Blue Europe BV commenced operations in January 1997. It has been included in these consolidated financial statements under the equity method of accounting: 50% of the net assets and results of its operations have been included. Big Blue Europe BV operates in the same industry as the Company.



     All consolidated companies have a June 30, fixed accounting period end.


NOTE 2. ADJUSTMENTS AND RECLASSIFICATIONS TO STATUTORY BOOKS OF ACCOUNTS


     European Micro Plc and the subsidiaries maintain their books of accounts and prepare their statutory financial statements in their local currencies and in accordance with local commercial practice and tax regulations applicable in the countries where they are resident. The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with accounting principles generally accepted in the United States.


NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The major accounting policies followed in the preparation of the consolidated financial statements referred to above are set out below:


A) REVENUE AND EXPENSE RECOGNITION


     Revenues are recognised at the time the goods are shipped. Discount and customer rebates are deducted from sales revenue when earned. Costs of goods sold include material costs only. Selling, general and administrative costs are charged to expense as incurred.


B) PRINCIPLES OF CONSOLIDATION


     The consolidated results of European Micro include the results of operations of its wholly owned subsidiaries which it controls. The principles of consolidation are as follows:

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     /bullet/ All investments in the subsidiaries are eliminated.


     /bullet/ All significant intercompany balances and transactions have been eliminated in consolidation.


     Investments greater than 20%, in which the company exercises significant influence, however does not control the entity, are accounted for under the equity method.


C) PRINCIPLES OF TRANSLATION OF THE FINANCIAL STATEMENTS


     The subsidiaries record transactions in their local currencies which represent their operating currencies. Transactions denominated in currencies other than local currencies are recorded at the exchange rates ruling at the date of the transactions. Assets and liabilities denominated in currencies other than local currencies are converted into the local currencies at the exchange rates ruling at balance sheet date. Resulting exchange differences are recognised in the income for the period.


     Financial statements of the subsidiaries have been translated into pounds sterling the functional currency of the parent company. Accordingly, balance sheet items are translated at the year end exchange rates while statement of income items are translated at average rates during the year. All foreign exchange adjustments resulting from translation of the financial statements into pounds sterling are included in a separate section of shareholders' equity titled `Cumulative foreign currency translation adjustment'.


     The consolidated financial statements have been translated from the parent company functional currency, pounds sterling, into US dollars, the reporting currency.


D) PROPERTY AND EQUIPMENT


     Property and equipment are recorded at cost. Depreciation is provided to write off the cost less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:


   Office equipment   -    50% per annum on cost
   Fixtures & Fittings  -  15% per annum on cost
   Motor vehicles    -     25% per annum on cost


     The costs of ordinary maintenance and repairs are charged to expense as incurred.


     When assets are otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and resulting gain or loss is reflected in net income.


E) IMPAIRMENT OF LONG-LIVED ASSETS


     In March 1995, the US Financial Accounting Standards Board ("FASB") issued SFAS No. 121, requiring that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company adopted this standard in 1996. Adoption of this standard did not have a material impact on its result of operations or financial position.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


F) INVENTORIES


     Inventories are stated at the lower of cost or market value. Cost is determined using the weighted average cost method.


G) INCOME TAXES


     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date.


H) RELATED PARTY TRANSACTIONS


     For the purpose of the accompanying consolidated financial statements, shareholders and all companies in which there is direct or indirect ownership by the shareholders of the consolidated companies are considered as related parties.


I) USE OF ESTIMATES


     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles in the United States. Actual results could differ from those estimates. Significant estimates and assumptions include the amounts reflected as allowance for doubtful receivable, allowance for obsolete inventories, amounts due to customers under incentive programs, and deferred tax assets.


J) EARNINGS PER COMMON SHARE AND SHARE CAPITAL REORGANIZATION


     SFAS No. 128 simplifies the earnings per share ("EPS") calculations required by Accounting Principles Board ("APB") Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No.
15. SFAS No. 128 is effective for financial statements issued for periods ending after 15 December 1997, including interim periods; earlier application is not permitted.


     In December 1996 retained earnings amounting to $1,498,000 were capitalized pursuant to the requirements to re-register the Company as a plc company in the United Kingdom.


     Basic earnings per share for each year is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, unless such inclusion is anti-dilutive.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


On incorporation of European Micro Holdings Inc. in December 1997, 4,000,000 ordinary shares were issued with par value $0.01 per share. The 4,000,000 shares were issued to the current shareholders of European Micro Plc in exchange for the entire issued share capital of that company on 31 January 1998. The weighted average number of shares used in calculating earnings per share has been retroactively adjusted to reflect the issued and outstanding ordinary shares of European Micro Holdings, Inc. as 4,000,000 shares for each period under review. The company has only presented basic earnings per share as diluted earnings per share is the same as basic due to the "simple" capital structure.


NOTE 4. INTERIM FINANCIAL INFORMATION


     The financial statements as of December 31, 1997 and for the six months ended December 31, 1996 and 1997 are unaudited and prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the six months ended December 31, 1997 are not necessarily indicative of the results to be expected for the full year or any other interim period.


NOTE 5. NEW ACCOUNTING PRONOUNCEMENTS


TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES


     In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In 1996 the Company has adopted SFAS No. 125. The adoption has not had a material effect on the Company's financial position, results of operation or liquidity.


COMPREHENSIVE INCOME


     SFAS No. 130 "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997.
Reclassification of financial statements for earlier periods provided for comparative purposes is required.


     It requires that all items that are required to be recognised under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     The Company is currently reviewing the likely impact on the classification of items included in shareholders' equity.


SEGMENT INFORMATION

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. In the initial year of application comparative information for earlier years is to be restated.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 5. NEW ACCOUNTING PRONOUNCEMENTS--(CONTINUED)


     It requires that companies disclose segment data based on how management make decisions about allocating resources to segments and measuring their performance. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.


     The Company is currently reviewing the likely impact on the level of disclosure currently provided in its financial statements.


NOTE 6. TRADE RECEIVABLES, NET


     Trade receivables consisted of receivables maturing within one year and are as follows (in thousands):

                                                                JUNE 30,            (UNAUDITED)
                                                        ------------------------    DECEMBER 31,
                                                           1996         1997            1997
                                                        ---------   ------------   -------------
   Total trade receivables ..........................    $5,063        $5,740         $8,323
   Less: Allowance for doubtful receivables .........        --           (5)            (70)
                                                         ------        --------       ------
                                                         $5,063        $5,735         $8,253
                                                         ======        =======        ======

     Trade receivables include discounted trade receivables as follows (in thousands):

                                                                JUNE 30,           (UNAUDITED)
                                                          ---------------------    DECEMBER 31,
                                                             1996        1997          1997
                                                          ---------   ---------   -------------
   Discounted trade receivables (see Note 12) .........    $1,749      $2,779         $4,953
   Non discounted trade receivables ...................     3,314       2,956          3,300
                                                           ------      ------         ------
                                                           $5,063      $5,735         $8,253
                                                           ======      ======         ======

     The allowance for doubtful trade receivables is constituted as follows (in thousands):

                                                         (UNAUDITED)
                                                          SIX MONTHS
                                         JUNE 30,           ENDED
                                      ---------------    DECEMBER 31,
                                       1996     1997         1997
                                      ------   ------   -------------
   Beginning balance ..............    $        $ --         $ --
   Provision for bad debt .........      --        5           70
                                       ----     ----         ----
   Ending balance .................    $ --     $  5         $ 70
                                       ====     ====         ====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 7. INVENTORIES


     Inventories comprises (in thousands):

                                                                JUNE 30,           (UNAUDITED)
                                                          ---------------------    DECEMBER 31,
                                                             1996        1997          1997
                                                          ---------   ---------   -------------
   Finished goods and goods for resale ................    $1,136      $1,595        $5,494
   Less: Allowance for inventory obsolescence .........      (116)        (35)         (183)
                                                           ------      ------        ------
                                                           $1,020      $1,560        $5,311
                                                           ======      ======        ======

     As of June 30, 1997 inventories were insured against theft or damage to the extent of $1,560,000. The maximum value of stock insured under the Company's insurance cover in place at June 30, 1997 was $2,900,000. As of December 31, 1997 the insured value of inventory was $8,900,000 (unaudited).


     The allowance for obsolescence is constituted as follows (in thousands):

                                                               (UNAUDITED)
                                                                SIX MONTHS
                                              JUNE 30,            ENDED
                                          -----------------    DECEMBER 31,
                                           1996      1997          1997
                                          ------   --------   -------------
   Beginning balance ..................    $ 27     $ 116         $  35
   Provision for obsolescence .........      89       (81)          213
   Amounts written off ................      --        --           (65)
                                           ----     -----         -----
   Ending balance .....................    $116     $  35         $ 183
                                           ====     =====         =====

NOTE 8. OTHER CURRENT ASSETS


     Other current assets comprised (in thousands):

                                                  JUNE 30,        (UNAUDITED)
                                               ---------------    DECEMBER 31,
                                                1996     1997         1997
                                               ------   ------   -------------
   VAT receivable ..........................    $232     $ --         $ --
   Insurance claim .........................      --       --          503
   Other ...................................      83       37          339
                                                ----     ----         ----
                                                $315     $ 37         $842
                                                ====     ====         ====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 9. PROPERTY AND EQUIPMENT


     Property and equipment comprised (in thousands):

                                                    JUNE 30,           (UNAUDITED)
                                              ---------------------    DECEMBER 31,
                                                 1996        1997          1997
                                              ---------   ---------   -------------
   Furniture and fixtures .................    $   94      $  136        $  173
   Computers and office equipment .........       230         365           390
   Vehicles and other .....................       253         282           364
                                               ------      ------        ------
                                                  577         783           927
   Less: accumulated depreciation .........      (245)       (394)         (406)
                                               ------      ------        ------
   Net book value .........................    $  332      $  389        $  521
                                               ======      ======        ======

     The charge for depreciation in each of the three years ended June 30, was as follows (in thousands):

                                                                (UNAUDITED)
                                                                 SIX MONTHS
                                       YEAR ENDED JUNE 30          ENDED
                                    ------------------------    DECEMBER 31,
                                     1995     1996     1997         1997
                                    ------   ------   ------   -------------
   Depreciation expense .........    $100     $133     $167         $103
                                     ====     ====     ====         ====

NOTE 10. INVESTMENTS (in thousands)

                                                    JUNE 30,        (UNAUDITED)
                                                 ---------------    DECEMBER 31,
                                                  1996     1997         1997
                                                 ------   ------   -------------
   Investments in Big Blue Europe BV .........    $ --     $191         $212
                                                  ====     ====         ====

     During the year ended June 30, 1997 European Micro Plc purchased 50% of the issued share capital in Big Blue Europe BV at a cost of $264,000.

                                                               PERIOD ENDED     (UNAUDITED)
                                                                 JUNE 30,       DECEMBER 31,
                                                                   1997            1997
                                                              -------------     ------------
   Cost of investment ..........................................  $ 264            $191
   Equity in net (loss) or income of unconsolidated affiliate...    (73)             21
                                                                  -----            ----
   At June 30, 1997 ............................................  $ 191            $212
                                                                  =====            ====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 10. INVESTMENTS (in thousands)--(CONTINUED)


     The equity share of (loss) income is based on the results of Big Blue Europe BV since it commenced trading in January 1997 to June 30, 1997, and December 31, 1997. A summarised statement of earnings for Big Blue Europe BV for the period is set out below:

                                                                                         (UNAUDITED)
                                                                                         SIX MONTHS
                                                                        PERIOD ENDED        ENDED
                                                                          JUNE 30,        JUNE 30,
                                                                            1997            1997
                                                                       --------------   ------------
   Net sales .......................................................       $  465         $  2,152
   Cost of goods sold ..............................................         (354)          (1,673)
                                                                           ------         --------
   Gross profit ....................................................          111              479
   Operating expenses ..............................................         (325)            (400)
                                                                           ------         --------
   Income before income taxes ......................................         (214)              79
   Taxes on income .................................................           68              (37)
                                                                           ------         --------
   Net (loss) income ...............................................         (146)              42
                                                                           ======         ========
   Equity in net (loss) income of unconsolidated affiliate .........       $  (73)        $     21
                                                                           ======         ========

NOTE 11. BANK OVERDRAFT


     The bank overdraft was as follows (in thousands):

                                    JUNE 30,           (UNAUDITED)
                              ---------------------    DECEMBER 31,
                                 1996        1997          1997
                              ---------   ---------   -------------
   Bank overdraft .........    $1,348      $1,034          $830
                               ======      ======          ====

     The bank overdraft is secured by a mortgage debenture over the assets of the Company. Note, the collateral attaching to the discount creditor (Note 12) and the hire purchase and capital leases (Note 16), take priority over the mortgage debenture. At June 30, 1997 the bank overdraft of $1,034,000 was secured by the mortgage debenture.


     The bank overdraft facility is subject to review in July each year.


     Interest is charged on the bank overdraft at 1.75% over the UK bank borrowing rate which was 6% at June 30, 1997. Interest expense in relation to the bank overdraft in each of the three years ended June 30, 1997 was as follows (in thousands):

                                                                           (UNAUDITED)
                                                                            SIX MONTHS
                                                 YEAR ENDED JUNE 30,          ENDED
                                               ------------------------    DECEMBER 31,
                                                1995     1996     1997         1997
                                               ------   ------   ------   -------------
   Bank overdraft interest expense .........    $69      $119     $133         $60
                                                ===      ====     ====         ===

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 12. DISCOUNT CREDITOR


     The discount creditor balance was as follows (in thousands):

                                       JUNE 30,           (UNAUDITED)
                                 ---------------------    DECEMBER 31,
                                    1996        1997          1997
                                 ---------   ---------   -------------
   Discount creditor .........    $1,399      $2,223         $3,962
                                  ======      ======         ======

     The discount creditor balance represents the finance obligation to various trade receivable balances which have been discounted. The trade receivable balances which have been discounted, and are included within trade receivables are as follows (in thousands):

                                                                       JUNE 30,           (UNAUDITED)
                                                                 ---------------------    DECEMBER 31,
                                                                    1996        1997          1997
                                                                 ---------   ---------   -------------
   Discounted trade receivable balances (See Note 6) .........    $1,749      $2,779         $4,953
                                                                  ======      ======         ======

     Trade receivables can be financed up to a maximum of 80% of the value of the trade receivables balance. The total capacity of the Company to discount trade receivable balances at June 30, 1997 amounted to $4,133,000 (December 31, 1997; $6,562,000, unaudited) of which $2,223,000 was used (December 31, 1997;
$3,962,000, unaudited). Therefore the unused available facility at June 30, 1997 amounted to $1,910,000 (December 31, 1997; $2,600,000, unaudited).


     The discount creditor balance is secured by a direct interest on the trade receivable balances to which it relates. The discount creditor facility is reviewed annually in November of each year.


     The finance company which provides the discount creditor facility has full recourse to the Company with respect to any doubtful or unrecovered amounts.


     Interest is charged at 1.5% above the bank borrowing rate, which was 6% at June 30, 1997, on the discount creditor balance. The discount creditor finance charge for each of the years in the three-year period ended June 30, 1997 was as follows (in thousands):

                                                                            (UNAUDITED)
                                                                             SIX MONTHS
                                                   YEAR ENDED JUNE 30          ENDED
                                                ------------------------    DECEMBER 31,
                                                 1995     1996     1997         1997
                                                ------   ------   ------   -------------
   Discount creditor finance charge .........    $73      $24      $149         $155
                                                 ===      ===      ====         ====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 13. TRADE PAYABLES


     At June 30, trade payables consisted principally of balances resulting from purchase transactions.


NOTE 14. TAXES ON INCOME


     Taxes on income is only attributable to income from continuing operations and consists of (in thousands):

                                                                 (UNAUDITED)
                                                                  SIX MONTHS
                                     YEAR ENDED JUNE 30,            ENDED
                                 ----------------------------    DECEMBER 31,
                                   1995       1996      1997         1997
                                 --------   --------   ------   -------------
   Current taxation ..........    $ 589      $ 490      $564         $494
   Deferred taxation .........      (12)       (17)       87           63
                                  -----      -----      ----         ----
                                  $ 577      $ 473      $651         $557
                                  =====      =====      ====         ====

     The taxes on income represent the statutory rate of tax of 33% adjusted for permanent differences. The income tax expense, which arises solely on continuing operations, is reconciled below (in thousands):

                                                                                        (UNAUDITED)
                                                                                         SIX MONTHS
                                                          YEAR ENDED JUNE 30,              ENDED
                                                   ---------------------------------    DECEMBER 31,
                                                      1995        1996        1997          1997
                                                   ---------   ---------   ---------   -------------
   Income before income taxes ..................    $1,692      $1,318      $1,685         $1,711
                                                    ======      ======      ======         ======
   Expected tax charge @ 33%/31%* ..............       558         435         556            530
   Tax on permanently disallowed items .........        19          38          95             27
                                                    ------      ------      ------         ------
   Taxes on income .............................    $  577      $  473      $  651         $  557
                                                    ======      ======      ======         ======

     * Statutory tax rate charged for the six months ended December 31, 1997.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 14. TAXES ON INCOME--(CONTINUED)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                                    (UNAUDITED)
                                                                                     SIX MONTHS
                                                                   JUNE 30,            ENDED
                                                               -----------------    DECEMBER 31,
                                                                1996      1997          1997
                                                               ------   --------   -------------
   Deferred tax assets:
   Property and equipment, principally due to differences in
    depreciation ...........................................    $12      $  --          $ 2
   Net operating loss carried forward ......................     21         11            7
                                                                ---      -----          ---
   Total deferred tax assets ...............................     33         11            9
                                                                ---      -----          ---
   Deferred tax liabilities:
   Property and equipment, principally due to differences in
    depreciation ...........................................     --        (65)          --
                                                                ---      -----          ---
   Total deferred tax liabilities ..........................     --        (65)          --
                                                                ---      -----          ---
   Net deferred tax assets (liabilities) ...................    $33      $ (54)         $ 9
                                                                ===      =====          ===

     Net operating losses can be carried forward indefinitely.


     There is no valuation allowance against the deferred tax assets.


NOTE 15. OTHER CURRENT LIABILITIES


     Other asset liabilities consist of the following (in thousands):

                                                                 JUNE 30,        (UNAUDITED)
                                                              ---------------    DECEMBER 31,
                                                               1996     1997         1997
                                                              ------   ------   -------------
   Accrued expenses .......................................    $550     $215        $  574
   VAT payable ............................................      --       33           518
   PAYE and NIC ...........................................      54       63           139
   Hire purchase and capital leases (see Note 16) .........      68       44            85
   Others .................................................      --       21            --
                                                               ----     ----        ------
                                                               $672     $376        $1,316
                                                               ====     ====        ======

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 16. HIRE PURCHASE AND CAPITAL LEASES


     Balances outstanding in relation to hire purchase and capital leases were as follows (in thousands):

                                      JUNE 30,        (UNAUDITED)
                                   ---------------    DECEMBER 31,
                                    1996     1997         1997
                                   ------   ------   -------------
   Amounts payable:
   Within one year (*) .........    $ 68     $44          $ 85
   After one year ..............      37      45           110
                                    ----     ---          ----
                                    $105     $89          $195
                                    ====     ===          ====

  (*) Included within other current liabilities (see Note 15)


     Hire purchase and capital leases are secured by the asset to which they relate. At June 30, 1997, assets, which were all motor vehicles were pledged as security against the respective hire purchase or capital lease agreements. Information in respect of assets held as security were as follows:

                                                            (UNAUDITED)
                                               JUNE 30,     DECEMBER 31,
                                                 1997           1997
                                              ----------   -------------
   Cost ...................................     $ 232          $ 319
   Less: accumulated depreciation .........       (97)           (53)
                                                -----          -----
   Net book value .........................     $ 135          $ 266
                                                =====          =====

     Hire purchase and capital lease agreements are generally for periods of three years and they attract interest at a fixed rate of 7.5%.


     The interest payment is integral within each monthly repayment. The interest charge was as follows (in thousands):

                                                                           (UNAUDITED)
                                                        YEAR ENDED JUNE     SIX MONTHS
                                                              30,             ENDED
                                                        ---------------    DECEMBER 31,
                                                         1996     1997         1997
                                                        ------   ------   -------------
   Hire purchase and capital lease interest .........     $5       $3           $8
                                                          ==       ==           ==

     The present value of the future minimum lease payments of the capital leases as of June 30 1997, in aggregate, for each of the five succeeding years is as follows (in thousands):

JUNE 30
------------------
  1998 ...........    $44
  1999 ...........     44
  2000 ...........      1
  2001 ...........     --
  2002 ...........     --
                      ---
                      $89
                      ===

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 17. COMMON STOCK


     After adjusting for the share capitalization as disclosed in note 3(j) at June 30 1997, and December 31, 1997 the Company's authorized common stock consists of 20,000,000 shares with par value of $0.01 per share, and authorised preferred stock consists of 1,000,000 shares with par value of $0.01 per share. Outstanding common stock consists of 4,000,000 shares with par value of $0.01 per share. The breakdown of outstanding common stock by shareholders (controlling shareholders) is as follows:

                                           AMOUNT        %
                                          --------   ---------
           John B. Gallagher ..........      $20         50.0
           Harold D. Shields ..........      $20         50.0

     The liability of the members is limited to the par value of the shares.


     Dividends are payable at the discretion of the board and the members of the Company.


     All common shares carry equal voting rights.


NOTE 18. COMMITMENTS AND CONTINGENCIES


CONTINGENCIES


LEGAL PROCEEDINGS


     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.


LEASES


     The Company's lease agreements comprise:


OPERATING LEASES


     The future minimum lease payments under non cancellable operating leases as of June 30, 1997 in aggregate for each of the five succeeding years is as follows (in thousands):

                      LAND AND
JUNE 30,              BUILDINGS
------------------   ----------
  1998 ...........       $42
  1999 ...........        --
  2000 ...........        --
  2001 ...........        --
  2002 ...........        --
                         ===

     The operating leases expire in June 1998.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 18. COMMITMENTS AND CONTINGENCIES--(CONTINUED)


CAPITAL LEASES

     The future minimum lease payments of capital leases are disclosed in Note
16.


NOTE 19. FOREIGN EXCHANGE CONTRACTS

     The Company utilises derivative financial instruments in the form of forward exchange contracts for the purpose of economic hedges of anticipated sale and purchase transactions. In addition the Company enters into economic hedges for the purposes of hedging foreign currency market exposures of underlying assets, liabilities and other obligations which exist as part of its ongoing business operations.

     Where the foreign currency exposure is covered by a forward foreign exchange contract the asset, liability or other obligation is recorded at the contracted rate each month end and the resultant mark-to-market gains and losses are recognised as cost of sales in the current period, generally consistent with the period in which the gain or loss of the underlying transaction is recognised. Cash flows associated with derivative transactions are classified in the statement of cash flows in a manner consistent with those of the exposure being hedged.

     The Company places all foreign exchange forward contracts with Global Financial Markets, a division of the National Westminster Bank PLC, a leading European bank.


EXCHANGE RATE SENSITIVITY

     The table below summarises information on foreign currency forward exchange agreements. The table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates (in thousands except exchange rates).

                                                       EXPECTED
                                                     MATURITY OR
                                                     TRANSACTION
                                                         DATE
                                                    JUNE 30, 1998      FAIR VALUE
                                                  -----------------   -----------
   FORWARD EXCHANGE AGREEMENTS
   June 30, 1997
    (Receive $US/Pay Pound)
    Contract amount (expired 8/26/97)..........      $     2,006         $2,006
    Average contractual exchange rate .........      $      1.66/Pound1
    (Receive Pound/Pay DM)
    Contract amount (expired 7/7/97)...........              430            450
    Average contractual exchange rate .........     Pound0.36/DM
   June 30, 1996
    (Receive DM/Pay Pound)
    Contract amount (expired 7/15/96)..........              461            460
    Average contractual exchange rate .........    2.36DM/Pound1
    (Receive $/Pay Pound)
    Contract amount (expired 7/15/96)..........            1,913          1,900
    Average contractual exchange rate .........   $  1.54/Pound1

     The fair value has been determined by applying the mid-price of the spread on the buy or sell rates as appropriate, of the relevant foreign currency at the balance sheet date. The mid-price used is that quoted by the Financial Times.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 19. FOREIGN EXCHANGE CONTRACTS--(CONTINUED)


     Income and losses in respect of the transaction foreign exchange transactions were as follows (in thousands):

                                                                                        (UNAUDITED)
                                                                                         SIX MONTHS
                                                               YEAR ENDED JUNE 30,         ENDED
                                                              ----------------------    DECEMBER 31,
                                                                 1996        1997           1997
                                                              ---------   ----------   -------------
   (Loss) income on foreign exchange transactions .........     $ (21)      $ (157)         $279
                                                                =====       ======          ====

NOTE 20. FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company's financial instruments consist of cash and equivalents, trade receivables, borrowings and trade payables and foreign exchange contracts. The carrying amounts of cash and equivalents, trade receivables, borrowings and trade payables approximate their fair values because of the short maturity (see
Note 19 for fair value of forward exchange contracts).


NOTE 21. RELATED PARTY INFORMATION


RELATED PARTY TRANSACTIONS


     European Micro Plc has belonged to a group of related companies called Micro Computer Center Group (the "Group"). The Group is comprised of European Micro Plc, Technology Express Inc. located in Nashville, Tennessee ("Technology Express"), American Surgical Supply Corp. d/b/a American Micro Computer Center in Miami, Florida ("American Micro Computer Center") and, until August 1, 1997, Ameritech Exports Inc. located in Miami, Florida ("Ameritech Exports") and Ameritech Argentina S.A. located in Buenos Aires, Argentina ("Ameritech Argentina"). All members of the Group were owned and controlled by either of the two primary shareholders of European Micro Plc, John B. Gallagher and/or Harry D. Shields.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 21. RELATED PARTY INFORMATION--(CONTINUED)


RELATED PARTY TRANSACTIONS


     Related party transactions are summarised as follows (in thousands):

                                                                                          (UNAUDITED)
                                                                                           SIX MONTHS
                                                        YEAR ENDED JUNE 30,                  ENDED
                                              ----------------------------------------    DECEMBER 31,
                                                 1995          1996           1997            1997
                                              ---------   -------------   ------------   -------------
   SALES
   American Micro Computer Center .........    $  323        $  306         $   66          $10,413
   Technology Express .....................        22           104             (2)           3,582
   Ameritech Argentina ....................        --            --             90               --
   Ameritech Exports ......................         1            26             --               --
                                               ------        ------         --------        -------
                                               $  346        $  436         $  154          $13,995
                                               ======        ======         ========        =======
   PURCHASES
   American Micro Computer Center .........    $4,082        $2,289         $1,092          $   325
   Technology Express .....................     3,265        14,890         20,717            2,937
   Ameritech Argentina ....................        --            --             --               --
   Ameritech Exports ......................        70         1,116            848               --
                                               ------        ------         --------        -------
                                               $7,417        $18,295        $22,657         $ 3,262
                                               ======        =======        ========        =======
   OPERATING EXPENSES
   CONSULTANCY FEES
   American Micro Computer Center .........    $   56        $   50         $   60          $    18
   Technology Express .....................        56            50             60               16
                                               ------        -------        --------        -------
                                                  112           100            120               34
                                               ------        -------        --------        -------
   MANAGEMENT FEES
   Technology Express .....................        32            37             16               10
                                               ------        -------        --------        -------
                                                   32            37             16               10
                                               ------        -------        --------        -------
   RECHARGED CONSULTANCY FEES
   American Micro Computer Center .........        --           (14)           (27)              --
   Technology Express .....................        --           (14)           (27)              --
   Ameritech Argentina ....................        --            (8)           (13)              --
   Ameritech Exports ......................        --            (7)           (14)              --
                                               ------        ---------      --------        -------
                                                   --           (43)           (81)              --
                                               ------        --------       --------        -------
                                               $  144        $   94         $   55          $    44
                                               ======        ========       ========        =======

     "Recharged consultancy fees" represent the consultancy fees charged by Mr Gilbert to European Micro Plc, before he was appointed as a director of the same, which have been recharged to the related companies on the basis of the work completed by Mr Gilbert in respect of those related parties.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 21. RELATED PARTY INFORMATION--(CONTINUED)


DUE FROM/TO RELATED PARTIES

     a) Due from related parties comprised the following balances (in thousands):

                                                 JUNE 30,        (UNAUDITED)
                                              ---------------    DECEMBER 31,
                                               1996     1997         1997
                                              ------   ------   -------------
   American Micro Computer Center .........    $259     $240         $446
   Technology Express .....................      15       --            8
   Ameritech Argentina ....................     274      329           --
   Ameritech Exports ......................     160       --           --
                                               ----     ----         ----
                                               $708     $569         $454
                                               ====     ====         ====

     b) Due to related parties comprised of following balances (in thousands):

                                                   JUNE 30,         (UNAUDITED)
                                              ------------------    DECEMBER 31,
                                                 1996      1997         1997
                                              ---------   ------   -------------
   American Micro Computer Center .........    $   90      $ --        $   --
   Technology Express .....................       535       188         2,858
   Ameritech Argentina ....................       281        --            --
   Ameritech Exports ......................       238        --            --
                                               ------      ----        ------
                                               $1,144      $188        $2,858
                                               ======      ====        ======

NATURE OF RELATED PARTY RELATIONSHIPS

     The entities listed above are related to the company in the following manner:

AMERICAN MICRO COMPUTER CENTER

     American Micro Computer Center is a distributor of computer hardware based in Miami, Florida. John B. Gallagher who is Co-Chairman, Co-President, Director and shareholder (owning 39% of the outstanding shares after the Offering) in the company is a president of American Micro Computer Center and owns 33.3% of the stock in that company.

TECHNOLOGY EXPRESS, INC.

     Until 1996, Technology Express, Inc. was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express, Inc. was sold to Inacomp Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company with the name Technology Express. This new company is a distributor of computer products, focusing primarily on governmental and international sales of computer products. It does not sell to end-users. Harry
D. Shields who is Co-Chairman, Co-President, Director and shareholder (owning 39% of the outstanding shares after the Offering) of European Micro is president of Technology Express and owns 100% of the outstanding shares of common stock of that company.

AMERITECH ARGENTINA SA

     Ameritech Argentina SA is an authorized distributor of Compaq, Hewlett Packard, IBM and Acer computers and accessories in Argentina. Messrs. Shields and Gallagher were both Directors of Ameritech Argentina SA and owned 50% of the outstanding shares of common stock each until its sale on August 1, 1997.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 21. RELATED PARTY INFORMATION--(CONTINUED)


AMERITECH EXPORTS INC.


     Ameritech Exports Inc. is an authorized distributor of Compaq computers and accessories into Caribbean and certain parts of central and South America. Messrs. Shields and Gallagher were both Directors of Ameritech Exports Inc. and owned 50% of the outstanding shares of common stock each until its sale on August 1, 1997.


NOTE 22. SEGMENTAL INFORMATION AND CONCENTRATIONS


     The Company's operations involve a single industry segment, distribution of microcomputer equipment and software products. The Company principally operates in one geographical area being the UK and it exports product to other countries mainly within Europe. A geographical analysis of the Company's UK operating revenues and export sales is set out below (in thousands):

                                                                     (UNAUDITED)
                                                                      SIX MONTHS
                                      YEAR ENDED JUNE 30,               ENDED
                              -----------------------------------    DECEMBER 31,
                                 1995        1996         1997           1997
                              ---------   ----------   ----------   -------------
   UK .....................    $ 8,414     $11,876      $21,050        $14,665
   Germany ................     13,749      11,305        8,282          6,047
   Netherlands ............      5,520       8,230        4,653          2,940
   Other European .........      4,109       6,879       10,163          6,438
   United States ..........        585         436          154         13,995
   Other non EU ...........      1,487       1,622        2,353          2,024
                               -------     -------      -------        -------
                               $33,864     $40,348      $46,655        $46,109
                               =======     =======      =======        =======

     While these countries are considered politically stable, there is risk that economic difficulties in any of these countries could adversely affect the Company's business.


     Most of the Company's sales are made in sterling. In some countries, certain purchases and the resulting payable are in currencies (principally the US dollar) which is different than the functional currency of European Micro Plc.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 22. SEGMENTAL INFORMATION AND CONCENTRATIONS--(CONTINUED)


     The following table summarizes purchases from major suppliers in excess of 10% for the period as a percentage of total purchases:

                                                                           (UNAUDITED)
                                                                            SIX MONTHS
                                           YEAR ENDED JUNE 30,                ENDED
                                   ------------------------------------    DECEMBER 31,
                                      1995         1996         1997           1997
                                   ----------   ----------   ----------   -------------
   RELATED PARTY
    Technology Express .........       12.3%        43.2%        51.1%          4.4%
   THIRD PARTIES
    Supplier A .................       24.1%        14.1%          --            --
    B ............    ..........       18.7%          --           --            --
    C ............    ..........         --           --           --          19.6%
    D ............    ..........         --           --           --          18.0%
    E ............    ..........         --           --           --          16.9%
    F ............    ..........         --           --           --          16.6%

     The following table summarizes sales to major customers (sales in excess of 10% for the period) as a percentage of total sales:

                                                                               (UNAUDITED)
                                                                                SIX MONTHS
                                                   YEAR ENDED JUNE 30,            ENDED
                                               ----------------------------    DECEMBER 31,
                                                1995       1996       1997         1997
                                               ------   ----------   ------   -------------
   RELATED PARTY
    American Micro Computer Center .........    --            --      --           22.6%
   THIRD PARTY
    Customer G .............................    --          10.2%     --             --

     The Company and it subsidiaries believe that their relationship with the above customers are good and has no reason to believe that its distribution arrangement will not be a long-term relationship. Amounts outstanding at the end of each year are as follows:


     Debtor balance outstanding (in thousands):

                                                JUNE 30,     DECEMBER 31,
                                                  1996           1997
                                               ----------   -------------
   RELATED PARTY
    American Micro Computer Centre .........                $446
   THIRD PARTY
    Customer G .............................     $1,168

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 23. SUPPLEMENTAL CASH FLOW INFORMATION (in thousands)

                                                                                     (UNAUDITED)
                                                                                      SIX MONTHS
                                                                                        ENDED
                                                 YEARS ENDED JUNE 30,                DECEMBER 31,
                                         ------------------------------------   ----------------------
                                            1995         1996         1997         1996        1997
                                         ----------   ----------   ----------   ---------   ----------
   SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Interest paid .....................     $ (150)      $ (156)      $ (290)     $  (62)      $ (223)
   Taxes on paid income ..............       (478)        (578)        (584)       (110)        (256)
                                           ------       ------       ------      ------       ------
                                           $ (628)      $ (734)      $ (874)     $ (172)      $ (479)
                                           ======       ======       ======      ======       ======

NOTE 24. SUBSEQUENT EVENTS (Unaudited)


     In November 1997 European Micro Plc incurred losses with regard to an inventory theft. A claim has been submitted to the insurers amounting to $503,000. This amount is included as a receivable in other current assets at December 31, 1997 (Note 8). The claim was settled in full, with the exception of $8,000 policy excess, in February 1998.


     In January 1998, prior to the signing of the Subscription Agreement referred to below, Messrs. Gallagher and Shields transferred a number of their shares into trust. The outstanding shares of European Micro Plc after the transfers were held as follows:

                                                                           PERCENT
                                                                          OWNERSHIP
                                                                         ----------
      Mr. Gallagher ..................................................       47.5%
      Mr. Shields ....................................................       40.1%
      Thomas H. Minkoff as Trustee of the Gallagher Trust ............        2.5%
      The Shields' Trustees as Trustees of the Shields Trust .........        9.9%

     European Micro Holdings Inc. was incorporated on December 23, 1997 to act as the holding company of European Micro Plc. This company has had no operations to date other than investing in European Micro Plc. The investment was achieved pursuant to the Subscription Agreement dated 31 January 1998 whereby each share in European Micro Plc was exchanged for four shares in European Micro Holdings Inc. The stock transfer forms were executed on various dates on or before March 5, 1998. As a result the entire outstanding share capital of European Micro Plc is now owned by European Micro Holdings Inc. Following incorporation and its investment in European Micro Plc, the balance sheet of European Micro Holdings Inc. is as follows (in thousands):


      INVESTMENTS:
       European Micro Plc .....................................    $  40
       Nor'easter Micro Inc. (Refer below) ....................       10
                                                                   -----
      LESS: CREDITORS (amounting owing re Nor'easter) .........      (10)
                                                                   -----
      Net assets ..............................................       40
                                                                   =====
      EQUITY: SHARE CAPITAL ...................................    $  40
                                                                   =====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES

NOTE 24. SUBSEQUENT EVENTS--(CONTINUED)


     Nor'easter Micro Inc. ("Nor'easter") was established on 26 December 1997 as a fellow subsidiary of European Micro Plc with entire outstanding share capital being held by European Micro Holdings Inc. In addition Nor'easter holds one share in European Micro Plc as a nominee shareholder. This company has had no operations to date and as at the date of incorporation its balance sheet was as follows (in thousands):

         DEBTOR (amount due from European Micro Holdings Inc.) .........    $10
                                                                            ===
         EQUITY: SHARE CAPITAL .........................................    $10
                                                                            ===

     Executive Employment Agreements were reached between Messrs. Gallagher and Shields on 1 January 1998. The base compensation payable to each of the executives is $175,000, per annum. Notice of termination of the agreement by either party, without cause, is a maximum of 60 days. In January 1998, European Micro Holdings Inc. adopted the 1998 Stock Incentive Plan ("the plan"). The total number of shares initially authorized to be issued under the plan is 500,000 shares of common stock. The plan will be administered by a committee of the Board ("the committee"). The committee may grant to such participants as the committee may select options entitling the participants to purchase shares of common stock for the company in such numbers, at such prices and on such terms and subject to such conditions, consistent with the terms of the plan, as may be established by the committee. The plan shall remain in effect until terminated by an action of the Board.


     In January 1998, European Micro Holdings Inc. adopted the 1998 Employee Stock Purchase Plan ("the employee plan"). The purpose of the employee plan is to provide a method whereby employees of European Micro Holdings Inc. and its subsidiaries will have an opportunity to acquire a proprietary interest in European Micro Holdings Inc. through the purchase of shares of common stock. The Committee, as appointed by the Board will administer the employee plan. The maximum number of shares of common stock which shall be issued under the employee plan is 50,000. The options issued under the employee plan, to eligible employees, will be exercisable at 85% of market value or such higher percentage (not in excess of 100%) as may be established by the employee plan committee. The employee plan shall remain in effect until terminated by an action of the Board.

================================================================================

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EUROPEAN MICRO OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EUROPEAN MICRO SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                      -----------------------------------
                               TABLE OF CONTENTS

                                                  PAGE
                                                 -----
Prospectus ...................................   1
Summary ......................................   3
Risk Factors .................................   8
Use of Proceeds ..............................  19
Dividend Policy ..............................  20
Capitalization ...............................  20
Dilution .....................................  21
Selected Consolidated Financial Data .........  22
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ................................  24
Business .....................................  33
Management ...................................  41
Certain Relationships and Related
   Transactions ..............................  50
Principal and Selling Shareholders ...........  53
Description of Capital Stock .................  54
Shares Eligible For Future Sale ..............  57
Underwriting .................................  59
Experts ......................................  60
Legal Matters ................................  60
Additional Information .......................  60
Index to Financial Statements ................  F-1


                      -----------------------------------

UNTIL      , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS AN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD SUBSCRIPTIONS.


                      [EUROPEAN MICRO HOLDINGS, INC. LOGO]


                                1,100,000 SHARES
                                      OF
                                  COMMON STOCK




                                  PROSPECTUS




                       [TARPON SECURITY INVESTMENTS LOGO]



                                 MARCH   , 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.



   Securities and Exchange Commission Registration Fee .........   $   3,245.00
   NASD Fee ....................................................       1,500.00
   Nasdaq National Market Listing Fee ..........................      30,000.00
   Printing and Engraving Expenses .............................      35,000.00
   Accounting Fees and Expenses ................................     260,000.00
   Legal Fees and Expenses .....................................     200,000.00
   Blue Sky Qualification Fees and Expenses ....................      30,000.00
   Transfer Agent Fees and Expenses ............................       5,000.00
   Non-Accountable Expense Allowance ...........................     195,000.00
   Miscellaneous ...............................................      40,000.00
                                                                   ------------
     Total .....................................................   $ 799,745.00
                                                                   ============


     All amounts except the Securities and Exchange Commission Registration Fee are estimated. No portion of the expenses associated with this Offering will be borne by the Selling Shareholders.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Pursuant to indemnification agreements entered into with each of the directors and officers, the Company has agreed to indemnify each director and officer, to the fullest extent permitted by law, from and against any and all claims of any type arising from or related to his past or future acts or omissions as a director or officer of the Company and any of its subsidiaries. In addition, the Company has agreed to advance all expenses of each director and officer as they are incurred and in advance of the final disposition of any claim.



     Section 78.751 of the NRS provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of European Micro may and, in certain cases, must be indemnified by European Micro against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of European Micro. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to European Micro, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnify for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful.


     Section 78.037 of the NRS allows European Micro to eliminate or limit the personal liability of a director to European Micro or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for: acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300.


     Article VI of European Micro's Articles of Incorporation provides that European Micro shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of European Micro or is or was serving at the request of European Micro as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Nevada Law. Each such indemnified party shall have the right to be paid by European Micro for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Nevada Law. Article VI of European Micro's Articles of Incorporation also provides that European Micro may, by action of its Board of Directors, provide indemnification to such of the employees and agents of European Micro to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Nevada Law.


     European Micro maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to European Micro under its indemnification obligations and to the directors and officers of European Micro with respect to certain matters that are not covered by European Micro's indemnification obligations.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of European Micro pursuant to the foregoing provisions, European Micro has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by European Micro of expenses incurred or paid by a director, officer or controlling person of European Micro in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, European Micro will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     Pursuant to the Underwriting Agreement filed as Exhibit 1.01 to this Prospectus, the Underwriter has agreed to indemnify the directors, officers and controlling persons of European Micro against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.



     At present, there is no pending litigation or proceeding involving any director or officer of European Micro as to which indemnification is being sought, nor is European Micro aware of any threatened litigation that may result in claims for indemnification by any director or officer.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



     On January 31, 1998, the Company issued an aggregate of 4,000,000 shares of Common Stock to John B. Gallagher (1,900,000 shares), Harry D. Shields (1,602,696 shares), Thomas H. Minkoff, as Trustee of the Gallagher Family Trust (100,000) and Stuart S. Southard and Robert H, True, Trustees of the 1997 Henry Daniel Shields Irrevocable Educational Trust (397,304) in exchange for all of their shares of ordinary stock of European Micro UK pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. No commissions or other remuneration will be paid in connection with the above-described issuance of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) The following exhibits are filed as part of this registration statement:

EXHIBIT
NO.       TITLE
-------   -----

 1.01      Form of Underwriting Agreement
 3.01      Articles of Incorporation*
 3.02      Bylaws
 4.01      Form of Stock Certificate
 4.02      1998 Stock Incentive Plan
 4.03      1998 Employee Stock Purchase Plan
 5.01      Form of Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the securities offered(1)
10.01      Form of Advice of Borrowing Terms with National Westminister Bank Plc
10.02      Invoice Discounting Agreement with Lombard Natwest Discounting Limited, dated
           November 21, 1996
10.03      Commercial Credit Insurance, policy number 60322, with Hermes Kreditversicherungs-AG dated August 1, 1995
10.04      Commercial Credit Insurance, policy number 82692, with Hermes Kreditversicherungs-AG dated August 1, 1995
10.05      Consignment Agreement with European Micro Computer Germany, dated January 1996
10.06      Distributor Agreement with WatchGuard Technologies, Inc., dated November 5, 1997
10.07      Shareholders' Cross-Purchase Agreement by and between Jeffrey Gerard Alnwick, Marie
           Alnwick, European Micro Plc and Big Blue Europe, B.V. dated August 21, 1997
10.08      Trusteed Shareholders Cross-Purchase Agreement by and between John B. Gallagher, Harry
           D. Shields, Thomas H. Minkoff, Trustee of the Gallagher Family Trust, Robert H. True and
           Stuart S. Southard, Trustees of the Henry Daniel Shields 1997 Irrevocable Educational Trust,
           European Micro Holdings, Inc. and SunTrust Bank, Nashville, N.A., as Trustee dated
           January 31, 1998
10.09      Executive Employment Agreement between John B. Gallagher and European Micro Holdings,
           Inc. effective as of January 1, 1998
10.10      Executive Employment Agreement between Harry D. Shields and European Micro Holdings, Inc.
           effective as of January 1, 1998
10.11      Form of Executive Employment Agreement between Laurence Gilbert and European Micro
           UK
10.12      Contract of Employment between Bernadette Spofforth and European Micro UK, dated
           April 30, 1996
10.13      Subscription Agreement by and between John B. Gallagher, Harry D. Shields, Thomas H.
           Minkoff, Trustee of the Gallagher Family Trust, Robert H. True and Stuart S. Southard,
           Trustees of the Henry Daniel Shields 1997 Irrevocable Educational Trust, European Micro
           Holdings, Inc. effective as of January 31, 1998
10.14      Administrative Services Contract by and between European Micro Holdings, Inc. and
           European Micro Plc effective as of January 1, 1998
10.15      Form of Escrow Agreement
10.16      Form of Indemnification Agreements with officers and directors
10.17      Form of Transfer Agent Agreement with Chase Mellon Shareholder Services, L.L.C.
23.01      Consent of KPMG
24.01      Power of Attorney*

----------------
* Previously filed.
(1) To be filed by amendment

ITEM 28. UNDERTAKINGS



     The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements an information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.


     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations an registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on March 6, 1998.



                                        EUROPEAN MICRO HOLDINGS, INC.


                                        By: /s/ John B. Gallagher
                                            -----------------------------------
                                            John B. Gallagher
                                            Co-Chairman and Co-President
                                            (Principal Executive Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE               TITLE                                           DATE
             ---------               -----                                           ----
*                                    Co-Chairman; Co-President                       March 6, 1996
-------------------------------      (Principal Executive Officer);
Harry D. Shields
                                     Director
/s/ John B. Gallagher                Co-Chairman; Co-President                       March 6, 1998
-------------------------------      (Principal Executive Officer);
John B. Gallagher
                                     Director
*                                    Chief Financial Officer                         March 6, 1998
-------------------------------      and Controller
Jay Nash

*                                    (Principal Financial Officer and Controller)    March 6, 1998
-------------------------------      Director
Laurence Gilbert

*                                    Director                                        March 6, 1998
-------------------------------
Bernadette Spofforth

*                                    Director                                        March 6, 1998
-------------------------------
Kyle R. Saxon

/s/ Barrett Sutton                   Director                                        March 6, 1998
-------------------------------
Barrett Sutton



*By /s/ John B. Gallagher
-------------------------------
    As Attorney-in-Fact
    Pursuant to Powers of Attorney
    previously filed

                               INDEX TO EXHIBITS


                                                                                             SEQUENTIALLY
EXHIBIT                                                                                        NUMBERED
NUMBER    DESCRIPTION                                                                           PAGE
-------   -----------                                                                        ------------

 1.01       Form of Underwriting Agreement
 3.02       Bylaws
 4.01       Form of Stock Certificate
 4.02       1998 Stock Incentive Plan
 4.03       1998 Employee Stock Purchase Plan
10.01       Form of Advice of Borrowing Terms with National Westminister Bank Plc
10.02       Invoice Discounting Agreement with Lombard Natwest Discounting Limited, dated November 21, 1996
10.03       Commercial Credit Insurance, policy number 60322, with Hermes
            Kreditversicherungs-AG dated August 1, 1995
10.04       Commercial Credit Insurance, policy number 82692, with Hermes
            Kreditversicherungs-AG dated August 1, 1995
10.05       Consignment Agreement with European Micro Computer Germany, dated
            January 1996
10.06       Distributor Agreement with WatchGuard Technologies, Inc., dated November 5,
            1997
10.07       Shareholders' Cross-Purchase Agreement by and between Jeffrey Gerard
            Alnwick, Marie Alnwick, European Micro Plc and Big Blue Europe, B.V. dated
            August 21, 1997
10.08       Trusteed Shareholders Cross-Purchase Agreement by and between John B.
            Gallagher, Harry D. Shields, Thomas H. Minkoff, Trustee of the Gallagher
            Family Trust, Robert H. True and Stuart S. Southard, Trustees of the Henry
            Daniel Shields 1997 Irrevocable Educational Trust, European Micro Holdings,
            Inc. and SunTrust Bank, Nashville, N.A., as Trustee dated January 31, 1998
10.09       Executive Employment Agreement between John B. Gallagher and European
            Micro Holdings, Inc. effective as of January 1, 1998
10.10       Executive Employment Agreement between Harry D. Shields and European Micro
            Holdings, Inc. effective as of January 1, 1998
10.11       Form of Executive Employment Agreement between Laurence Gilbert and
            European Micro UK
10.12       Contract of Employment between Bernadette Spofforth and European Micro
            UK, dated April 30, 1996
10.13       Subscription Agreement by and between John B. Gallagher, Harry D. Shields,
            Thomas H. Minkoff, Trustee of the Gallagher Family Trust, Robert H. True and
            Stuart S. Southard, Trustees of the Henry Daniel Shields 1997 Irrevocable
            Educational Trust, European Micro Holdings, Inc. effective as of January 31,
            1998
10.14       Administrative Services Contract by and between European Micro Holdings, Inc.
            and European Micro Plc effective as of January 1, 1998
10.15       Form of Escrow Agreement
10.16       Form of Indemnification Agreements with officers and directors
10.17       Form of Transfer Agent Agreement with Chase Mellon Shareholder Services,
            L.L.C.
23.01       Consent of KPMG